      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                  REMEC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        3812                        95-3814301
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            RONALD E. RAGLAND, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
       9404 CHESAPEAKE DRIVE, SAN DIEGO, CALIFORNIA 92123, (619) 560-1301 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               VICTOR A. HEBERT                             DENNIS R. DEBROECK
               PAUL H. GREINER                                MARK A. LEAHY
       HELLER EHRMAN WHITE & MCAULIFFE                      FENWICK & WEST LLP
          601 SOUTH FIGUEROA STREET                        TWO PALO ALTO SQUARE
        LOS ANGELES, CALIFORNIA 90017                  PALO ALTO, CALIFORNIA 94306
          TELEPHONE: (213) 689-0200                     TELEPHONE: (415) 494-0600
          FACSIMILE: (213) 614-1868                     FACSIMILE: (415) 494-1417

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================

 TITLE OF EACH CLASS OF        AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM
    SECURITIES TO BE            TO BE        OFFERING PRICE       AGGREGATE         AMOUNT OF
       REGISTERED           REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2) REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.01 per share........      860,000            $0.86           $739,600            $225
=================================================================================================

(1) Based on the assumed maximum number of shares that may be issued in the merger described herein. Such number is based on the number of shares of the company to be acquired in the merger outstanding on the record date.

(2) The proposed maximum offering price represents the value of securities to be received by the Registrant in exchange for its Common Stock, computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, based upon the book value of the company to be acquired in the merger as of January 31, 1997, all the stock of which is to be converted into Common Stock of the Registrant pursuant to the merger described herein. Such value is estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                  REMEC, INC.

                      CROSS-REFERENCE SHEET BETWEEN ITEMS
                     IN FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM NO.            FORM S-4 CAPTION                          HEADING IN PROSPECTUS
-------- ---------------------------------------  ---------------------------------------------
Item 1   Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus...........................  Outside Front Cover Page of Prospectus/Proxy
                                                    Statement
Item 2   Inside Front and Outside Back Cover
           Pages of Prospectus..................  Available Information; Table of Contents
Item 3   Risk Factors, Ratio of Earnings to
           Fixed Charges and Other
           Information..........................  Summary; Risk Factors; The Merger and Related
                                                    Transactions
Item 4   Terms of the Transaction...............  Summary; Introduction; The Merger and Related
                                                    Transactions; Terms of the Merger;
                                                    Description of REMEC Capital Stock
Item 5   Pro Forma Financial Information........  Summary; Unaudited Pro Forma Combined
                                                    Financial Statements
Item 6   Material Contacts with the Company
           Being Acquired.......................  The Merger and Related Transactions
Item 7   Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters............  Inapplicable
Item 8   Interests of Named Experts and
           Counsel..............................  Legal Matters; Experts
Item 9   Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..........................  Inapplicable
Item 10  Information with Respect to S-3
           Registrants..........................  Inapplicable
Item 11  Incorporation of Certain Information by
           Reference............................  Inapplicable
Item 12  Information with Respect to S-2 or S-3
           Registrants..........................  Inapplicable
Item 13  Incorporation of Certain Information by
           Reference............................  Inapplicable
Item 14  Information with Respect to Registrants
           Other Than S-2 or S-3 Registrants....  Summary; Price Range of Common Stock; REMEC
                                                    Selected Financial Data; Voting and
                                                    Proxies; Information Concerning REMEC;
                                                    REMEC's Management Discussion and Analysis
                                                    of Financial Condition and Results of
                                                    Operations; REMEC Financial Statements
Item 15  Information with Respect to S-3
           Companies............................  Inapplicable
Item 16  Information with Respect to S-2 or S-3
           Companies............................  Inapplicable
Item 17  Information with Respect to Companies
           Other than S-2 or S-3 Companies......  Summary; C&S Hybrid Selected Financial Data;
                                                    Voting and Proxies; C&S Hybrid's Management
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations;
                                                    Information Concerning C&S Hybrid; C&S
                                                    Hybrid Financial Statements

ITEM NO.            FORM S-4 CAPTION                          HEADING IN PROSPECTUS
-------- ---------------------------------------  ---------------------------------------------
Item 18  Information if Proxies, Consents or
           Authorization are to be Solicited....  Summary; Voting and Proxies; Terms of the
                                                    Merger; Information Concerning REMEC;
                                                    Information Concerning C&S Hybrid
Item 19  Information if Proxies, Consents or
           Authorizations are not to be
           Solicited, or in an Exchange Offer...  Inapplicable

                     PRELIMINARY COPY -- FOR INFORMATION OF
                    SECURITIES AND EXCHANGE COMMISSION ONLY

                                C&S HYBRID, INC.
                               804 BUCKEYE COURT
                           MILPITAS, CALIFORNIA 95035

                                                                   June   , 1997

Dear Shareholder:

     A Special Meeting of Shareholders (the "Special Meeting") of C&S Hybrid, Inc., a California corporation ("C&S Hybrid"), will be held at C&S Hybrid's principal executive offices, located at 804 Buckeye Court, Milpitas, California
95035, on June   , 1997, at   a.m., local time.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and Merger dated as of April 10, 1997 (the "Agreement of Reorganization") by and among C&S Hybrid, REMEC, Inc., a California corporation ("REMEC"), and C&S Acquisition Corporation, a California corporation and wholly owned subsidiary of REMEC ("Merger Sub"), and related Agreement of Merger (the "Agreement of Merger" and collectively with the Agreement of Reorganization the "Merger Agreement") providing for the merger (the "Merger") of Merger Sub with and into C&S Hybrid. Pursuant to the Merger, C&S Hybrid will be the surviving corporation and will become a wholly owned subsidiary of REMEC. Pursuant to the terms of the Merger Agreement, each outstanding share of Common Stock of C&S Hybrid, no par value ("C&S Hybrid Common Stock"), will be converted into the right to receive
0.1654618 of a share of Common Stock of REMEC (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law). REMEC will also assume all outstanding options to purchase C&S Hybrid Common Stock, which will be adjusted to reflect the exchange ratio.

     The Merger is expected to become effective as soon as practicable following approval by the shareholders of C&S Hybrid at the Special Meeting.

     After careful consideration, your Board of Directors has unanimously approved the Merger Agreement described in the attached materials and the transactions contemplated thereby and has concluded that they are in the best interests of C&S Hybrid and its shareholders. Your Board of Directors unanimously recommends that C&S Hybrid's shareholders vote for approval of the Merger and the Merger Agreement.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Prospectus/Proxy Statement relating to the actions to be taken by C&S Hybrid's shareholders at the Special Meeting and a proxy card. The Prospectus/Proxy Statement more fully describes the proposed Merger and includes information about C&S Hybrid and REMEC.

     Under California law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock of C&S Hybrid, each voting separately as a class, is required to approve the Merger.

     All shareholders are cordially invited to attend the Special Meeting in person. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting, regardless of the number of shares you hold. Therefore, please complete, sign, date and return your proxy in the enclosed envelope.

                                          Sincerely,

                                          Tao Chow
                                          President

                     PRELIMINARY COPY -- FOR INFORMATION OF
                    SECURITIES AND EXCHANGE COMMISSION ONLY

                                C&S HYBRID, INC.
                               804 BUCKEYE COURT
                           MILPITAS, CALIFORNIA 95035

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of C&S Hybrid, Inc.

     A Special Meeting of Shareholders (the "Special Meeting") of C&S Hybrid,
Inc., a California corporation ("C&S Hybrid"), will be held at      a.m., local
time, on June   , 1997, at the principal executive offices of C&S Hybrid,
located at 804 Buckeye Court, Milpitas, California 95035 for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger dated as of April 10, 1997 among C&S Hybrid, REMEC, Inc., a California corporation ("REMEC"), and C&S Acquisition Corporation, a California corporation and wholly owned subsidiary of REMEC ("Merger Sub"), and related Agreement of Merger, and the merger (the "Merger") contemplated thereby of Merger Sub with and into C&S Hybrid, with C&S Hybrid being the surviving corporation and becoming a wholly owned subsidiary of REMEC. In connection with the Merger, each outstanding share of Common Stock of C&S Hybrid, no par value ("C&S Hybrid Common Stock"), will be converted into the right to receive 0.1654618 of a share of Common Stock of REMEC (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law). REMEC will also assume all outstanding options to purchase C&S Hybrid Common Stock, which will be adjusted to reflect the exchange ratio.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The foregoing is more fully described in the Prospectus/Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on June   , 1997 (the
"Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Approval of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of C&S Hybrid Common Stock and Preferred Stock, each voting separately as a class.

Milpitas, California
June   , 1997
                                          BY ORDER OF THE
                                          BOARD OF DIRECTORS

                                          Tao Chow
                                          President and Director

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

REMEC, INC.                                                     C&S HYBRID, INC.
                   SUBJECT TO COMPLETION, DATED MAY 13, 1997

                           PROSPECTUS/PROXY STATEMENT
                            ------------------------

                                   PROSPECTUS

                                  REMEC, INC.
                         860,000 SHARES OF COMMON STOCK
                            ------------------------
                                PROXY STATEMENT

                                C&S HYBRID, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE    , 1997
                            ------------------------

    REMEC, Inc., a California corporation ("REMEC"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission" or the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of 860,000 shares of its authorized but unissued Common Stock, $.01 par value per share ("REMEC Common Stock"), to be issued pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of April 10, 1997 (the "Agreement of Reorganization", which, together with the Agreement of Merger to be entered into pursuant thereto, is referred to herein as the "Merger Agreement") among REMEC, C&S Acquisition Corporation, a California corporation and a wholly owned subsidiary of REMEC ("Merger Sub"), and C&S Hybrid, Inc., a California corporation ("C&S Hybrid"), under which REMEC has agreed to acquire C&S Hybrid through the merger (the "Merger") of Merger Sub with and into C&S Hybrid. As a result of the Merger, C&S Hybrid will become a wholly owned subsidiary of REMEC and each outstanding share of Common Stock of C&S Hybrid, no par value ("C&S Hybrid Common Stock"), will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law). Further, pursuant to the terms of the Merger Agreement, REMEC will assume all outstanding options to purchase shares of C&S Hybrid Common Stock, which will be adjusted to reflect the exchange ratio. As a result of and upon the Merger, assuming no exercise by any shareholder of C&S Hybrid of dissenters' rights and no exercise or termination of any outstanding options to purchase C&S Hybrid Common Stock prior to that time, the shareholders of C&S Hybrid will receive an aggregate of 860,000 shares of REMEC Common Stock and the outstanding options to purchase C&S Hybrid Common Stock will be exercisable for up to an aggregate of 26,639 shares of REMEC Common Stock. The consummation of the Merger is subject to a number of conditions. See "Terms of the Merger."

    The Merger does not require approval of the shareholders of REMEC but does require approval of the shareholders of C&S Hybrid. See "Voting and Proxies -- Vote Required." If the Merger and the Merger Agreement are approved by the shareholders of C&S Hybrid at their Special Meeting to be held on June
  , 1997 to consider and vote upon the Merger and the Merger Agreement (the "Special Meeting"), the Merger is expected to be consummated as soon as practicable after the Special Meeting.

    Holders of C&S Hybrid Common Stock and Preferred Stock who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, exercise dissenters' rights to receive cash for their shares. See "Terms of the Merger -- Dissenters' Rights."

    This Prospectus/Proxy Statement constitutes: (i) the Proxy Statement of C&S Hybrid relating to the solicitation of proxies by the Board of Directors of C&S Hybrid for use at the Special Meeting and (ii) the Prospectus of REMEC for the related issuance of REMEC Common Stock pursuant to the Merger, filed as part of the Registration Statement. All information contained herein with respect to REMEC and its subsidiaries has been furnished by REMEC, and all information contained herein with respect to C&S Hybrid has been furnished by C&S Hybrid.

    REMEC Common Stock is traded on The Nasdaq National Market under the symbol "REMC." On May 8, 1997, the last reported sale price of REMEC Common Stock was $26.50 per share.

    This Prospectus/Proxy Statement and the accompanying form of proxy are first
being mailed to shareholders of C&S Hybrid on or about June   , 1997.
                            ------------------------

THE MERGER INVOLVES CERTAIN RISKS TO REMEC AND C&S HYBRID SHAREHOLDERS. SEE "RISK FACTORS" ON PAGES 14 TO 24 FOR A DESCRIPTION OF CERTAIN RISK FACTORS TO BE CONSIDERED BY C&S HYBRID SHAREHOLDERS BEFORE VOTING ON THE MERGER AND THE MERGER AGREEMENT.
                            ------------------------

  THE SECURITIES OF REMEC TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

         The date of this Prospectus/Proxy Statement is June   , 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    3
  The Companies.......................................................................    3
  Special Meeting of Shareholders of C&S Hybrid.......................................    3
  The Merger..........................................................................    4
  Selected Financial Information and Comparative Per Share Data.......................    8
  Comparative Per Share Data..........................................................   11
  Price Range of Common Stock.........................................................   11
RISK FACTORS..........................................................................   13
  Risks Related to the Merger.........................................................   13
  Risks Related to REMEC..............................................................   14
  Risks Related to C&S Hybrid.........................................................   19

INTRODUCTION..........................................................................   24

VOTING AND PROXIES....................................................................   25
  Date, Time and Place of Special Meeting.............................................   25
  Record Date and Outstanding Shares..................................................   25
  Voting of Proxies...................................................................   25
  Vote Required.......................................................................   25
  Solicitation of Proxies and Expenses................................................   26

THE MERGER AND RELATED TRANSACTIONS...................................................   27
  Background of the Merger............................................................   27
  Reasons for the Merger..............................................................   28
  Management After the Merger.........................................................   31
  Prior Relationship Between REMEC and C&S Hybrid.....................................   31

TERMS OF THE MERGER...................................................................   32
  Effective Date of the Merger........................................................   32
  Manner and Basis of Converting Shares of C&S Hybrid Common Stock and
     Outstanding C&S Hybrid Options...................................................   32
  Exchange of Certificates............................................................   33
  Interests of Certain Persons........................................................   33
  Conduct of Business Prior to the Merger.............................................   34
  Conditions to the Merger............................................................   35
  Termination or Amendment of Agreement of Reorganization.............................   36
  Representations and Warranties......................................................   36
  Indemnification.....................................................................   37
  Employment Agreements...............................................................   37
  New Stock Option Grants.............................................................   37
  Certain United States Federal Income Tax Considerations.............................   38
  Accounting Treatment................................................................   40
  Affiliates' Restrictions on Sale of C&S Hybrid and REMEC Stock......................   40
  Governmental and Regulatory Approvals...............................................   40
  Merger Expenses.....................................................................   41
  Articles of Incorporation and Bylaws................................................   41
  Dissenters' Rights..................................................................   41
  Financial Advisor Fee...............................................................   42

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........................   43

REMEC SELECTED FINANCIAL DATA.........................................................   49

                                                                                        PAGE
                                                                                        ----
REMEC'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   50
  Results of Operations...............................................................   51
  Fiscal Year Ended January 31, 1997 vs. Fiscal Year Ended January 31, 1996...........   51
  Fiscal Year Ended January 31, 1996 vs. Fiscal Year Ended January 31, 1995...........   52
  Liquidity and Capital Resources.....................................................   53

C&S HYBRID SELECTED FINANCIAL DATA....................................................   54

C&S HYBRID'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   55
  Results of Operations...............................................................   55
  Fiscal Years Ended December 31, 1995 and December 31, 1996..........................   55
  Liquidity and Capital Resources.....................................................   56

INFORMATION CONCERNING REMEC..........................................................   57
  Introduction........................................................................   57
  Industry Background.................................................................   57
  Technology..........................................................................   59
  Products............................................................................   60
  Customers...........................................................................   62
  Backlog.............................................................................   64
  Sales and Marketing.................................................................   64
  Manufacturing.......................................................................   64
  Competition.........................................................................   65
  Research and Development............................................................   65
  Government Regulations..............................................................   65
  Intellectual Property...............................................................   66
  Employees...........................................................................   66
  Principal Shareholders..............................................................   67
  Executive Officers and Directors....................................................   68
  Executive Compensation..............................................................   71
  Benefit Plans.......................................................................   73

INFORMATION CONCERNING C&S HYBRID.....................................................   74
  Introduction........................................................................   74
  Markets and Customers...............................................................   74
  Products............................................................................   75
  Backlog.............................................................................   76
  Research and Development............................................................   77
  Sales and Marketing.................................................................   77
  Manufacturing.......................................................................   77
  Competition.........................................................................   77
  Intellectual Property...............................................................   78
  Government Regulations..............................................................   78
  Employees...........................................................................   79
  Facilities..........................................................................   79
  Principal Shareholders..............................................................   80
  Certain Relationships and Related Transactions......................................   81

                                                                                        PAGE
                                                                                        ----
DESCRIPTION OF REMEC CAPITAL STOCK....................................................   82
  Common Stock........................................................................   82
  Preferred Stock.....................................................................   82
  Transfer Agent and Registrar........................................................   82

DESCRIPTION OF C&S HYBRID CAPITAL STOCK...............................................   83
  C&S Hybrid Common Stock.............................................................   83
  C&S Hybrid Preferred Stock..........................................................   83

COMPARISON OF SHAREHOLDERS' RIGHTS....................................................   85
LEGAL MATTERS.........................................................................   86
EXPERTS...............................................................................   86
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
APPENDIX A............................................................................  A-1
EXHIBIT 1.............................................................................  1-1
APPENDIX B............................................................................  B-1
APPENDIX C............................................................................  C-1

                             AVAILABLE INFORMATION

     REMEC has filed with the Commission a Registration Statement under the Securities Act on Form S-4 (together with all amendments and exhibits thereto) with respect to the REMEC Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For such information, reference is made to the Registration Statement and the exhibits and schedules thereto. In addition, REMEC is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission. Copies of such materials may be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such reports, proxy statements and other information can also be inspected and copied at the Commission's public reference facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statement and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. This material may also be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, DC 20006.

                           FORWARD-LOOKING STATEMENTS

     The statements in this Prospectus/Proxy Statement that relate to future plans, events or performance are forward-looking statements. Actual results could differ materially due to a variety of factors, including REMEC's success in penetrating the commercial wireless market, risks associated with the cancellation or reduction of orders by significant commercial or defense customers, trends in the commercial wireless and defense markets, risks of cost overruns and product nonperformance and the factors described in "Risk Factors" beginning on page 14 and the other risks described in this Prospectus/Proxy Statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Neither REMEC nor C&S Hybrid undertakes any obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REMEC OR C&S HYBRID. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE COMMON STOCK OF REMEC TO BE ISSUED IN THE MERGER, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary does not contain a complete statement of all material features of the merger proposal to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement and in the Appendices hereto.

                                 THE COMPANIES

REMEC......................   REMEC, Inc., a California corporation ("REMEC"),
                              designs and manufactures microwave multi-function modules ("MFMs") for microwave transmission systems used in defense applications and in the commercial wireless telecommunications market.
                              REMEC's principal executive offices are located at 9404 Chesapeake Drive, San Diego, California
                              92123, and its telephone number at that address is
                              (619) 560-1301. See "Information Concerning
                              REMEC."

C&S Hybrid.................   C&S Hybrid, Inc., a California corporation ("C&S
                              Hybrid"), designs, manufactures and markets transmitter and receiver hardware assemblies
                              ("transceivers") that are integrated by C&S
                              Hybrid's customers into terrestrial-based point-to-point microwave radios primarily for use in commercial applications. C&S Hybrid was incorporated in 1984. C&S Hybrid's principal executive offices are located at 804 Buckeye
                              Court, Milpitas, California 95035, and its telephone number at that address is (408)
                              526-9310. See "Information Concerning C&S Hybrid."

                 SPECIAL MEETING OF SHAREHOLDERS OF C&S HYBRID

Time, Date, Place and
Purpose....................   A Special Meeting of Shareholders of C&S Hybrid
                              (the "Special Meeting") will be held on June   ,
                              1997 at      a.m., local time, at C&S Hybrid's
                              principal executive offices, located at 804
                              Buckeye Court, Milpitas, California 95035.

                              At the Special Meeting, shareholders of C&S Hybrid (the "C&S Hybrid Shareholders") will be asked to consider and vote upon a proposal to approve (i) the merger (the "Merger") of C&S Acquisition Corporation, a California corporation and wholly owned subsidiary of REMEC ("Merger Sub"), with and into C&S Hybrid, and (ii) the Agreement and Plan of Reorganization and Merger dated as of April 10, 1997 (the "Agreement of Reorganization") by and among C&S Hybrid, REMEC and Merger Sub (a copy of which is attached hereto as Appendix A) and the related Agreement of Merger (a copy of which is attached hereto as Appendix B) (the "Agreement of Merger" and, collectively with the Agreement of Reorganization, the "Merger Agreement") which sets forth the terms of the Merger. See "Voting and Proxies."

Record Date; Vote
Required...................   The record date for C&S Hybrid Shareholders
                              entitled to vote upon the Merger and the Merger
                              Agreement at the Special Meeting is June   , 1997
                              (the "Record Date"). Under applicable law, approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of C&S Hybrid's Common Stock, no par value (the "C&S Hybrid Common Stock"), and
                              Preferred Stock, no par value (the "C&S Hybrid
                              Preferred Stock"), each voting separately as a class. The presence, either in person or by properly executed proxy, at the

                              Special Meeting of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the Special Meeting. Consummation of the Merger is also subject to a number of other conditions. See "Terms of the Merger -- Conditions to the Merger." As of the Record Date, 4,797,575 shares of C&S Hybrid Common Stock and 400,000 shares of C&S Hybrid Preferred Stock were outstanding and entitled to vote at the Special Meeting. Each such share will be entitled to one vote at the Special Meeting. Tao Chow, President and a director of C&S Hybrid, has agreed to vote all shares of C&S Hybrid capital stock held beneficially by him as of the Record Date (consisting of 3,000,000 shares of C&S Hybrid Common Stock, representing approximately 62.5% of the C&S Hybrid Common Stock outstanding as of the Record Date, and 400,000 shares of C&S Hybrid Preferred Stock, representing 100% of the C&S Hybrid Preferred Stock outstanding as of the Record Date) in favor of the Merger and the Merger Agreement. As a result, by virtue of Mr. Chow's ownership, the proposal to approve the Merger and the Merger Agreement will be approved of regardless of the vote of any other shareholder of C&S Hybrid.

                                   THE MERGER

Effect of Merger...........   Merger Sub will be merged with and into C&S
                              Hybrid, with C&S Hybrid being the surviving corporation and becoming a wholly owned subsidiary of REMEC. All of the outstanding shares of C&S
                              Hybrid Common Stock (which will include shares of C&S Hybrid Common Stock issued upon conversion of outstanding C&S Hybrid Preferred Stock, which conversion is a condition of the Merger) will be converted into shares of REMEC Common Stock.

Effective Date of the
Merger.....................   The Merger will be effective when the Agreement of
                              Merger is filed with the Secretary of State of the
                              State of California (the "Effective Date"). If
                              approved by the C&S Hybrid Shareholders, as soon
                              as practicable following the Special Meeting the
                              Agreement of Merger is expected to be filed with
                              the Secretary of State of the State of California
                              (currently expected to be on or about June   ,
                              1997). The Merger is also subject to the satisfaction or waiver of the conditions precedent to the Merger set forth in the Agreement of Reorganization. See "Terms of the Merger --
                              Effective Date of the Merger" and "Terms of the Merger -- Conditions to the Merger."

Terms of the Merger........   As a result of the Merger, each outstanding share
                              of C&S Hybrid Common Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law) will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock (the "Exchange
                              Ratio"). REMEC will assume all options to acquire shares of C&S Hybrid Common Stock that are outstanding at the Effective Date (the
                              "Outstanding C&S Hybrid Options"). After such assumption, REMEC will issue, upon exercise of each such option, in lieu of shares of C&S Hybrid
                              Common Stock, the number of shares of REMEC Common
                              Stock equal to the product of the number of shares of C&S Hybrid Common Stock purchasable under the option at the Effective Date multiplied by the Exchange Ratio. The price per share of REMEC
                              Common Stock to be paid upon the exercise of each such option will be adjusted to equal the quotient of the exercise price per share of C&S Hybrid Common
                              Stock with respect to the option divided by the Exchange Ratio. See "Terms of the Merger -- Manner and Basis of Converting Shares of C&S Hybrid
                              Common Stock and Outstanding C&S Hybrid Options."

Exchange Ratio.............   Based upon the Exchange Ratio and the number of
                              shares of C&S Hybrid Common Stock and REMEC Common
                              Stock outstanding as of the Record Date and assuming that: (i) no C&S Hybrid Shareholders exercise dissenters' rights; and (ii) no outstanding REMEC or C&S Hybrid options are exercised prior to the Merger, approximately
                              13,095,570 shares of REMEC Common Stock will be outstanding upon consummation of the Merger, of which approximately 860,000 shares (approximately
                              6.6% of the total) will be held by former C&S
                              Hybrid Shareholders. See "Terms of the
                              Merger -- Manner and Basis of Converting Shares of
                              C&S Hybrid Common Stock and Outstanding C&S Hybrid
                              Options."

Interest of Certain Persons
in the Merger and Voting
Agreement..................   Mr. Tao Chow, the President and a director of C&S
                              Hybrid, owns beneficially a majority of the outstanding C&S Hybrid Common Stock and all of the outstanding C&S Hybrid Preferred Stock. Pursuant to the terms of the Agreement of Reorganization, Mr. Chow will enter into an employment agreement as the President of C&S Hybrid and an executive officer of REMEC commencing on the Effective Date.
                              Pursuant to that agreement, Mr. Chow will agree not to engage in the business of C&S Hybrid for a three year period beginning on the date of the agreement. In addition, Mr. Chow has executed a voting agreement, pursuant to which he has agreed to vote all shares of capital stock of C&S Hybrid owned beneficially or controlled by him, individually or as trustee, in favor of the Merger. REMEC has agreed to assume Mr. Chow's obligations under his personal guaranty of C&S
                              Hybrid's office and facility leases. Pursuant to the terms of the Agreement of Reorganization, certain other persons who presently are employees and shareholders of C&S Hybrid will enter into employment agreements with C&S Hybrid. Following the Effective Date, REMEC will issue options to purchase REMEC Common Stock to C&S Hybrid employees designated by Mr. Chow. From and after the closing of the Merger, REMEC and C&S Hybrid will be required under the Agreement of Reorganization to fulfill the obligations of C&S
                              Hybrid pursuant to any indemnification agreements between C&S Hybrid and its directors and officers existing on or prior to the date of the Agreement of Reorganization. See "Terms of the Merger -- Interests of Certain Persons," "Terms of the Merger -- Indemnification," "Terms of the
                              Merger -- Employment Agreements" and "Terms of the
                              Merger -- New Stock Option Grants."

Recommendation of the Board
of Directors of C&S
Hybrid.....................   The Board of Directors of each company has
                              unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interests of such company and its shareholders. THE BOARD OF DIRECTORS OF C&S HYBRID
                              UNANIMOUSLY RECOMMENDS THAT C&S HYBRID
                              SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND
                              THE MERGER

                              AGREEMENT. For a discussion of the factors considered by each company's Board of Directors in approving the Merger, see "The Merger and Related Transactions -- Reasons for the Merger."

Exchange of Shares.........   At the Effective Date, each issued and outstanding
                              share of C&S Hybrid Common Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law) automatically will be converted into the right to receive 0.1654618 of a share of REMEC Common
                              Stock. Exchange of certificates evidencing shares of C&S Hybrid Common Stock for certificates evidencing shares of REMEC Common Stock will be made upon surrender of the former to ChaseMellon
                              Shareholder Services, as exchange agent.
                              CERTIFICATES SHOULD NOT BE SURRENDERED FOR
                              EXCHANGE PRIOR TO THE APPROVAL OF THE MERGER BY
                              C&S HYBRID SHAREHOLDERS. C&S Hybrid Shareholders will be provided with a letter of transmittal and related materials needed to exchange their certificates after such approval. Promptly after the Effective Date, REMEC will notify holders of Outstanding C&S Hybrid Options of the procedure to be followed in connection with REMEC's assumption of such options. See "Terms of the Merger -- Manner and Basis of Converting Shares of
                              C&S Hybrid Common Stock and Outstanding C&S Hybrid
                              Options" and "Terms of the Merger -- Exchange of
                              Certificates."

Conditions to the Merger;
Termination................   Notwithstanding approval of the Merger by C&S
                              Hybrid Shareholders, the consummation of the Merger is subject to a number of conditions which, if not fulfilled or waived, permit termination of the Agreement of Reorganization. The Agreement of
                              Reorganization may also be terminated by mutual consent or, in certain circumstances, by REMEC alone or C&S Hybrid alone if the Merger has not taken place by July 31, 1997. See "Terms of the Merger -- Conditions to the Merger" and "Terms of the Merger -- Termination or Amendment of
                              Agreement of Reorganization."

Governmental and Regulatory
Approvals..................   Consummation of the Merger is subject to
                              compliance with the Hart-Scott-Rodino Antitrust
                              Improvement Act of 1976, as amended (the "HSR
                              Act"). The notifications required under the HSR
                              Act as well as certain information have been furnished to the Federal Trade Commission (the
                              "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division").
                              The Merger will also need to satisfy the requirements of the federal securities laws and applicable securities and "blue sky" laws of various states. See "Terms of the Merger --
                              Governmental and Regulatory Approvals."

Certain United States
Federal Income Tax
Consequences...............   The Merger is intended to qualify as a
                              reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the
                              "Code"), in which case no gain or loss generally should be recognized by C&S Hybrid Shareholders on the exchange of their shares of C&S Hybrid Common
                              Stock solely for shares of REMEC Common Stock. As a condition to the consummation of the Merger, C&S
                              Hybrid is to receive an opinion from its tax counsel that the Merger, if consummated on the terms described in this Prospectus/Proxy Statement and based on certain representation certificates, will constitute a reorganization under Section 368(a) of the Code. However, all C&S Hybrid Shareholders are urged to consult their own tax advisors. See
                              "Terms of the Merger -- Certain United States
                              Federal Income Tax Considerations."

Accounting Treatment.......   The Merger is intended to be treated as a pooling
                              of interests for accounting purposes. As a condition to the consummation of the Merger, REMEC is to receive an opinion from its independent public accountants, Ernst & Young LLP, that the Merger will qualify as a pooling of interests for accounting purposes. To ensure pooling of interests treatment, certain C&S Hybrid
                              Shareholders will provide representation letters to REMEC and C&S Hybrid pursuant to which they will agree, among other things, to certain restrictions on the sale of their shares of capital stock of C&S Hybrid and REMEC. See "Terms of the Merger -- Accounting Treatment."

Dissenters' Rights.........   C&S Hybrid Shareholders are entitled to certain
                              rights under California law to receive cash, in lieu of REMEC Common Stock, for their shares provided that they follow certain prescribed statutory procedures. The failure of a dissenting shareholder to follow the appropriate procedure may result in the termination or waiver of such rights. In the event that the aggregate number of shares held by C&S Hybrid Shareholders for which dissenter's rights may be exercised exceeds 10%
                              (or such lesser percentage that would allow the Merger to be accounted for as a pooling of interests) of the shares of REMEC Common Stock to be issued in the Merger, REMEC has the right under the Agreement of Reorganization not to proceed with the Merger. See "Terms of the Merger --
                              Conditions to the Merger" and "Terms of the Merger -- Dissenters' Rights."

Certain Effects of the
Merger on the Rights of C&S
Hybrid Shareholders........   The internal affairs of C&S Hybrid are currently
                              governed by C&S Hybrid's Articles of Incorporation and Bylaws. Upon consummation of the Merger, C&S
                              Hybrid Shareholders will become shareholders of REMEC and their rights will be governed by REMEC's
                              Articles of Incorporation and Bylaws, which differ from C&S Hybrid's Articles of Incorporation and
                              Bylaws. See "Description of REMEC Capital Stock" and "Comparison of Shareholders' Rights."

No Solicitation............   C&S Hybrid may not, with respect to any purchase
                              of all or any substantial portion of the assets of, or any equity interest in, C&S Hybrid or any merger, consolidation or business combination with C&S Hybrid: (i) solicit, initiate or further the submission of proposals or offers by, or enter into any agreement with, any third party relating to such a transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any third party any confidential information with respect to C&S Hybrid in connection with, such a transaction or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any third party to undertake or seek to undertake such a transaction. See "Terms of the Merger -- Conduct of Business Prior to the
                              Merger."

Financial Advisor Fee......   C&S Hybrid has retained Mr. Robert Tillman in
                              connection with the transactions contemplated by the Agreement of Reorganization. At the closing of the Merger, C&S Hybrid will be obligated to pay to Mr. Tillman in cash a fee equal to the fair market value of 2,975 shares of REMEC Common Stock, which value will be determined by the last reported sales price for such securities on the last trading day prior to the consummation of the Merger. Additionally, Tao
                              Chow, Ming Chow, Tri Dinh and Peter Liu, each of whom is a C&S Hybrid Shareholder, have agreed to pay Mr. Tillman at the closing of the Merger an aggregate of 5,525 shares of REMEC Common Stock.
                              See "Terms of the Merger -- Financial Advisor
                              Fee."

         SELECTED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA

     The following tables present selected historical and pro forma combined financial data and comparative per share data for REMEC and C&S Hybrid. The unaudited pro forma combined financial information is calculated after giving effect to the Merger at the Exchange Ratio of 0.1654618 of a share of REMEC Common Stock for each outstanding share of C&S Hybrid Common Stock using the pooling of interests method of accounting. The unaudited pro forma combined financial information is not necessarily indicative of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the periods presented. This information should be read in conjunction with unaudited pro forma combined financial statements and notes thereto and with the historical financial statements and notes thereto of the separate companies included elsewhere in this Prospectus/Proxy Statement. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Index to Financial Statements."

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

REMEC

                                                           YEAR ENDED JANUARY 31,
                                           -------------------------------------------------------
                                            1993        1994        1995        1996        1997
                                           -------     -------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
Net sales................................  $42,347     $46,577     $57,553     $62,145     $85,944
Cost of sales............................   29,749      33,196      42,707      46,598      63,660
                                           -------     -------     -------     -------     --------
  Gross profit...........................   12,598      13,381      14,846      15,547      22,284
Operating expenses:
  Selling, general and administrative....    6,484       7,256       9,244       9,583      11,811
  Research and development...............      992         782       1,028       2,274       2,840
                                           -------     -------     -------     -------     --------
          Total operating expenses.......    7,476       8,038      10,272      11,857      14,651
                                           -------     -------     -------     -------     --------
Income from operations...................    5,122       5,343       4,574       3,690       7,633
Interest expense and other...............      (43)        (38)        299          35        (348)
                                           -------     -------     -------     -------     --------
Income before provision for income
  taxes..................................    5,165       5,381       4,275       3,655       7,981
Provision for income taxes...............    1,638       1,836       1,743       1,499       3,111
                                           -------     -------     -------     -------     --------
Income before extraordinary item.........    3,527       3,545       2,532       2,156       4,870
Extraordinary item.......................      167          --          --          --          --
                                           -------     -------     -------     -------     --------
Net income...............................  $ 3,694     $ 3,545     $ 2,532     $ 2,156     $ 4,870
                                           =======     =======     =======     =======     ========
Net income per share.....................  $   .44     $   .52     $   .38     $   .32     $   .54
                                           =======     =======     =======     =======     ========
Shares used in per share calculations....    8,429       6,852       6,667       6,639       9,039
                                           =======     =======     =======     =======     ========

                                                               AT JANUARY 31,
                                          --------------------------------------------------------
                                           1993        1994        1995        1996         1997
                                          -------     -------     -------     -------     --------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 3,349     $ 3,671     $ 1,755     $ 1,326     $ 62,402
Working capital.........................   10,332      13,367      11,993      11,912       79,479
Total assets............................   21,378      30,878      29,190      33,739      108,314
Long-term debt..........................    1,008       3,895       1,165       1,900           --
Total shareholders' equity..............   13,593      17,158      18,713      20,094       95,895

                                                                                 AT JANUARY 31,
                                                                              --------------------
                                                                               1996         1997
                                                                              -------     --------
BACKLOG(1):
Commercial...............................................................     $45,134     $ 67,614
Defense..................................................................      42,382       60,182
                                                                              -------     --------
          Total..........................................................     $87,516     $127,796
                                                                              =======     ========

---------------
(1) Backlog is not necessarily indicative of future sales and is generally subject to cancellation.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

C&S HYBRID

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                               1992       1993       1994       1995        1996
                                              ------     ------     ------     -------     -------
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $3,897     $4,640     $8,217     $10,854     $13,112
Cost of sales...............................   1,974      2,408      4,140       5,146       7,550
                                              ------     ------     ------     -------     -------
  Gross profit..............................   1,923      2,232      4,077       5,708       5,562
Operating expenses:
  Selling, general and administrative.......   1,606      1,708      2,981       3,750       3,850
  Research and development..................     203        301        298         666         527
                                              ------     ------     ------     -------     -------
          Total operating expenses..........   1,809      2,009      3,279       4,416       4,377
                                              ------     ------     ------     -------     -------
Income from operations......................     114        223        798       1,292       1,185
Interest expense and other..................      16         (1)        (7)        (39)        (38)
                                              ------     ------     ------     -------     -------
Income before provision for income taxes....     130        222        791       1,253       1,147
Provision for income taxes..................     160         90        299         677         562
                                              ------     ------     ------     -------     -------
Net income (loss)...........................  $  (30)    $  132     $  492     $   576     $   585
                                              ======     ======     ======     =======     =======
Net income (loss) per share.................  $ (.01)    $  .03     $  .12     $  0.14     $   .13
                                              ======     ======     ======     =======     =======
Shares used in per share calculations.......   3,743      4,208      4,208       4,208       4,438
                                              ======     ======     ======     =======     =======

                                                                AT DECEMBER 31,
                                              ----------------------------------------------------
                                               1992       1993       1994       1995        1996
                                              ------     ------     ------     -------     -------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $  478     $  135     $  241     $   199     $   (27)
Working capital.............................   1,196      1,595      1,928       2,170       2,743
Total assets................................   2,252      2,780      3,974       5,019       7,158
Long-term debt..............................     132        299        406         323         808
Total shareholders' equity..................   1,780      2,055      2,556       3,130       4,111

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed combined financial data give effect to the Merger using the pooling of interests method of accounting and are based upon the respective historical financial statements and notes thereto of C&S Hybrid and REMEC appearing elsewhere in this Prospectus/Proxy Statement. To reflect the pooling of interests, the operating results of C&S Hybrid for each of its three fiscal years ended December 31, 1996 have been combined with the REMEC's operating results for each of its three fiscal years ended January 31, 1997. The unaudited pro forma condensed combined financial data should be read in conjunction with each of the historical financial statements referred to above and the pro forma condensed combined financial statements appearing elsewhere herein. The Merger requires the approval of a majority of the outstanding shares of C&S Hybrid. The pro forma condensed combined financial data are presented for comparative purposes only and do not purport to be indicative of what the actual results of operations or financial position would have been for the periods presented had the transactions occurred on the dates indicated and do not purport to indicate the results of future operations.

                                                                     YEAR ENDED JANUARY 31,
                                                               -----------------------------------
                                                                1995        1996          1997
                                                               -------     -------     -----------
PRO FORMA REMEC AND C&S HYBRID COMBINED STATEMENT OF INCOME
DATA:
  Net sales..................................................  $65,770     $72,999       $99,056
  Net income.................................................    3,024       2,732         5,455
  Net income per share.......................................      .41         .37           .56
  Shares used in per share calculations......................    7,363       7,335         9,773

                                                                                 AT JANUARY 31, 1997
                                                                                 -------------------
PRO FORMA COMBINED BALANCE SHEET DATA:
  Working capital...........................................................          $  82,006
  Total assets..............................................................            115,472
  Long-term debt............................................................                808
  Shareholders' equity......................................................             99,792

                           COMPARATIVE PER SHARE DATA

     The following tabulation reflects: (a) the historical income per share of REMEC Common Stock in comparison with the pro forma income per share after giving effect to the Merger on a "pooling of interests" accounting method with C&S Hybrid; and (b) the historical net income per share of REMEC Common Stock in comparison with the pro forma net income attributable to 0.1654618 of a share of REMEC Common Stock which will be received for each share of C&S Hybrid Common Stock. The information presented in this tabulation should be read in conjunction with the pro forma combined financial data and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein. The unaudited pro forma combined condensed financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods present and should not be construed as representative of future operations.

                                                                   YEAR ENDED JANUARY 31,
                                                                  -------------------------
                                                                  1995      1996      1997
                                                                  -----     -----     -----
    Historical -- REMEC
      Net income..............................................    $ .38     $ .32     $ .54
      Book value..............................................    $2.83     $3.12     $8.34
    Historical -- C&S Hybrid
      Net income..............................................    $ .12     $ .14     $ .13
      Book value..............................................    $ .61     $ .74     $ .86
    Pro Forma Combined
      Net income..............................................    $ .41     $ .37     $ .56
      Book value..............................................    $2.91     $3.25     $8.13
    Equivalent Pro Forma Combined
      Net income..............................................    $ .07     $ .06     $ .09
      Book value..............................................    $ .48     $ .54     $1.35

                          PRICE RANGE OF COMMON STOCK

     REMEC. Prior to the quotation of the REMEC Common Stock on the Nasdaq National Market ("Nasdaq") beginning on February 1, 1996, there was no established trading market for the REMEC Common Stock. Since February 1, 1996, the REMEC Common Stock has been quoted on Nasdaq under the symbol "REMC." The following table sets forth the range of high and low closing sale prices of the REMEC Common Stock as reported on Nasdaq for the quarterly periods indicated.

                                                                           HIGH       LOW
                                                                           ----       ---
    FISCAL YEAR ENDING JANUARY 31, 1998
    First quarter (through May 8, 1997)..................................  $30        $17 1/4
    FISCAL YEAR ENDED JANUARY 31, 1997
    First Quarter (from February 1, 1996)................................  $17  3/8   $ 8 1/8
    Second Quarter.......................................................   22  3/8    11 3/8
    Third Quarter........................................................   15  3/4    11 1/4
    Fourth Quarter.......................................................   26  1/4    14

     REMEC is unable to estimate the number of beneficial holders of the shares held in street name.

     On April 10, 1997, the last trading day prior to the first public announcement by REMEC and C&S Hybrid concerning the Merger, the closing price of the REMEC Common Stock reported on Nasdaq was $24 per share. On April 11, 1997, the closing price of REMEC Common Stock as reported on Nasdaq was $21 1/8 per share.

     Following the Merger, REMEC Common Stock will continue to be traded on Nasdaq under the symbol "REMC."

     REMEC declared and paid cash dividends of approximately $55,000 ($0.01 per share) in July 1993, 1994 and 1995 to holders of Common Stock and Preferred Stock (on an as-converted basis). REMEC intends currently to retain all future earnings, if any, for use in the development and operation of its business and, therefore, does not plan to pay dividends on its Common Stock in the foreseeable future.

     C&S Hybrid. There is no public market for the C&S Hybrid Common Stock. C&S Hybrid has not paid cash dividends on the C&S Common Stock during its last three fiscal years. As of May 1, 1997, C&S Hybrid had 20 shareholders of record.

                                  RISK FACTORS

RISKS RELATED TO THE MERGER

     Difficulties and Costs of Integration. The anticipated benefits of the Merger will not be achieved unless REMEC and C&S Hybrid are successfully combined in an efficient and effective manner. That combination may require the integration of the companies' research and development, administrative and marketing organizations and corporate cultures, as well as the coordination of their sales efforts. No assurance can be given that the level of sales to current customers of REMEC and C&S Hybrid will not be adversely affected by the Merger, or that the integration of the various organizations within the combined company will be completed in the manner anticipated.

     The integration of C&S Hybrid as a wholly owned subsidiary of REMEC will require substantial attention from management of REMEC. The diversion of management attention and any difficulties encountered in the transition process could have a material adverse effect on the business, financial condition and operating results of the combined company.

     C&S Hybrid and REMEC estimate that they will incur substantial direct transaction costs associated with the Merger, which will be charged to operations during the course of the transaction. REMEC expects to incur additional transaction related costs associated with integrating the two companies. These transaction costs cannot be accurately estimated at this time. There can be no assurance that REMEC will not incur additional costs in the future associated with integrating the two companies or that these costs will not have a material adverse effect on the business, financial condition and operating results of the combined company.

     Fixed Exchange Ratio Does Not Reflect Changes in Stock Price. Under the terms of the Agreement of Reorganization, each share of C&S Hybrid Common Stock issued and outstanding at the Effective Date will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock. Thus the Exchange Ratio is fixed and the Agreement of Reorganization does not contain any provisions for its adjustment based on fluctuations in the trading price of REMEC Common Stock or other factors. The price of REMEC Common Stock at the Effective Date may vary significantly from the price at the date of execution of the Agreement of Reorganization, the date of this Prospectus/Proxy Statement or the date on which shareholders vote on the Merger Agreement and the Merger due to, among other factors, market perception of the Merger and the synergies expected to be achieved by the Merger, changes in the business, operations or prospects of REMEC or C&S Hybrid, market assessments of the likelihood that the Merger will be consummated and the timing thereof, and general market and economic conditions. Because the Exchange Ratio will not be adjusted to reflect changes in the value of the REMEC Common Stock issuable in the Merger, C&S Hybrid Shareholders may receive shares of REMEC Common Stock with a market value different from the value of such shares at the time the Merger was negotiated.

     Federal Income Tax Considerations and Continuity of Interest. One of the requirements for the Merger being treated as a "reorganization" that is generally tax free under the Code is that the "continuity of interest" requirement be met. Under this requirement, holders of C&S Hybrid Stock must intend, at the time of the Merger, to retain a portion of their REMEC Common Stock, such that C&S Hybrid Shareholders, as a group, have a significant equity interest in REMEC after the Merger. If former C&S Hybrid Shareholders should collectively sell in excess of 50% of the REMEC Common Stock to be delivered at the Effective Date within a relatively short period after the Effective Date, for example one to two years, the Internal Revenue Service (the "IRS") may contend that this requirement is not met. In such event, the Merger would be a taxable transaction and former C&S Hybrid Shareholders would recognize taxable income as of the date of the Merger based on the difference between the tax basis in their shares of C&S Hybrid Stock and the fair market value of REMEC Common Stock received by them on that date (even if such fair market value declines after the Merger). See "The Merger -- Certain United States Federal Income Tax Considerations."

     Lock-up of Affiliates' Shares. In order to qualify the Merger as a pooling of interests for accounting and financial reporting purposes, affiliates of C&S Hybrid and REMEC may not sell any shares of stock of either C&S Hybrid or REMEC during the period beginning 30 days preceding the Effective Date and ending on the date that REMEC publishes financial statements which reflect 30 days of combined operations of REMEC and C&S Hybrid. Assuming that the Merger is completed and the Effective Date occurs on or about June 30, 1997, it is not expected that such combined financial results would be published until the latter part of August 1997. The affiliates of C&S Hybrid and REMEC will, therefore, bear the risk of a decline in the price of REMEC Common Stock until such publication without being able to sell or otherwise reduce their economic interest in their REMEC Common Stock. As a condition to consummation of the Merger, affiliates of C&S Hybrid and REMEC must enter into agreements setting forth the restrictions described above. See "Terms of the Merger -- Accounting Treatment."

     Possible Dilution. REMEC and C&S Hybrid anticipate that the results of operations for REMEC in the quarter in which the Merger is completed will be adversely affected by transaction and other costs associated with the Merger. See "Risk Factors -- Risks Related to the Merger -- Difficulties and Costs of Integration." However, for the fiscal year ending January 31, 1998, REMEC does not anticipate that the Merger will be dilutive for shareholders of the combined company. If the anticipated benefits of the Merger are not achieved or the Merger is not otherwise completed in the manner anticipated, no assurances can be given that the Merger will not have a dilutive effect on REMEC's earnings per share for the 1998 fiscal year or for any subsequent period.

RISKS RELATED TO REMEC

     Dependence on Commercial Wireless Telecommunications Market. Until recently, REMEC's business has been almost exclusively focused on the defense market. REMEC believes that its future growth depends on continued success in the commercial wireless telecommunications market. REMEC believes that, while the technologies used in the defense and commercial industries are very similar, the two industries differ significantly in terms of the customer base, manufacturing requirements and lead times, the need to expend substantial resources for research and development without the assurance of reimbursement or recovery of those costs, and credit risks with customers. As a result, REMEC is subject to risks inherent in the operation of a new business enterprise, including risks associated with attracting and servicing a new customer base, manufacturing products in a cost effective and profitable manner, managing the expansion of a business operation and attracting and retaining qualified engineering, manufacturing and marketing personnel with industry experience. For example, REMEC believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand and that REMEC may not be able to attract and retain sufficient engineering expertise.

     A number of the commercial markets for REMEC's products in the wireless telecommunications area have only recently begun to develop. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. Existing or potential wireless telecommunications market applications for REMEC's products may fail to develop or may erode for many different reasons, including insufficient growth to support expensive infrastructure equipment, insufficient consumer demand for wireless products or services because of pricing or otherwise, or real or perceived security risks associated with wireless communications. If the markets for REMEC's products in commercial wireless telecommunications fail to grow, or grow more slowly than anticipated, REMEC's business, operating results and financial condition could be materially adversely affected. See "Information Concerning
REMEC -- Customers."

     Dependence on Defense Market. A substantial portion of REMEC's sales has been to the defense market. As a result, REMEC's sales could be materially adversely impacted by a decrease in defense spending by the United States government because of defense spending cuts, general budgetary constraints or otherwise. The United States defense budget has recently been reduced and may be further reduced. Fewer available defense industry production programs, coupled with continued pricing pressure on follow-on orders for programs on which REMEC participates, caused sales of REMEC's core defense products -- MFMs and components for microwave systems -- to decline from $35.3 million in the year ended January 31, 1994 to $27.5 million for the year ended January 31, 1997. REMEC expects to continue to derive a substantial portion of its revenues from these business segments and to develop microwave products for defense applications. Failure of REMEC to replace sales attributable to a significant defense program or contract at the end of that program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have a material adverse effect upon REMEC's business, operating results and financial condition in subsequent periods. In addition, a large portion of REMEC's expenses are fixed and difficult to reduce, thus magnifying the material adverse effect of any revenue shortfall. Also, defense contracts frequently contain provisions that are not standard in private commercial transactions, such as provisions permitting the cancellation of a contract if funding for a program is reduced or canceled. For example, the government terminated a large defense program in December 1992 for which REMEC had been supplying in excess of $4.0 million of products on an annual basis. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations."

     Customer Concentration and Exclusivity. As of January 31, 1997, two customers, P-COM, Inc. ("P-COM") and STM Wireless, Inc. ("STM"), accounted for a substantial portion of total backlog. P-COM, which produces point-to-point millimeter wave radio systems for use in wireless telecommunications applications, was founded in August 1991 and began commercial shipment of its products in October 1993. P-COM experiences intense competition worldwide from a number of leading telecommunications companies, most of which have substantially greater installed bases, financial resources and other capabilities than P-COM, and is subject to the risks inherent in the operation of a new business enterprise. The sales agreement between REMEC and P-COM provides that all of the units will be delivered by December 1998. REMEC has agreed to sell the products which are the subject of the agreement with P-COM exclusively to P-COM and not to compete with P-COM in the sale of point-to-point radios under conditions applicable to both parties. In 1996, REMEC received orders from STM for $30.4 million for the design and manufacture of C-Band VSAT equipment. STM experiences intense competition worldwide from a number of leading telecommunications companies, most of which have substantially greater installed bases, financial resources and other capabilities than STM. Aside from P-COM and STM, REMEC derives significant revenues from a limited group of customers, including Department of Defense, Hughes Aircraft Co., Texas Instruments Inc., Lockheed Martin Corporation ("Lockheed Martin"), Northrop Grumman Corporation, GEC Marconi Aerospace, Inc., TRW Inc., Motorola, Inc., Alcatel Network Systems, and Farinon Division of Harris Corporation ("Harris-Farinon"). REMEC anticipates that it will continue to sell products to a relatively small group of customers. As a result, any cancellation, reduction or delay in orders by or shipments to P-COM, STM or any other significant customer, as a result of manufacturing or supply difficulties or otherwise, or the inability of any customer to finance its purchases of REMEC's products would materially adversely affect REMEC's business, financial condition and results of operations. REMEC has granted P-COM and STM exclusivity for certain products and expects that in order to enter into other significant relationships in the wireless telecommunications industry, customers will either expressly or implicitly require exclusivity. In entering into such exclusive arrangements, REMEC will have to forego opportunities to supply products to competing companies. If REMEC enters into exclusive relationships with customers who prove to be unsuccessful, the business, financial condition and results of operations of REMEC may be materially adversely affected and REMEC may be unable then to establish relationships with the industry leaders. There can be no assurance that REMEC will be able to locate, or negotiate acceptable arrangements with, significant customers or that its current or future arrangements with significant customers will continue or will be successful. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning
REMEC -- Customers."

     Integration of Acquisitions. In August 1996, REMEC completed a merger (the "Magnum Merger") of a newly formed subsidiary of REMEC into Magnum Microwave Corporation ("Magnum"). The anticipated benefits of the Magnum Merger will not be achieved unless REMEC and Magnum are successfully combined in an efficient and effective manner. The transition to a combined company in which Magnum is a wholly owned subsidiary of REMEC will require substantial attention from management, which has limited experience in integrating companies the size of REMEC and Magnum. In addition to Magnum, REMEC has recently acquired RF Microsystems, Inc. ("RFM" or "RF Microsystems"), Radian Technology, Inc. ("Radian") and Verified Technical Corporation ("Veritek"). The collective integration of RF Microsystems, Radian, Veritek and C&S Hybrid also will require substantial attention from management of REMEC. The diversion of management attention and any difficulties encountered in the integration of Magnum, RF Microsystems, Radian, Veritek and C&S Hybrid as a group could have an adverse impact on the business and results of operations of REMEC. There can be no assurance that Magnum, Radian, Veritek or C&S Hybrid will be successfully integrated or that the consolidated operations of REMEC and its subsidiaries will be profitable. REMEC will face similar risks in the integration of any future acquisitions. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations."

     Management of Growth. The growth in size and complexity of REMEC's business and expansion of its product lines and customer base have placed, and are expected to continue to place, significant demands on REMEC's management and operations. REMEC's ability to compete effectively and to manage future growth will depend on its ability to continue to implement and improve operational and financial systems on a timely basis. There can be no assurance that REMEC will be able to manage its future growth, and the failure to do so could have a material adverse effect on REMEC's business, financial condition and results of operations.

     Fluctuations in Quarterly Results. REMEC's quarterly results have in the past been, and will continue to be, subject to significant variations due to a number of factors, any one of which could substantially affect REMEC's results of operations for any particular fiscal quarter. In particular, quarterly results of operations can vary due to the timing, cancellation or rescheduling of customer orders and shipments, the pricing and mix of products sold, new product introductions by REMEC, REMEC's ability to obtain components and subassemblies from contract manufacturers and suppliers, and variations in manufacturing efficiencies. In addition, with the decline in available defense industry production programs, REMEC has placed more reliance on development contracts as a source of defense revenues, resulting in an increased susceptibility to fluctuations due to an increase in revenues from fixed price development contracts as a percentage of total revenues. Development contracts carry reduced gross margins and are typically for minimal hardware deliveries and sporadic non-hardware revenue items which results in fluctuating sales and gross margins. Accordingly, REMEC's performance in any one fiscal quarter is not necessarily indicative of financial trends or future performance. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

     Backlog. REMEC's order backlog is subject to fluctuations and is not necessarily indicative of future sales. There can be no assurance that current order backlog will necessarily lead to sales in any future period. REMEC's order backlog as of January 31, 1997 was approximately $127.8 million, approximately 53% of which was attributable to commercial customers and approximately 47% of which was attributable to defense customers. A substantial amount of REMEC's order backlog can be canceled at any time without penalty, except, in some cases, the recovery of REMEC's actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from customers of REMEC could have a material adverse effect on REMEC's business, operating results and financial condition. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning REMEC -- Backlog."

     Risks of Cost Overruns and Product Non-Performance; Loss of Investment in Design and Engineering. REMEC's customers establish demanding specifications for product performance, reliability and cost. REMEC's contract with P-COM to produce microwave front ends for point-to-point radios and its contract with STM to produce C-Band VSAT equipment, and a significant portion of REMEC's defense contracts are firm fixed-price ("FFP") contracts that provide for a predetermined fixed price for stipulated products, regardless of the costs incurred. REMEC has made pricing commitments to P-COM and STM and to other customers in anticipation of achieving more cost effective product designs and introducing more widespread manufacturing automation. A substantial portion of the P-COM backlog involves the re-design by REMEC of a substantial portion of the point-to-point radio front end. REMEC faces the risk of experiencing cost overruns or order cancellation if it fails to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce because of increased cost of materials, components or labor or otherwise. Manufacture of REMEC's products is an extremely complex process. REMEC has in the past experienced cost overruns on FFP contracts. There can be no assurance that cost overruns or problems with performance or reliability of REMEC products will not occur in the future. Any such cost overruns or performance problems may have a material adverse effect on REMEC's business, operating results and financial condition. In addition, REMEC often makes significant investments in design and engineering of new products for customers without any commitment by the customer for the future purchase of such products. Failure to receive initial or follow-on orders may have a material adverse effect on results of operations. See

"-- Declining Average Selling Prices," "-- Competition," "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning REMEC -- Manufacturing."

     Necessity of Implementing High Volume Manufacturing. Historically, the volume of REMEC's production requirements in the defense market was not sufficient to justify the widespread implementation of automated manufacturing processes. Fulfillment of substantial orders in the wireless telecommunications industry will require a significant increase in REMEC's manufacturing capacity. For example, REMEC is introducing more automated manufacturing processes in order to fulfill its obligations to P-COM, some of which are specialized processes that must be developed. There can be no assurance that REMEC will be able to implement the desired automated manufacturing processes on a timely basis or at all or that, if implemented, such manufacturing processes will be sufficient to fulfill REMEC's current and future production commitments in a cost effective manner or that REMEC will obtain a sufficient amount of high volume orders to absorb the capital costs incurred. See "Information Concerning REMEC -- Manufacturing."

     Competition. The markets for REMEC's products are extremely competitive and are characterized by technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. REMEC faces some competition from component manufacturers which have integration capabilities, but believes that its primary competition is from the captive manufacturing operations of large wireless telecommunications Original Equipment Manufacturers ("OEMs") (including all of the major telecommunications equipment providers) and defense prime contractors which are responsible for a substantial majority of the present worldwide production of MFMs. REMEC's future success is dependent upon the extent to which these OEMs and defense prime contractors elect to purchase from outside sources rather than manufacture their own microwave MFMs and components. REMEC's customers and large manufacturers of microwave transmission equipment could also elect to enter into the non-captive market for microwave products and compete directly with REMEC. Many of REMEC's current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than REMEC and have greater name recognition and market acceptance of their products and technologies. No assurance can be given that REMEC's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of REMEC's customers. For example, Magnum experienced a $2.3 million reduction in cavity oscillator shipments in its 1996 fiscal year to Harris-Farinon due to obsolescence. In addition, innovations such as a wireless telephone system utilizing satellites instead of terrestrial base stations or a device that integrates microwave functionality could significantly reduce the potential market for REMEC's products. REMEC believes that to remain competitive in the future it will need to invest significant financial resources in research and development. See "Information Concerning REMEC -- Competition," "Information Concerning REMEC -- Research and Development" and "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations."

     Declining Average Selling Prices. Many of REMEC's customers are under continuous pressure to reduce prices and, therefore, REMEC expects to continue to experience downward pricing pressure on its products. REMEC's customers frequently negotiate supply arrangements well in advance of delivery dates, requiring REMEC to commit to price reductions before it is determined that assumed cost reductions can be achieved. To offset declining average sales prices, REMEC believes that it must achieve manufacturing cost reductions and obtain orders for higher volume products. If REMEC is unable to offset declining average selling prices, REMEC's gross margins will decline, and such decline will have a material adverse effect on REMEC's business, financial condition and results of operations. See "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations."

     Environmental Regulations and Risks. REMEC is subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture REMEC's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on REMEC, suspension of production, alteration of its manufacturing processes or cessation of operations.

     News reports have asserted that power levels associated with hand held cellular telephones and infrastructure equipment may pose certain health risks. If it were determined or perceived that electromagnetic waves carried through wireless telecommunications equipment create a significant health risk, the market for these products could be materially adversely affected, which could have a material adverse effect on REMEC's business, financial condition and results of operations. Moreover, if wireless telecommunications systems or other systems or devices that rely on or incorporate REMEC's products are determined or alleged to create a significant health risk, REMEC could be named as a defendant, and held liable, in product liability lawsuits commenced by individuals alleging that REMEC's products harmed them, which could have a material adverse effect on REMEC's business, financial condition and results of operations.

     Government Regulations. REMEC's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the Federal Communications Commission ("FCC") and internationally by other government agencies. Although the equipment operators and not REMEC are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectra, could materially adversely affect REMEC's operations by restricting development efforts by REMEC's customers, obsoleting current products or increasing the opportunity for additional competition. Changes in, or the failure by REMEC to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on REMEC's business, financial condition and results of operations. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by REMEC's customers, which in turn may have a material adverse effect on the sale of products by REMEC to such customers.

     Because of its participation in the defense industry, REMEC is subject to audit from time to time for its compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also from time to time conduct inquiries or investigations that cover a broad range of REMEC activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry or investigation could involve penalties that may have a material adverse effect on REMEC's business, financial condition or results of operations. See "Information Concerning REMEC -- Government Regulations."

     Dependence on Suppliers and Contract Manufacturers. REMEC relies on contract manufacturers and suppliers, in some cases sole suppliers or limited groups of suppliers, to provide it with services and materials necessary for the manufacture of products. Certain ceramic low drift substrates (supplied by NTK of Japan and Alpha Industries, Inc.), certain semiconductors (supplied by Alpha Industries, Inc., NEC Corp., M/A-Com, Inc., MWT and others) and certain components used in VCO products (supplied by Alpha Industries, Inc., Lockheed Martin and Micrometrics, Ltd.) used by REMEC are sole source items and would require significant effort, time or design changes to develop alternate sources. REMEC is also dependent on P-COM to supply it with certain modules necessary for the production of microwave front ends for point-to-point radios for P-COM. REMEC's reliance on contract manufacturers and on sole suppliers involves several risks, including a potential inability to obtain critical materials or services and reduced control over production costs, delivery schedules, reliability and quality of components or assemblies. Any inability to obtain timely deliveries of acceptable quality, or any other circumstance that would require REMEC to seek alternative contract manufacturers or suppliers, could delay REMEC's ability to deliver products to customers, which in turn would have a material adverse effect on REMEC's business, financial condition and results of operations. In addition, in the event that costs for REMEC's contract manufacturers or suppliers increase, REMEC may suffer losses due to an inability to recover such cost increases under fixed price production commitments to its customers. See "Information Concerning REMEC -- Sales and Marketing."

     Limitation on Protection of Proprietary Technology; Risk of Third Party Claims. REMEC does not presently hold any significant patents applicable to its products. In order to protect its intellectual property rights, REMEC relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by REMEC to protect its intellectual property rights will be adequate to prevent misappropriation of REMEC's technology or to preclude competitors from independently developing such technology. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against REMEC or with respect to its products for which REMEC has indemnified certain of its customers. Asserting REMEC's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting REMEC's business, financial condition and results of operations. In the event a third party were successful in a claim that one of REMEC's products infringed its proprietary rights, REMEC may have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on REMEC's business, financial condition and results of operations. See "Information Concerning
REMEC -- Intellectual Property."

     Dependence on Key Personnel. REMEC is highly dependent on the continued service of, and on its ability to attract and retain, qualified engineering, management, manufacturing, quality assurance, marketing and support personnel. REMEC does not maintain key man life insurance on its key executive officers and, except for Joseph Lee (Executive Vice President) and James Mongillo (Vice President), such personnel do not have employment or non-competition agreements with REMEC. Competition for such personnel is intense, and there can be no assurance that REMEC will be successful in attracting or retaining such personnel. For example, REMEC believes that microwave engineers with the skills necessary to develop products for the wireless telecommunications market currently are in high demand and that REMEC may not be able to attract and retain sufficient engineering expertise. See "Information Concerning REMEC -- Employees" and "-- Management."

     Control by Management. REMEC's executive officers beneficially own a substantial portion of the outstanding shares of the Common Stock of REMEC and comprise five of the ten members of the Board of Directors. As a result, such persons have the ability to exercise influence over significant matters regarding REMEC. Such a high level of influence may have a significant effect in delaying, deferring or preventing a change in control of REMEC. See "Information Concerning REMEC -- Management" and "-- Principal Shareholders."

     Volatility of Stock Price. The market price of the shares of Common Stock, like the stock prices of many technology companies, is subject to wide fluctuations in response to such factors as actual or anticipated operating results, announcements of technological innovations, new products or new contracts by REMEC, its competitors or their customers, government regulatory action, developments with respect to wireless telecommunications, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies and that have often been unrelated to the operating performance of particular companies. The market price of REMEC Common Stock has been volatile and may continue to be highly volatile. See "Price Range of Common Stock."

RISKS RELATED TO C&S HYBRID

     Customer Concentration. C&S Hybrid's sales of its products are concentrated among a few major customers. During C&S Hybrid's fiscal year ended December 31, 1996, its largest two customers accounted for 95% of total revenues, with Digital Microwave Corporation accounting for 67% and Harris-Farinon accounting for 28% of such total revenues. C&S Hybrid's sales to any single customer are also subject to significant variability from quarter to quarter. Such fluctuations could have a material adverse effect on C&S Hybrid's business, operating results or financial condition. C&S Hybrid expects that sales of its products to a limited number of customers will continue to account for a high percentage of its net sales for the foreseeable future. Moreover, there can be no assurance that C&S Hybrid's current customers will continue to place orders with C&S Hybrid or that C&S Hybrid will be able to obtain orders from new customers. The loss of a major customer or any cancellation of or reduction in orders by such customers, including reductions due to market or competitive conditions in the wireless communications markets, could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. C&S Hybrid's ability to increase its customer base and to take advantage of available growth opportunities with existing customers requires increased investment in research and development, manufacturing facilities, and marketing and distribution and, therefore, is limited by C&S Hybrid's current financial resources and access to capital. Sales of C&S Hybrid's products depend in significant part upon the decision of prospective OEM customers to develop and market microwave radios that incorporate C&S Hybrid's transceivers. C&S Hybrid believes that its future success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and the general economy. C&S Hybrid's OEM customers' orders are affected by factors such as new product introductions, regulatory approvals, product life cycles, inventory levels, manufacturing strategy, competitive conditions and general economic conditions. C&S Hybrid's agreements with OEM customers typically do not require minimum purchase quantities, and a significant reduction in orders from any of these customers could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning C&S Hybrid -- Markets and Customers."

     Future Additional Capital Requirements. C&S Hybrid's future capital requirements will depend upon many factors, including the nature and timing of orders by its customers, the progress of its research and development efforts, the expansion of its marketing and sales efforts and the status of its competitors. In order to take advantage of available growth opportunities, C&S Hybrid believes that it needs to increase investment in research and development, manufacturing facilities, and marketing and distribution. C&S Hybrid believes that capital resources presently available to it may not be sufficient to fund in full such an increase in investment. See "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Emerging Markets in Microwave Radio Communications. A number of the markets for microwave radios have only recently begun to develop. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for microwave radios fail to grow, or grow more slowly than anticipated, C&S Hybrid's business, operating results and financial condition could be materially adversely affected. See "Information Concerning C&S Hybrid -- Markets and Customers."

     New Products and Technological Change. C&S Hybrid believes that its future success will depend on its ability to develop and introduce on a timely basis new products that compete effectively on the basis of price and performance and that address customer requirements. The success of new product introductions is dependent upon several factors, including timely completion of new product designs, achievement of acceptable product costs and market acceptance. No assurance can be given that C&S Hybrid's product and process development efforts will be successful or timely or that its new products will achieve market acceptance. In addition, the average selling prices of transceivers tend to decrease over the products' lives. To offset such decreases, C&S Hybrid relies primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and, therefore, can be sold at higher average selling prices. To the extent that such cost reductions and new product introductions do not occur in a timely manner or C&S Hybrid's or its customers' products do not achieve market acceptance, C&S Hybrid's business, operating results and financial condition could be materially adversely affected.

     The markets in which C&S Hybrid's customers compete are characterized by rapidly changing technologies, evolving industry standards and continuous improvements in products and services. If technologies or standards supported by C&S Hybrid's products become obsolete or fail to gain widespread commercial acceptance, C&S Hybrid's business, operating results and financial condition could be materially adversely affected. C&S Hybrid's future prospects will depend in part on its ability to enhance the functionality of its existing products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in wireless communications markets.

There can be no assurance that C&S Hybrid will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards, and any significant delays in the development, introduction or shipment of products could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations," "Information Concerning C&S Hybrid -- Markets and Customers" and "Information Concerning C&S Hybrid -- Products."

     Potential Fluctuations in Operating Results. Although C&S Hybrid has experienced growth in revenues in recent years, there can be no assurance that C&S Hybrid's revenue growth will continue or that C&S Hybrid will be able to maintain annual profitability in the future. C&S Hybrid's annual results have in the past and may in the future vary significantly due to a number of factors, including timing, cancellation or delay of customer orders; gain or loss of significant customers; variations in average selling prices; variations in manufacturing yields; the timing and level of product and process development costs; changes in inventory levels; changes in manufacturing capacity and variations in the utilization of this capacity; the long sales cycles associated with C&S Hybrid's products custom-designed to customer specifications; changes in the prices of raw materials incorporated into C&S Hybrid's products; timing of announcement and introduction of new products by C&S Hybrid and its competitors; market acceptance of C&S Hybrid's and its customers' products; and competitive factors. Any unfavorable changes in such factors or others could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. In addition, C&S Hybrid operates its own manufacturing facility which entails a high level of fixed costs and requires an adequate volume of production and sales to be profitable. During periods of decreased demand, these high fixed costs could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Customer-Specific Products. A substantial portion of C&S Hybrid's products are designed to address the needs of individual customers. C&S Hybrid believes that its future success depends on its ability to select customer-specific development projects that will result in sufficient volume production to enable C&S Hybrid to achieve manufacturing efficiencies. C&S Hybrid expects that some of its current and future customer-specific products may never be produced in high volume. In addition, in the event of significant delays in completing designs or C&S Hybrid's failure to obtain development contracts from customers whose products achieve and sustain anticipated market demand, C&S Hybrid's business, operating results and financial condition could be materially and adversely affected. See "Information Concerning C&S
Hybrid -- Products."

     Manufacturing. C&S Hybrid has in the past and may in the future experience lower than expected production yields which could be caused by marginal design, poor workmanship, defective material or unproven process. Lower production yields could delay product shipments and adversely affect gross margins, and there can be no assurance that C&S Hybrid will be able to maintain acceptable yields in the future. To the extent C&S Hybrid does not achieve acceptable manufacturing yields or experiences product shipment delays, its business, operating results and financial condition could be materially and adversely affected. C&S Hybrid has recently moved its operations to a new facility and any unanticipated difficulties in establishing high volume production or any prolonged inability to utilize this facility would have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "Information Concerning C&S Hybrid -- Manufacturing."

     Backlog. C&S Hybrid's backlog is subject to fluctuations and is not necessarily indicative of future sales. In addition, there can be no assurance that current backlog will necessarily lead to net sales in any future period. A substantial amount of C&S Hybrid's firm backlog can be canceled at any time with negotiated cancellation charges which may only cover the actual committed costs of the work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations" and "Information Concerning C&S Hybrid -- Backlog."

     Dependence on Key Suppliers. Certain components used in C&S Hybrid's products are currently available only from single sources, and other components are currently available or acquired from only a limited number of sources. C&S Hybrid's reliance on contract manufacturers and on sole suppliers involves several risks, including potential inability to obtain critical materials or services and reduced control over production costs, delivery schedules, reliability and quality of components or assemblies. Any inability to obtain timely deliveries of acceptable quality, or any other circumstance that would require C& S Hybrid to seek alternative contract manufacturers or suppliers, could delay C&S Hybrid's ability to deliver its products to its customers, which in turn would have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. See "Information Concerning C&S
Hybrid -- Manufacturing" and "Information Concerning C&S Hybrid -- Certain Relationships and Related Transactions."

     Competition. The markets for C&S Hybrid's products are extremely competitive and are characterized by rapid technological change, new product development and product obsolescence. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. Further, as demand for microwave radio subassemblies has increased, C&S Hybrid believes that the number of its competitors has increased. C&S Hybrid's primary competitors are specialized manufacturers of RF and microwave signal processing components and large, vertically integrated systems producers that are able to manufacture their own components, including Microelectronic Technology, Celeritek, Milliwave, DBS Microwave, Aydin Microwave and Hewlett-Packard. C&S Hybrid's customers and large manufacturers of microwave transmission equipment could also elect to enter into the non-captive market for microwave products and compete directly with C&S Hybrid. Many of C&S Hybrid's current and potential competitors have substantially greater technical, financial, manufacturing, marketing, distribution and other resources than C&S Hybrid and have greater name recognition and market acceptance of their products and technologies. The ability of C&S Hybrid to compete successfully depends upon a number of factors, including the rate at which customers incorporate C&S Hybrid's products into their systems, product quality and performance, price, experienced sales and marketing personnel, rapid development of new products and features, evolving industry standards and the number and nature of C&S Hybrid's competitors. No assurance can be given that C&S Hybrid's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of C&S Hybrid's customers. See "Information Concerning C&S Hybrid -- Competition."

     Limited Protection of C&S Hybrid's Intellectual Property. C&S Hybrid does not presently hold any patents applicable to its products. In order to protect its intellectual property rights, C&S Hybrid relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by C&S Hybrid to protect its intellectual property rights will be adequate to prevent misappropriation of C&S Hybrid's technology or to preclude competitors from independently developing such technology. The failure of C&S Hybrid to protect its proprietary information could have a material adverse effect on C&S Hybrid's business, operating results and financial condition.

     There can be no assurance that, in the future, third parties will not assert infringement claims against C&S Hybrid or with respect to its products for which C&S Hybrid has indemnified certain of its customers. Asserting C&S Hybrid's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting C&S Hybrid's business, financial condition and results of operations. In the event a third party were successful in a claim that one of C&S Hybrid's products infringed its proprietary rights, C&S Hybrid may have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. See "Information Concerning C&S Hybrid -- Intellectual Property."

     FCC and Other Government Regulations. C&S Hybrid's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the FCC and internationally by other government agencies. Although the equipment operators and not C&S Hybrid are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectrum, could materially adversely affect C&S Hybrid's operations by restricting development efforts by C&S Hybrid's customers, obsoleting current products or increasing the opportunity for additional competition. There can be no assurance that the FCC or other regulatory bodies will not promulgate new regulations that could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. Changes in, or the failure by C&S Hybrid to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by C&S Hybrid's customers, which in turn may have a material adverse effect on the sale of products by C&S Hybrid to such customers. See "Information Concerning C&S Hybrid -- Government Regulations."

     Environmental Regulations. C&S Hybrid is also subject to a variety of local, state and federal governmental laws, rules and regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture C&S Hybrid's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on C&S Hybrid, suspension of production, alteration of its manufacturing processes or cessation of operations. See "Information Concerning C&S Hybrid -- Government Regulations."

     Dependence on Key Employees. C&S Hybrid believes that its future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. Competition for such personnel is intense, and there can be no assurance that C&S Hybrid can retain its key employees or that it can attract, assimilate or retain other highly qualified personnel in the future. In particular, the loss of Tao Chow, who is C&S Hybrid's President, would have a material adverse effect on C&S Hybrid's development and marketing efforts. See "Information Concerning C&S Hybrid -- Employees."

     Management of Growth. C&S Hybrid has recently experienced a period of significant growth that has placed strain upon its management systems and resources. In the future, C&S Hybrid will be required to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that C&S Hybrid will be able to effectively manage such growth and the failure to do so would have a material adverse effect upon its business, operating results and financial condition.

                                  INTRODUCTION

     This Prospectus/Proxy Statement is furnished in connection with the solicitation by C&S Hybrid of proxies to be voted at the Special Meeting, which
will be held on June   , 1997.

     The principal purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the Merger.

     Pursuant to the Merger Agreement, Merger Sub will be merged with and into C&S Hybrid and C&S Hybrid, as the surviving corporation, will become a wholly owned subsidiary of REMEC. Upon consummation of the Merger, each outstanding share of C&S Hybrid Common Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law) will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock. Cash will be paid in lieu of fractional shares of REMEC Common Stock otherwise issuable upon consummation of the Merger. C&S Hybrid Shareholders who do not vote their shares in favor of the Merger Agreement and the Merger may, under certain circumstances and by following prescribed statutory procedures, have the right to require such shares to be purchased for cash. See "Terms of the Merger -- Dissenters' Rights." In addition, each Outstanding C&S Hybrid Option will be assumed by REMEC upon consummation of the Merger. After such assumption, REMEC will issue, upon exercise of each such option, in lieu of shares of C&S Hybrid Common Stock, the number of shares of REMEC Common Stock equal to the product of the number of shares of C&S Hybrid Common Stock purchasable under the option at the Effective Date (without regard to vesting) multiplied by the Exchange Ratio. The price per share of REMEC Common Stock to be paid upon the exercise of each such option will be adjusted to equal the quotient of the exercise price per share of C&S Hybrid Common Stock with respect to the option divided by the Exchange Ratio. Only whole shares of REMEC Common Stock will be issued upon exercise of an Outstanding C&S Hybrid Option. See "Terms of the Merger -- Manner and Basis of Converting Shares of C&S Hybrid Common Stock and Outstanding C&S Hybrid Options."

     THE BOARD OF DIRECTORS OF EACH COMPANY HAS UNANIMOUSLY CONCLUDED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF SUCH COMPANY AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF C&S HYBRID UNANIMOUSLY RECOMMENDS THAT C&S HYBRID SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     The principal executive offices of REMEC are located at 9404 Chesapeake Drive, San Diego, California 92123, and its telephone number at that address is
(619) 560-1301. The principal executive offices of C&S Hybrid are located at 804 Buckeye Court, Milpitas, California 95053, and its telephone number at that address is (408) 526-9310.

     This Prospectus/Proxy Statement is first being mailed to C&S Hybrid
Shareholders on or about June   , 1997.

     The information set forth in this Prospectus/Proxy Statement concerning REMEC has been furnished by REMEC. The information set forth in this Prospectus/Proxy Statement concerning C&S Hybrid has been furnished by C&S Hybrid.

                               VOTING AND PROXIES

DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held at C&S Hybrid's principal executive
offices, located at 804 Buckeye Court, Milpitas, California 95053, on June   ,
1997, at           a.m., local time.

RECORD DATE AND OUTSTANDING SHARES OF C&S HYBRID

     Only shareholders of record of C&S Hybrid Common Stock and Preferred Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 20 C&S Hybrid Shareholders of record, and 4,797,575 shares of C&S Hybrid Common Stock and 400,000 shares of C&S Hybrid Preferred Stock issued and outstanding. Except for the shareholders identified under "Information Concerning C&S
Hybrid -- Principal Shareholders," there were no persons known to the management of C&S Hybrid to be the beneficial owners of more than 5% of the outstanding C&S Hybrid Common Stock or more than 5% of the outstanding C&S Hybrid Preferred Stock. A majority of these shares of C&S Hybrid Common Stock and Preferred Stock together, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Proxies marked to abstain from voting on a proposal will be included in determining the presence of a quorum. Each C&S Hybrid Shareholder is entitled to one vote at the Special Meeting for each share of C&S Hybrid Common Stock and Preferred Stock held as of the Record Date.

VOTING OF PROXIES

     The proxy accompanying this Prospectus/Proxy Statement is solicited on behalf of the Board of Directors of C&S Hybrid (the "C&S Hybrid Board") for use at the Special Meeting. C&S Hybrid Shareholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail or deliver it to C&S Hybrid. All properly executed proxies that are returned and are not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Such proxies containing no instructions regarding the proposal specified in the form of proxy will be voted for approval of the Merger Agreement and the Merger in accordance with the recommendation of the C&S Hybrid Board. The C&S Hybrid Board does not presently intend to bring any business before the Special Meeting other than the proposal referred to in this Prospectus/Proxy Statement and specified in the Notice of the Special Meeting. So far as is known to the C&S Hybrid Board, no other matters are to be brought before the Special Meeting. If any other matters are properly brought before the Special Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Any shareholder signing a proxy has the power to revoke it prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) delivering to the Secretary of C&S Hybrid (by any means, including facsimile) a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a date later than the proxy or
(iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

VOTE REQUIRED

     Under California law, approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the C&S Hybrid Common Stock and Preferred Stock entitled to vote at the Special Meeting, each voting separately as a class. Each share of C&S Hybrid Common Stock and Preferred Stock is entitled to one vote at the Special Meeting. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of C&S Hybrid Common Stock and Preferred Stock together entitled to vote, is necessary to constitute a quorum at the Special Meeting. Proxies marked to abstain from voting will have the same effect as votes against approval of the Merger Agreement and the Merger. Tao Chow, President and a director of C&S Hybrid, has agreed to vote all shares of C&S Hybrid capital stock owned beneficially or controlled by him as of the Record Date (consisting of 3,000,000 shares of C&S Hybrid Common Stock, representing approximately 62.5% of the C&S Hybrid Common Stock outstanding as of the Record Date, and

400,000 shares of C&S Hybrid Preferred Stock, representing 100% of the C&S Hybrid Preferred Stock outstanding as of the Record Date) in favor of the Merger Agreement and the Merger. Accordingly, by virtue of Mr. Chow's ownership, the proposal to approve the Merger Agreement and Merger will be adopted without the vote of any other shareholder of C&S Hybrid. Officers, directors and affiliates of C&S Hybrid own beneficially 64.1% of the C&S Hybrid Common Stock and 100% of the C&S Hybrid Preferred Stock outstanding as of the Record Date and have advised C&S Hybrid that they intend to vote such shares in favor of the Merger. The consummation of the Merger is also conditioned upon a number of other conditions. See "Terms of the Merger -- Conditions to the Merger."

     Under the terms of the Merger Agreement, REMEC will issue 860,000 shares of previously authorized REMEC Common Stock (or 7.0% of the outstanding number of shares of REMEC Common Stock before the Merger) to the C&S Hybrid Shareholders. Accordingly, approval of the shareholders of REMEC is not required to consummate the proposed Merger.

SOLICITATION OF PROXIES AND EXPENSES

     C&S Hybrid will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of C&S Hybrid may solicit proxies from shareholders by telephone, facsimile, telegram or letter or in person.

                      THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     REMEC intends to become a leading developer and supplier of microwave MFMs and components to wireless telecommunications infrastructure OEMs and to retain leadership in developing and supplying microwave MFMs and components to the defense industry. REMEC believes that the evolution of commercial wireless telecommunications systems will require increased integration in order to reduce size, weight and cost and to increase reliability and producability of base station equipment. REMEC pursues acquisitions to augment technology by acquiring specialized component firms and to take advantage of opportunities to consolidate niche companies in a currently fragmented microwave equipment industry. REMEC believes that expansion of capability through the acquisition of component firms when combined with REMEC's technological and manufacturing skills at the component level will allow it to achieve improved levels of MFM integration. C&S Hybrid is thought to be a particularly attractive source of such components and combining with C&S Hybrid could help achieve REMEC's goal of establishing superior component development and manufacturing capabilities.

     In November 1996, Ronald Ragland, Chairman and Chief Executive Officer of REMEC, contacted Tao Chow, President and a director of C&S Hybrid, by telephone to discuss the possibility of combining REMEC with C&S Hybrid. Mr. Chow requested that, due to the demands at that time of relocating C&S Hybrid's business operations to a new facility, Mr. Ragland contact him in early 1997 to discuss further such a combination.

     On February 20, 1997, Joseph Lee, an Executive Vice President and director of REMEC, contacted Mr. Chow by telephone to arrange a meeting to discuss the possibility of combining REMEC with C&S Hybrid. Mr. Chow and Mr. Lee had previously known each other as casual business acquaintances.

     On February 25, 1997, the C&S Hybrid Board met at C&S Hybrid's offices and discussed the possibility of combining REMEC with C&S Hybrid.

     On February 26, 1997, Messrs. Ragland, Lee and Chow met to discuss in general terms a potential merger of C&S Hybrid with REMEC. All parties expressed interest in continuing discussions.

     On March 6, 1997, Mr. Chow visited REMEC's executive offices and met with various members of REMEC's senior management team.

     On March 7, 1997, the C&S Hybrid Board met by conference call and discussed the possibility of combining REMEC with C&S Hybrid.

     On March 19, 1997, Messrs. Ragland, Lee and Chow and Robert Tillman, a financial advisor to C&S Hybrid, met at offices of Heller Ehrman White & McAuliffe, counsel to REMEC. At this meeting, the parties discussed possible terms of a combination of C&S Hybrid with REMEC. No agreement was reached at this meeting.

     From March 24 to April 3, 1997, Messrs. Tillman and Lee discussed specific terms of a proposed combination of C&S Hybrid with REMEC, including the amount and form of consideration to be provided to C&S Hybrid Shareholders.

     On April 4, 1997, Messrs. Ragland, Lee, Chow and Tillman met and further discussed the terms of a potential combination and agreed upon certain essential terms and conditions of the Merger, including the effective exchange ratio of shares of REMEC Common Stock for shares of C&S Hybrid Common Stock, pending Board of Director approval of each company.

     From April 4 to April 8, 1997, counsel to REMEC prepared and circulated to both parties a draft of the Agreement of Reorganization and the respective counsel for C&S Hybrid and REMEC discussed the proposed terms of the Merger.

     On April 9, 1997, Messrs. Tillman and Lee and attorneys for both C&S Hybrid and REMEC met at offices of Heller Ehrman White & McAuliffe and negotiated provisions of the Agreement of Reorganization and other related documents, which embodied the terms and conditions agreed upon at the April 4, 1997 meeting between Messrs. Ragland, Lee, Chow and Tillman.

     On April 10, 1997, a meeting of the C&S Hybrid Board was held at which the C&S Hybrid Board unanimously approved the Merger and the Merger Agreement and recommended that the C&S Hybrid Shareholders vote for approval of the Merger and the Merger Agreement. Counsel for C&S Hybrid and Mr. Tillman were in attendance at the meeting.

     On April 10, 1997, certain senior members of management of C&S Hybrid and REMEC met at C&S Hybrid's offices to discuss the business of C&S Hybrid.

     On April 10, 1997, Messrs. Lee, Chow and Tillman and respective counsel for C&S Hybrid and REMEC completed negotiations of the terms of the Agreement of Reorganization and related documents and Messrs. Lee and Chow, on behalf of REMEC and C&S Hybrid, respectively, signed and delivered the Agreement of Reorganization.

     On April 28, 1997, a meeting of the REMEC Board was held at which the REMEC Board unanimously approved the Merger and the Merger Agreement.

REASONS FOR THE MERGER

     The Boards of Directors of REMEC and C&S Hybrid believe that the combination of REMEC and C&S Hybrid will bring together for the benefit of their shareholders the complementary strengths of their organizations. Both REMEC and C&S Hybrid provide, among others, microwave based products to the commercial wireless communications industry, and the Merger will allow the combined company to strengthen and broaden its microwave product lines. The combined company also will increase in size, which the Boards of Directors of both companies believe will enhance the combined company's profile with customers and with the investment community.

     During the Merger discussions, both companies reviewed with each other and independently business and financial reasons for the Merger. The business factors considered by both companies included each company's products, reputation, research and development capabilities, manufacturing facilities, sale activities and customer bases, and operating efficiencies that may be derived from the combination of the businesses. The financial factors considered by both companies included the operating histories and balance sheets of the two companies. The prospects of the combined company are subject to a number of risks which were considered by the Boards of Directors. See "Risk Factors."

     REMEC: On April 28, 1997, a meeting of the Board of Directors of REMEC (the "REMEC Board") was held at which the REMEC Board unanimously approved the Merger and the Merger Agreement. In reaching its decision to approve the Merger, the REMEC Board considered a number of factors, including the factors described below. In light of the variety of factors considered in its evaluation of the Merger, the REMEC Board did not find it practical to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. After a presentation by management of REMEC, the REMEC Board determined that the Merger is in the best interests of REMEC and its shareholders and authorized the Merger for the following reasons, among others:

     - C&S Hybrid's business would strengthen REMEC's position in the wireless MFM market by giving REMEC the opportunity to compete more effectively in the commercial wireless point-to-point radio market. C&S Hybrid's business is 100% commercial wireless.

     - Certain economies of scale could result by combining the two companies' product lines and sales and marketing operations and such a combination could further strengthen and broaden REMEC's core microwave technology.

     - C&S Hybrid had been consistently profitable in the wireless MFM business and its revenue grew at an average rate of 29.6% over the last four years.

     - The companies have managerial and technical strengths that will benefit from the combination of the companies. In particular, it is believed that Tao Chow, the President of C&S Hybrid, will bring substantial and valuable industry expertise to the combined company as a Senior Vice President of REMEC and President of C&S Hybrid following the Merger.

     - Consistent with its growth objectives, it would be in REMEC's best interest to acquire additional expertise in producing microwave components, particularly components such as amplifiers and frequency sources. C&S Hybrid is a company long known to REMEC as having a strong reputation in the industry for producing products that would complement the MFMs produced by REMEC.

     - Customers are increasingly requiring broad capability in component technology to be incorporated in ever more complex MFMs. It is anticipated that the acquisition of C&S Hybrid's component expertise coupled with REMEC's existing capabilities will enable REMEC to be more responsive to these customer requirements.

     - All of C&S Hybrid's business is commercial which will assist REMEC to penetrate the commercial market.

     - The REMEC Board believes that combining the two companies is in the best interests of REMEC and its shareholders and that issuance of the REMEC Common Stock pursuant to the terms of the Merger Agreement may not be dilutive to REMEC shareholders over the long term.

     At that meeting, the REMEC Board also considered risks associated with combining the two companies in evaluating the Merger, including risks solely associated with the business of C&S Hybrid and risks related to the combination of the companies. In evaluating the risks associated with the business of C&S Hybrid, the REMEC Board considered (i) the strains upon C&S Hybrid's business infrastructure resulting from its growth in revenues, (ii) C&S Hybrid's reliance on the managerial skills of Mr. Tao Chow, (iii) the differing compensation structures of C&S Hybrid and REMEC, (iv) the material costs used in C&S Hybrid's technology, (v) the need for additional experienced engineers, and (vi) the anticipated research and development costs involved in a planned automation of C&S Hybrid's manufacturing processes. In addition, the REMEC Board considered the risks associated with combining two separate business operations. The REMEC Board considered the above in light of its knowledge of the business and operations of REMEC, information presented by REMEC management, and its business judgment. While the REMEC Board did not assign a relative weight to any of the factors considered, it placed special emphasis on its belief in the complementary business, financial and management strengths of REMEC and C&S Hybrid, its view that those complementary strengths would enhance the value of the combined company in the eyes of its customers and the investment community, and its view that the Merger is in the best interests of REMEC and its shareholders. The REMEC Board decided that the potential benefits of the Merger to REMEC and its shareholders outweighed these risks.

     C&S Hybrid: On April 10, 1997, a meeting of the C&S Hybrid Board was held at which the C&S Hybrid Board unanimously approved the Merger and the Merger Agreement and recommended that the C&S Hybrid Shareholders vote FOR approval of the Merger and the Merger Agreement. In reaching its decision to authorize C&S Hybrid to enter into the Merger Agreement and to recommend approval of the Merger and the Merger Agreement by the C&S Hybrid Shareholders, the C&S Hybrid Board considered a number of factors, including the factors described below. The C&S Hybrid Board had met earlier on February 25, 1997 and March 7, 1997 and discussed the possibility of combining REMEC with C&S Hybrid. In light of the variety of factors considered in its evaluation of the Merger, the C&S Hybrid Board did not find it practical to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

     - The C&S Hybrid Board considered the liquidity offered by the proposed Merger to the C&S Hybrid Shareholders. The C&S Hybrid Board believed that
       (i) it was unlikely that C&S Hybrid would be able to complete an initial public offering of its stock in the foreseeable future, (ii) the Merger offered shareholders the opportunity to own a publicly traded stock of a significantly larger business enterprise and (iii) C&S Hybrid Shareholders would have the opportunity to participate in the potential for growth of the combined company after the closing of the Merger. In addition, the C&S Hybrid Board considered the tax-free nature of the Merger, which will permit C&S Hybrid Shareholders to retain their investment without immediate taxation of any gain.

     - The C&S Hybrid Board considered general business and competitive conditions in its industry. The C&S Hybrid Board also considered C&S Hybrid's growth opportunities as an independent company compared with the growth opportunities available to a publicly traded and larger company such as REMEC. The C&S Hybrid Board believed that the competitive conditions in the industry would remain more difficult for smaller companies and, in order to more effectively compete and take advantage of available growth opportunities, C&S Hybrid would need to increase investment in research and development, manufacturing facilities and marketing and distribution. The C&S Hybrid Board considered management's view that capital resources available to C&S Hybrid may not be sufficient to fund in full such an increase in investment and that REMEC, which has greater financial resources and access to capital than C&S Hybrid, may assist the funding of such investment. The C&S Hybrid Board also considered management's belief that the combination with REMEC would give the combined company greater leverage and visibility in dealing with customers and suppliers.

     - The C&S Hybrid Board considered the opportunities available from REMEC's experience in the wireless market and the potential for creating a broader line of products, particularly given the complementary nature of the two companies' product lines. The C&S Hybrid Board also considered that C&S Hybrid's revenues are primarily generated by sales to two customers. The C&S Hybrid Board believed that the Merger would permit C&S Hybrid to reduce its dependency on a few customers and to enhance its market penetration by offering complimentary products and, particularly since there is little overlap between REMEC's and C&S Hybrid's customer base, pursuing with REMEC cross-selling opportunities.

     - The C&S Hybrid Board considered the strategic and operating opportunities, as well as other benefits, that could result from the integration of C&S Hybrid and REMEC. For example, the C&S Hybrid Board believed that C&S Hybrid's ability to recruit and retain engineers could be enhanced by the Merger, and that C&S Hybrid's marketing and sales efforts would benefit from the resources of REMEC's 46 person marketing and sales group which currently markets products complementary to those of C&S Hybrid.

     - The C&S Hybrid Board considered C&S Hybrid's management view that REMEC has an experienced, strong and disciplined management team with a history of consistent performance.

     The C&S Hybrid Board, in considering the Merger, considered the terms of the proposed offer, including the valuation of C&S Hybrid. Based on the $24.25 price per share of REMEC Common Stock on April 9, 1997, the equivalent of about $4.01 per share of C&S Hybrid Common Stock was considered a favorable premium to the C&S Hybrid Shareholders. The C&S Hybrid Board also considered the financial performance of REMEC in recent years, its price/earnings ratio and balanced these factors against the risks associated with the potential volatility of the REMEC Common Stock. The C&S Hybrid Board also considered management's comments about REMEC's strategic direction and the added value that C&S Hybrid could contribute to the combined company.

     In the course of its deliberations, the C&S Hybrid Board reviewed with C&S Hybrid management a number of additional factors relevant to the Merger, including (i) historical information concerning C&S Hybrid's and REMEC's respective businesses, prospects, financial performance and condition, operations, management and competitive position, including REMEC's public reports filed with the SEC and analyst coverage of REMEC; (ii) C&S Hybrid's management's view as to the financial condition, results of operations, businesses and products of C&S Hybrid and REMEC before and after giving effect to the Merger based on management due diligence and publicly available financial and other information; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to REMEC Common Stock; (iv) management's assessment of the strategic and other benefits expected to result from the Merger; (v) the consideration to be received by C&S Hybrid Shareholders in the Merger and the relationship between the market value of the REMEC Common Stock to be issued in exchange for each share of C&S Hybrid Common Stock and a comparison of comparable merger transactions; (vi) C&S Hybrid's view on the strength of REMEC's overall management and sales organization; (vii) the belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable; (viii) C&S Hybrid management's view as to the prospects of C&S Hybrid as an independent company, particularly in light of C&S Hybrid's dependence on two customers and need for additional investment; (ix) C&S Hybrid management's view as to the potential for other third parties to enter into strategic relationships with or to acquire C&S Hybrid or REMEC; (x) the impact of the Merger on C&S Hybrid's customers and employees; and (xi) reports from management and financial advisors as to the results of their due diligence investigation of REMEC. The C&S Hybrid Board also considered the terms of the Merger Agreement regarding limitations on C&S Hybrid's rights to consider and negotiate other acquisition proposals and the voting agreement to be signed by C&S Hybrid's majority shareholder. In addition, the C&S Hybrid Board noted that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of the combined company as a result thereof. The C&S Hybrid Board considered the financial presentations by Robert Tillman who acted as a financial advisor to C&S Hybrid, including his analysis of other mergers involving REMEC.

     The C&S Hybrid Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the timing and risks associated with the integration by REMEC of C&S Hybrid with the other businesses that REMEC has recently acquired and whether the potential benefits sought in the Merger and such other acquisitions might not be fully realized; (ii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on C&S Hybrid's sales and operating results and C&S Hybrid's ability to attract and retain key management, marketing and technical personnel; (iii) the fact that the REMEC Common Stock price had fluctuated in the past and, because the Merger provided for a fixed exchange ratio of REMEC Common Stock for C&S Hybrid Common Stock, there was no adjustment in the amount of consideration that would be received by the C&S Hybrid Shareholders if the REMEC Common Stock price declined; (iv) the potential dilutive effect to C&S Hybrid Shareholders of the issuance of REMEC Common Stock in the Merger; (v) the possibility of management disruption associated with the Merger and the risk that despite the efforts of REMEC and C&S Hybrid, key technical and management personnel might not remain employed by C&S Hybrid; (vi) the possibility that the business combination with REMEC might adversely affect C&S Hybrid's relationship with sales representatives, customers or other third parties; (vii) the risks associated with the fact that C&S Hybrid Shareholders initially would not have any representation on the Board of REMEC following the Merger; (viii) the charges to be incurred in connection with the Merger, including costs of integrating the businesses and transaction expenses arising from the Merger; and (ix) the other risks described under "Risk Factors" herein. The C&S Hybrid Board believed that these risks were outweighed by the potential benefits of the Merger.

     THE BOARD OF DIRECTORS OF EACH COMPANY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF SUCH COMPANY AND ITS SHAREHOLDERS. C&S HYBRID'S BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

MANAGEMENT AFTER THE MERGER

     The REMEC Board currently consists of Messrs. Ronald Ragland, Errol Ekaireb, Jack Giles, Joseph Lee, Denny Morgan, Thomas Corcoran, William Gibbs, Andre Horn, Gary Luick and Jeffrey Nash. At the Annual Meeting of Shareholders of REMEC to be held on June 6, 1997, each of the current directors has been nominated for reelection. The REMEC Board and the executive officers of REMEC will not change as a result of the Merger.

     On the Effective Date, present members of the Board of Directors of C&S Hybrid will resign and the Board of Directors of C&S Hybrid will consist of Joseph Lee, Errol Ekaireb and Tao Chow. Mr. Chow will remain the President of C&S Hybrid and will become a Senior Vice President of REMEC following the Merger.

PRIOR RELATIONSHIP BETWEEN REMEC AND C&S HYBRID

     To the best of each company's knowledge, the companies have not had prior commercial dealings with each other.

                              TERMS OF THE MERGER

     The detailed terms of, and conditions to, the Merger are contained in the Agreement of Reorganization and the Agreement of Merger, copies of which are attached to this Prospectus/Proxy Statement as Appendix A and Appendix B, respectively, and incorporated herein by reference. The statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and related transactions are qualified in their entirety by the text of those agreements.

EFFECTIVE DATE OF THE MERGER

     The Merger Agreement provides for the merger of Merger Sub with and into C&S Hybrid with C&S Hybrid remaining as the surviving corporation. As a result of the Merger, C&S Hybrid will become a wholly owned subsidiary of REMEC, Merger Sub will cease to exist and each issued and outstanding share of C&S Hybrid Common Stock will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law).

     It is anticipated that, if the Merger is approved at the Special Meeting and all other conditions to the Merger have been fulfilled or waived, the Agreement of Merger will be filed as soon as practicable following the Special Meeting or the latest adjournment thereof with the Secretary of State of the
State of California (expected to occur on or about June   , 1997). The Merger
will become effective upon such filing. See "-- Conditions to the Merger."

MANNER AND BASIS OF CONVERTING SHARES OF C&S HYBRID COMMON STOCK AND OUTSTANDING C&S HYBRID OPTIONS

     As of the Effective Date, each share of C&S Hybrid Common Stock issued and outstanding immediately prior to the Effective Date (other than shares, if any, as to which dissenters' rights have been exercised pursuant to California law) will be converted into the right to receive 0.1654618 of a share of REMEC Common Stock. No fractional shares of REMEC Common Stock will be issued in connection with the Merger. In lieu of fractional shares, each C&S Hybrid Shareholder who would otherwise be entitled to a fractional share will receive cash equal to the arithmetic average of the closing sales prices of REMEC Common Stock on Nasdaq for the five trading days immediately preceding the Effective Date multiplied by the fraction of a share of REMEC Common Stock to which the shareholder would otherwise be entitled.

     Based on the Exchange Ratio of 0.1654618 of a share of REMEC Common Stock for each share of C&S Hybrid Common Stock, and based on the closing sale price of REMEC Common Stock of $26.50 on Nasdaq on May 8, 1997, each share of C&S Hybrid Common Stock will have a market value of approximately $4.38.

     In addition, each Outstanding C&S Hybrid Option will be assumed by REMEC upon consummation of the Merger. After such assumption, REMEC will issue, upon any partial or total exercise of any Outstanding C&S Hybrid Option, in lieu of shares of C&S Hybrid Common Stock, the number of shares of REMEC Common Stock equal to the product of the number of shares of C&S Hybrid Common Stock purchasable (without regard to vesting) under the Outstanding C&S Hybrid Option immediately prior to the Effective Date multiplied by the Exchange Ratio. The price per share of REMEC Common Stock to be paid upon the exercise of each Outstanding C&S Hybrid Option assumed by REMEC shall be adjusted to equal the quotient of the exercise price per share of C&S Hybrid Common Stock with regard to the Outstanding C&S Hybrid Option divided by the Exchange Ratio. Only whole shares of REMEC Common Stock will be issued upon exercise of an Outstanding C&S Hybrid Option. An Outstanding C&S Hybrid Option will not be exercisable for a fractional share of REMEC Common Stock unless it is exercised to the full extent of shares then subject to it, in which case, in lieu of receiving any fractional share of REMEC Common Stock, the holder of the option will receive in cash the fair market value of the fractional share on the date of exercise. Continuous employment with C&S Hybrid prior to the Effective Date will be credited to an optionee for purposes of determining vesting after the Effective Date. REMEC will register the shares of REMEC Common Stock issued or issuable under C&S Hybrid's 1996 Equity Incentive Plan, under which the Outstanding C&S Hybrid Options were issued, under the Securities Act on a Registration Statement on Form S-8 within 90 days following the Effective Date.

     Based upon the number of outstanding shares of REMEC Common Stock on May 4, 1997 and C&S Hybrid Common Stock as of the Record Date, and assuming that: (i) all outstanding shares of C&S Hybrid Preferred Stock convert to C&S Hybrid Common Stock; (ii) no C&S Hybrid Shareholders exercise dissenters' rights; and
(iii) no outstanding REMEC or C&S Hybrid options are exercised prior to the Effective Date and following such respective dates, approximately 13,095,570 shares of REMEC Common Stock will be outstanding as of the Effective Date, of which approximately 860,000 shares (approximately 6.6% of the total) will be issued to the former holders of C&S Hybrid's Common Stock. Mr. Tao Chow, C&S Hybrid's President, will receive 562,570 shares of REMEC Common Stock and will become the second largest shareholder of REMEC. Accordingly, the former C&S Hybrid Shareholders as a group, and Mr. Chow in particular, will be in a position to have a significant influence on the election of directors and other corporate matters which require the vote of REMEC shareholders.

EXCHANGE OF CERTIFICATES

     Immediately after the Effective Date, REMEC will cause to be mailed or otherwise delivered to each C&S Hybrid Shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates that, immediately prior to the Merger, represented shares of C&S Hybrid Common Stock (the "C&S Hybrid Stock Certificates"). Promptly after the Effective Date, REMEC will notify the holders of C&S Hybrid options of the procedures to be followed in connection with REMEC's assumption of the Outstanding C&S Hybrid Options, which may include delivery of certain documentation to REMEC.

     Upon surrender of a C&S Hybrid Stock Certificate to REMEC or its designated agent, together with a duly executed letter of transmittal, REMEC and ChaseMellon Shareholder Services, REMEC's transfer agent, will arrange for the holder of such certificate to receive in exchange therefor a certificate evidencing the number of shares of REMEC Common Stock to which such holder of C&S Hybrid Common Stock is entitled plus cash for any fractional share. In the event there has been a transfer of ownership of shares of C&S Hybrid Common Stock that is not reflected on the transfer records of C&S Hybrid, REMEC Common Stock may be delivered to a transferee if the certificate representing such C&S Hybrid Common Stock is presented to REMEC, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Until a C&S Hybrid Stock Certificate has been surrendered to REMEC, each such certificate shall be deemed at any time after the Effective Date to represent the right to receive, upon such surrender, certificates for such number of shares of REMEC Common Stock (and cash in lieu of fractional shares) as the shareholder is entitled under the Merger Agreement. After the Effective Date, there will be no further registration of transfers of C&S Hybrid Common Stock.

     C&S HYBRID SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE PRIOR TO APPROVAL OF THE MERGER BY THE C&S HYBRID SHAREHOLDERS AND RECEIPT OF THE TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

INTERESTS OF CERTAIN PERSONS

     Upon the closing of the Merger, C&S Hybrid and each of Tao Chow, Ming Chow, Tri Dinh and Peter Lieu, each of whom is an employee and a shareholder of C&S Hybrid, will enter into employment agreements. See "-- Employment Agreements."

     Following the Effective Date, REMEC will issue options to purchase REMEC Common Stock to employees of C&S Hybrid designated by Tao Chow. See "-- New Stock Option Grants."

     From and after the closing of the Merger, REMEC and C&S Hybrid are required to fulfill the obligations of C&S Hybrid pursuant to any indemnification agreements between C&S Hybrid and its directors and officers existing on or prior to the date of the Agreement of Reorganization. See "-- Indemnification."

     Tao Chow, President and a director and shareholder of C&S Hybrid, owns approximately (i) 39% of the outstanding shares and is a director of Excelics Semiconductor, Inc., a supplier to C&S Hybrid, (ii) 45% of the outstanding shares and is a director and the President and the Chief Financial Officer of Custom Micro

Machining, Inc., a supplier of machine parts to C&S Hybrid, and (iii) 33% of the outstanding shares and is a director of Applied Thin-Film Products, a supplier of circuits to C&S Hybrid.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Under the Agreement of Reorganization, C&S Hybrid has agreed that it will carry on its business in the ordinary course consistent with prior practices and in a prudent, business-like fashion and that it will not: (i) merge with or into or consolidate with any other corporation; (ii) amend its articles of incorporation or bylaws; (iii) change the benefit structure or salary rates for its executive management and employees not covered by collective bargaining agreements; (iv) enter into or materially modify any employment contracts or severance arrangements; (v) enter into collective bargaining or similar agreements; (vi) change its authorized or outstanding capital stock or its capital structure; (vii) incur any indebtedness for borrowed money; (viii) issue or deliver any stock, bonds or other securities or debt instruments, or any options, warrants or other rights calling for the issuance or delivery thereof except to effect the exercise of Outstanding C&S Hybrid Options; (ix) declare or make, or agree to declare or make, any payments or distributions on its capital stock; (x) purchase or redeem, or agree to purchase or redeem, any of its capital stock or other securities; (xi) enter into transactions other than in the ordinary course of business; (xii) terminate or amend any material contract, agreement, license or other instrument to which C&S Hybrid is a party or by which any of its assets are bound, except agreements which by their terms are terminable in the ordinary course of business; or (xiii) enter into certain long-term or significant contracts.

     Prior to the earlier of July 31, 1997, termination of the Agreement of Reorganization or consummation of the Merger, C&S Hybrid will not, and will not cause or permit through any officer, director, agent or representative to, (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group or other person or entity, individually or collectively (including, without limitation, any managers or other employees of C&S Hybrid or any affiliates) (a "Third Party"), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, C&S Hybrid or any merger, consolidation or business combination with C&S Hybrid; (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to, C&S Hybrid in connection with any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, C&S Hybrid or any merger, consolidation or business combination with C&S Hybrid; or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, C&S Hybrid, or any merger, consolidation or business combination with C&S Hybrid. C&S Hybrid agreed to cease any existing activities, discussions or negotiations with any Third Party relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, C&S Hybrid or any merger, consolidation or business combination with C&S Hybrid conducted prior to the date of the Agreement of Reorganization.

     C&S Hybrid has agreed to advise promptly REMEC in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by C&S Hybrid's representations and warranties contained in the Agreement of Reorganization.

     Further, C&S Hybrid has represented to REMEC that, until the closing of the Merger, there would not be (i) any transaction by C&S Hybrid other than in the ordinary course of business or as contemplated by the Agreement of Reorganization or any loss or damage to any of the manufacturing facilities of C&S Hybrid due to fire or other casualty amounting to more than $100,000 in aggregate replacement value; any event that materially and adversely affects the ability of C&S Hybrid to operate its business as a whole in a manner consistent with the way in which such business has been conducted prior to December 31, 1996 or any change in the financial position, assets, liabilities, results of operations or business of C&S Hybrid other than changes in the ordinary course of business which in the aggregate have not been materially adverse; (ii) any dividend or other distribution to or for the holder of any capital stock of C&S Hybrid; (iii) any lawsuit, proceeding or governmental investigation likely to have a material adverse effect on the business of C&S Hybrid; (iv) any event or condition having or likely to have a material adverse effect on the financial position, assets, liabilities, results of operations or business of C&S Hybrid; (v) any increase or decrease in the rates of compensation by C&S Hybrid to any director, officer, employee, agent or consultant, or any bonus, percentage compensation, service award or other benefit, granted, made or accrued to or to the credit of any such person, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by C&S Hybrid other than salary adjustments for non-officer employees in accordance with past practice; (vi) any modification or rescission of, or waiver by C&S Hybrid of rights under, any existing contract of C&S Hybrid having or likely to have a material adverse effect on C&S Hybrid's business; (vii) any discharge or satisfaction by C&S Hybrid of any lien or encumbrance, or any payment of any obligation or liability, other than current liabilities shown on its December 31, 1996 balance sheet and current liabilities incurred since December 31, 1996 in the ordinary course of business; or (viii) any mortgage, pledge, imposition of any security interest, claim, encumbrance or other restriction on any of the assets, tangible or intangible, of C&S Hybrid likely to have a material adverse effect on C&S Hybrid's business or financial condition.

     Each party to the Agreement of Reorganization has agreed to give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in the Agreement of Reorganization to be untrue or incorrect in any material respect at any time from the date of the Agreement of Reorganization to the Effective Date, or (ii) any failure on its part or on the part of any of its subsidiaries, officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under the Agreement of Reorganization. Each party has the right to deliver to the other party a written disclosure letter as to any matter of which it becomes aware following execution of the Agreement of Reorganization which would constitute a breach of any representation, warranty or covenant of the Agreement of Reorganization by such party. The non-disclosing party will have 5 business days from receipt of such disclosure letter to notify the disclosing party that (a) it will close notwithstanding the nondisclosure,
(b) it will not close based on such nondisclosure or (c) further investigation or negotiation is required for it to reach a determination whether or not to close based on such nondisclosure.

     Except as otherwise required by applicable law, each party to the Agreement of Reorganization will keep confidential data, information or documents it obtains from the other and will not disclose (other than to its attorneys, accountants, advisors or prospective investors, who are themselves required to keep such information confidential) prior to the Merger (or ever, if the Merger does not occur) to any third party such data, information or documents obtained from the other or from any director, officer, employee or agent of the other or any data or documents prepared on the basis of such data, information or documents except in each case for any data, information or document which: (i) was or is in the public domain; (ii) was already known prior to its disclosure by the other or (iii) is disclosed to a party by a third party that is not an agent of the other.

     In addition, each company has agreed to afford to the other reasonable access to information and documents relating to the Agreement of Reorganization and the Merger, and providing reasonably requested financial, technical and operating data and other information pertaining to its business.

CONDITIONS TO THE MERGER

     The obligations of REMEC to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including but not limited to the following: (i) the representations and warranties of C&S Hybrid contained in the Agreement of Reorganization will be true in all material respects and C&S Hybrid will have duly performed all covenants required by the Agreement of Reorganization to be performed; (ii) REMEC and Merger Sub will have received the legal closing opinion of counsel to C&S Hybrid; (iii) each director of C&S Hybrid will have resigned; (iv) all consents required for the consummation of the Merger under any agreement or license to which C&S Hybrid is a party or by or under which it is bound or licensed will have been received; (v) C&S Hybrid will have caused to be furnished to REMEC good standing certificates and tax good standing certificates from the jurisdictions in which C&S Hybrid is qualified to conduct business, (vi) the Registration Statement will have been declared effective by the SEC, (vii) the

Merger Agreement and the Merger will have been approved by the C&S Hybrid Shareholders and no more than 10% of the C&S Hybrid Common Stock (or such greater percentage that would allow the Merger to be accounted for as a pooling of interests) will have not been voted in favor of the Merger; (viii) REMEC will have received a satisfactory letter from Ernst & Young LLP to the effect that the Merger will be accounted for as a pooling of interests; (ix) REMEC will have received certain representation letters from certain C&S Hybrid Shareholders for the purpose of obtaining pooling of interests accounting treatment; (x) C&S Hybrid will not have suffered a material adverse change in its financial condition, assets, or business or liabilities; (xi) REMEC will not have determined that the Merger has become inadvisable or impractical by reason of the institution or threat of institution, by any person, of litigation or other proceedings; (xii) the waiting period under the HSR Act will have expired;
(xiii) Messrs. Tao Chow, Ming Chow, Peter Liu and Tri Dinh will have entered into employment agreements with REMEC; and (xiv) all of the shares of C&S Hybrid Preferred Stock will have converted into C&S Hybrid Common Stock.

     The obligations of C&S Hybrid to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including but not limited to the following: (i) the representations and warranties of REMEC and Merger Sub contained in the Agreement of Reorganization will be true in all material respects; (ii) REMEC and Merger Sub will have duly performed all covenants required by the Agreement of Reorganization to be performed; (iii) C&S Hybrid will have received the legal opinion of counsel to REMEC; (iv) the Merger Agreement and the Merger will have been approved by C&S Hybrid Shareholders; (v) C&S Hybrid will have received an opinion of its counsel as to the tax-free nature of the Merger; (vi) the Registration Statement will have been declared effective by the SEC; (vii) REMEC will have caused to be furnished to C&S Hybrid good standing certifications and tax good standing certificates from the jurisdictions in which REMEC is qualified to do business; (viii) Messrs. Tao Chow, Ming Chow, Peter Liu and Tri Dinh will have entered into employment agreements with REMEC; (ix) there will have been no material adverse changes in REMEC's financial condition, business, assets or liabilities; (x) the waiting period under the HSR Act will have expired; (xi) all consents required for the consummation of the Merger under any agreement or license to which REMEC is a party or by or under which it is bound or licensed will have been received;
(xii) C&S Hybrid will have received a copy of the letter from Ernst & Young LLP to the effect that the Merger will be accounted for as a pooling of interests;
(xiii) C&S Hybrid will not have determined that the Merger has become inadvisable or impractical by reason of the institution or threat of institution, by any person, of litigation or other proceedings; and (xiv) REMEC will have assumed Tao Chow's obligations under his personal guaranty relating to C&S Hybrid's leases of its offices and facility.

TERMINATION OR AMENDMENT OF AGREEMENT OF REORGANIZATION

     The Agreement of Reorganization may be terminated at any time prior to the Effective Date, without regard to whether approval of the C&S Hybrid Shareholders to the Merger has been obtained: (a) by mutual consent of REMEC and C&S Hybrid; or (b) by either REMEC or C&S Hybrid if any of the conditions precedent to the obligations of such party have not been fulfilled. See
" -- Conditions to the Merger." The Agreement of Reorganization may be terminated by REMEC alone or C&S Hybrid alone if the Merger has not taken place by July 31, 1997; provided, such right is not available to any party whose failure to fulfill any obligation under the Agreement of Reorganization is a principal cause of or resulted in the failure of the Merger to occur on or before that date.

     The Merger Agreement may be amended by the parties thereto at any time by written approval of C&S Hybrid, Merger Sub and REMEC.

REPRESENTATIONS AND WARRANTIES

     Pursuant to the Agreement of Reorganization, C&S Hybrid has made certain representations and warranties to REMEC and the Merger Sub with respect to, among other things, C&S Hybrid's organization, capitalization, authority to perform under the Agreement of Reorganization, consents required to perform under the Agreement of Reorganization, ownership of assets (including certain intellectual property rights), contractual and other commitments, liabilities, litigation, financial statements, compliance with applicable law, tax matters and other representations customary in transactions of this type.

     Pursuant to the Agreement of Reorganization, REMEC and the Merger Sub have made certain representations and warranties to C&S Hybrid with respect to, among other things, their organization, capitalization, authority to perform under the Agreement of Reorganization, consents required to perform under the Agreement of Reorganization, liabilities, litigation, financial statements, compliance with applicable law, including filing and reporting obligations as a public company, tax matters and other representations customary in transactions of this type.

INDEMNIFICATION

     From and after the closing of the Merger, REMEC will fulfill and honor and cause C&S Hybrid to fulfill and honor in all respects the obligations of C&S Hybrid pursuant to any indemnification agreements between C&S Hybrid and its directors and officers existing on or prior to the date of the Agreement of Reorganization. On or prior to the date of the Agreement of Reorganization, C&S Hybrid has entered into indemnification agreements with each of Tao Chow, Chieh Chang and Christina Ma. From and after the closing of the Merger, the Articles of Incorporation and Bylaws of C&S Hybrid will contain the provisions with respect to indemnification and elimination of liability set forth in C&S Hybrid's Articles of Incorporation and Bylaws in effect on the closing of the Merger, which provisions will not be amended, repealed or modified from the closing of the Merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the closing of the Merger, were directors, officers, employees or agents of C&S Hybrid.

     In the event of any claim, actions, suit, proceeding or investigation to restrain, enjoin, prevent, set aside, invalidate or seek damages with respect to the Agreement of Reorganization or the Merger or seek damages from or to impose obligations upon C&S Hybrid or its directors or officers by reason of the Agreement of Reorganization or the Merger (a "Claim"), then, subject to certain conditions, REMEC will indemnify and hold harmless C&S Hybrid, its officers and directors from any proceedings, investigations, demands, judgments, damages, expenses and costs arising out of such Claim.

EMPLOYMENT AGREEMENTS

     It is a condition to the consummation of the Merger that C&S Hybrid and each of Tao Chow, Ming Chow, Tri Dinh and Peter Lieu enter into employment agreements.

     Pursuant to the employment agreement with Tao Chow, (i) Mr. Chow will be employed as President of C&S Hybrid and Senior Vice President of REMEC, (ii) C&S Hybrid will pay to Mr. Chow a base salary of $200,000 per year and grant to Mr. Chow an option to purchase 30,000 shares of REMEC Common Stock, which option will be exercisable at the closing price of REMEC Common Stock on the date of the closing of the Merger and will vest over a three year period, (iii) Mr. Chow will receive certain benefits, including the right to participate in benefit plans generally available to employees of REMEC, six weeks of paid vacation, relocation expenses in certain circumstances and a $1,000,000 life insurance policy, (iv) Mr. Chow will agree during the three year period beginning upon the date of the employment agreement not to engage in the business of C&S Hybrid as conducted on the date of the employment agreement, and (v) upon termination of Mr. Chow's employment not for "cause," (A) C&S Hybrid will pay to Mr. Chow his base salary for the remaining term of the employment agreement, (B) C&S Hybrid will pay to Mr. Chow a prorated portion of his prior year's bonus and (C) Mr. Chow's 30,000 share option will become fully exercisable.

NEW STOCK OPTION GRANTS

     Following the Effective Date, REMEC will issue options, vesting over a three year period, to purchase 60,500 shares of REMEC Common Stock (not including any options granted separately to Tao Chow under his employment agreement with REMEC) to employees designated by Mr. Chow at an exercise price equal to the closing price of REMEC Common Stock on the date of issuance.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain U.S. federal income tax consequences of the Merger that are generally applicable to REMEC, Merger Sub, C&S Hybrid and C&S Hybrid Shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

     The following discussion is intended only as a summary of certain principal U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval and adoption of the Merger Agreement and the Merger. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular C&S Hybrid Shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock warrants, stock option or stock purchase plans, or in other compensatory transactions. The discussion also does not address the effects of the Merger on holders of Outstanding C&S Hybrid Options. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which C&S Hybrid Common Stock is acquired or REMEC Common Stock is disposed of.

     ACCORDINGLY, C&S HYBRID SHAREHOLDERS AND OTHERS AFFECTED BY THE MERGER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     The Merger has been structured with the intent that it be tax free to REMEC, C&S Hybrid and their respective shareholders for U.S. federal income tax purposes. Fenwick & West LLP, counsel to C&S Hybrid, will render an opinion that the Merger, if consummated on the terms described in this Prospectus/Proxy Statement, will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). The tax opinion referenced above shall be referred to as the "Tax Opinion." The Tax Opinion will be based on and will be subject to certain assumptions and limitations as well as representations received from REMEC, Merger Sub and C&S Hybrid, discussed below. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither C&S Hybrid nor REMEC has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the Merger.

  Tax Consequences Generally Applicable to REMEC, the Merger Sub, C&S Hybrid and C&S Hybrid Shareholders

     Subject to the limitations, qualifications and assumptions referred to herein, the following U.S. federal income tax consequences will result from the
Merger:

          (a) The Merger will constitute a Reorganization if carried out in the manner set forth in the Merger Agreement, and the agreements referred to therein. In such event, no gain or loss will be recognized by holders of C&S Hybrid Common Stock upon exchange of such shares solely for REMEC Common Stock in the Merger, except for cash received in lieu of a fractional share of REMEC Common Stock. Cash payments received by holders of C&S Hybrid Common Stock in lieu of a fractional share of REMEC Common Stock would be treated as if such fractional share of REMEC Common Stock had been issued in the Merger and then redeemed by REMEC. A C&S Hybrid Shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the shareholder's adjusted tax basis in such fractional share. A C&S Hybrid Shareholder who qualifies as a dissenting shareholder under California law and who receives cash will recognize gain or loss upon receipt of such payment, measured by the difference (if any) between the amount of cash received and the shareholder's basis in his C&S Hybrid Common Stock which qualifies as dissenting shares. Such gain or loss generally would be treated as capital gain or capital loss for each such shareholder if he or she held his or her C&S Hybrid Common Stock as a capital asset at the time of the Merger.

          (b) The aggregate tax basis of the REMEC Common Stock received by C&S Hybrid Shareholders in the Merger (including any fractional share of REMEC Common Stock not actually received) will be the same as the aggregate tax basis of the C&S Hybrid Common Stock surrendered in exchange for the REMEC Common Stock (including any fractional shares of REMEC Common Stock not actually received). The aggregate tax basis of the whole shares of REMEC Common Stock actually received by C&S Hybrid Shareholders will be the total aggregate basis described in the immediately preceding sentence, reduced by the basis allocable to fractional shares.

          (c) The holding period of the REMEC Common Stock received by each C&S Hybrid Shareholder in the Merger will include the period for which the C&S Hybrid Common Stock surrendered in exchange therefor were considered to be held, provided that the C&S Hybrid Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) No gain or loss will be recognized by REMEC, the Merger Sub or C&S Hybrid in connection with the Merger.

  Limitations on Opinion and Discussion

     The discussion of certain U.S. federal income tax consequences presented above and the Tax Opinion which will be delivered by C&S Hybrid's counsel will be subject to certain assumptions and will be based on the accuracy of the representations in the Merger Agreement, exhibits thereto, and the agreements, documents and representation certificates referred to therein. Among the principal assumptions upon which the above tax discussion and Tax Opinion will be based include that the Merger will be consummated pursuant to the Merger Agreement, that C&S Hybrid after the Merger will have retained substantially all of its assets, that C&S Hybrid will continue its business as a wholly owned subsidiary of REMEC, that not more than twenty percent (20%) of the total consideration received by C&S Hybrid Shareholders in exchange for their C&S Hybrid Common Stock will be other than REMEC Common Stock in the Merger and that the significant historic C&S Hybrid Shareholders have not disposed of C&S Hybrid Common Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the time of the Merger, to dispose of the REMEC Common Stock to be received in the Merger such that they would not have a significant continuing equity interest in C&S Hybrid after the Merger by virtue of their ownership of REMEC Common Stock.

     A successful IRS challenge to the status of the Merger as a Reorganization would result in C&S Hybrid Shareholders being treated as if they sold their C&S Hybrid Common Stock in a taxable transaction. In such event, each C&S Hybrid Shareholder would be required to recognize gain or loss with respect to the disposition of each of his or her shares of C&S Hybrid Common Stock equal to the difference between the C&S Hybrid Shareholder's basis in such shares and the fair market value, as of the date the Merger becomes effective, of the REMEC Common Stock received in exchange therefor (plus any cash received for fractional shares). Such gain or loss would be treated as capital gain or capital loss for each such shareholder if he or she held his or her C&S Hybrid Common Stock as a capital asset at the time of the Merger. In such event, a C&S Hybrid Shareholder's aggregate basis in the REMEC Common Stock so received would equal their fair market value as of the Effective Date of the Merger, and the C&S Hybrid Shareholder's holding period for such REMEC Common Stock would begin the date after the Merger. C&S Hybrid Shareholders who qualify as dissenting shareholders under California law will be treated as described above.

     Even if the Merger qualifies as a Reorganization, a recipient of REMEC Common Stock at the time of the Merger would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for C&S Hybrid Common Stock). Gain would also have to be recognized to the extent that a C&S Hybrid Shareholder was treated as receiving (directly or indirectly) consideration other than REMEC Common Stock in exchange for C&S Hybrid Common Stock. All or a portion of such gain amounts may be taxable as ordinary income.

ACCOUNTING TREATMENT

     The acquisition of C&S Hybrid by REMEC through the Merger is intended to be accounted for by REMEC as a pooling of interests. Under this method of accounting, the assets and liabilities of C&S Hybrid and REMEC will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. Results of operations of REMEC will include income of C&S Hybrid and REMEC for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for years prior to the Merger will be combined and reported as the results of operations of REMEC.

     To support the treatment of the Merger as a pooling of interests, the affiliates of C&S Hybrid have entered into agreements imposing certain resale limitations on their C&S Hybrid Common Stock prior to the consummation of the Merger and their REMEC Common Stock following consummation of the Merger. Certain affiliates of REMEC have entered into similar agreements. See
"-- Affiliates' Restrictions on Sale of C&S Hybrid and REMEC Stock."

     REMEC's obligation to consummate the Merger is conditioned upon the receipt by REMEC of a letter from Ernst & Young LLP confirming that the Merger will qualify for pooling of interests accounting treatment.

AFFILIATES' RESTRICTIONS ON SALE OF C&S HYBRID AND REMEC STOCK

     The shares of REMEC Common Stock to be issued in the Merger have been registered under the Securities Act by the Registration Statement, thereby allowing such securities to be traded without restriction by any former holder of C&S Hybrid Common Stock: (i) who is not deemed to be an "affiliate" of C&S Hybrid prior to the consummation of the Merger, as "affiliate" is defined for purposes of Rule 145 under the Securities Act; and (ii) who does not become an "affiliate" of REMEC after the Merger. C&S Hybrid Shareholders who may be deemed affiliates of C&S Hybrid will be so advised prior to the Merger.

     C&S Hybrid will use best efforts to cause each C&S Hybrid shareholder who is an affiliate to agree (i) not to make any public sale of any REMEC Common Stock received upon consummation of the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act,
(ii) not to sell, transfer or dispose of, or reduce such person's risk of ownership or investment in, any securities of C&S Hybrid owned by such affiliate during the 30 day period prior to the Effective Date and (iii) not to sell, transfer or dispose of, or reduce such person's risk of ownership or investment in, any securities of REMEC until a financial report including the combined sales and net income of REMEC and C&S Hybrid covering at least 30 days of combined operations after the Effective Date has been publicly released by REMEC. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales of REMEC Common Stock and also on the quantity of resales that such shareholders, and others with whom they may act in concert, may make within any three month period for a period of one year after consummation of the Merger (or longer for a person if that person is an affiliate of REMEC). To ensure that the issuance of REMEC Common Stock in the Merger complies with the Securities Act, certain shareholders of C&S Hybrid will agree that they will not offer to sell, sell or otherwise dispose of any REMEC Common Stock issued to such person in the Merger in violation of the Securities Act.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period has been satisfied. The notifications required under the HSR Act as well as certain information have been furnished to the FTC and the Antitrust Division. At any time before or after consummation of the Merger, and notwithstanding that the HSR Act waiting period has expired, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture by REMEC of businesses of C&S Hybrid or

REMEC. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, REMEC and C&S Hybrid believe that the Merger will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, C&S Hybrid and REMEC would prevail.

MERGER EXPENSES

     Whether or not the Merger is consummated, REMEC and C&S Hybrid will be responsible for their own costs and expenses incurred in connection with the Merger and the transactions contemplated thereby.

ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Date, will remain in effect as the Articles of Incorporation and the Bylaws of C&S Hybrid after the Merger, and thereafter may be amended in accordance with their respective terms and applicable law.

DISSENTERS' RIGHTS

     If the Merger is consummated, any holder of shares of C&S Hybrid Common Stock or C&S Hybrid Preferred Stock which were outstanding on the Record Date for the Special Meeting who votes such shares against the Merger or does not vote such shares in favor of the Merger (including abstaining) and who fully complies with all applicable provisions of Chapter 13 of the California Corporations Code (the "Corporations Code"), is entitled to require C&S Hybrid to purchase such shares (any and all of such shares being referred to in this Prospectus/Proxy Statement as "Dissenting Shares") for cash at their "fair market value" as of the day preceding the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the proposed Merger. The terms of the proposed Merger were first announced on April 11, 1997 (the "Merger Announcement Date").

     Dissenters' rights are exercisable only by the holder of record, not by a beneficial owner who does not hold the shares of record.

     A C&S HYBRID SHAREHOLDER WHO WISHES TO DEMAND THAT C&S HYBRID PURCHASE ALL OR A PORTION OF HIS OR HER SHARES OF C&S HYBRID COMMON STOCK OR PREFERRED STOCK WHICH WERE OUTSTANDING AS OF THE RECORD DATE FOR CASH AT SUCH VALUE MUST DO ALL OF THE FOLLOWING WITH RESPECT TO SUCH SHARES:

          1. Vote such shares against the Merger or abstain from voting such shares on the Merger;

          2. Make a written demand on C&S Hybrid for the purchase of such shares and for the payment in cash of the fair market value of such shares. A vote against, or abstaining from voting on, the Merger does not itself constitute a demand for appraisal under the Corporations Code. If C&S Hybrid Shareholders approve the Merger, then C&S Hybrid will mail to each such shareholder who votes against, or abstains from voting on, the Merger a notice of shareholder approval of the Merger. A written demand by a shareholder seeking dissenter's rights will not be effective unless it is received by C&S Hybrid within thirty days after the date on which such notice of shareholder approval of the Merger is mailed to such shareholder by C&S Hybrid.

          3. Submit to C&S Hybrid, within thirty days after the date on which notice of shareholder approval of the Merger is mailed to such shareholder by C&S Hybrid, the stock certificates representing the shares which such shareholder demands that C&S Hybrid purchase. C&S Hybrid will endorse such certificates to indicate that they represent Dissenting Shares.

     The written demand and the stock certificates should be delivered and addressed to C&S Hybrid, Inc., 804 Buckeye Court, Milpitas, California 95305,
Attention: Mr. Tao Chow.

     The required written demand (the second-numbered requirements above) must state: The number and class of shares of C&S Hybrid Common Stock or Preferred Stock held of record which the shareholder demands be purchased and the amount that such shareholder claims to be the fair market value of such shares as of the day preceding the Merger Announcement Date. The statement of fair market value will constitute an offer by the shareholder to sell such shares at the price set forth in the statement. Thereafter, the shareholder may withdraw a demand for payment only if C&S Hybrid consents to such withdrawal.

     If C&S Hybrid and such shareholder agree that the shareholder has properly exercised dissenters' rights in accordance with Chapter 13 of the Corporations Code, and agree upon the relevant fair market value of the Dissenting Shares, then C&S Hybrid, upon timely surrender of the certificates representing such shares as set forth above, will make payment of the agreed upon amount (plus interest at the legal rate from the date of such agreement) within thirty (30) days after such agreement (or within thirty (30) days after the Effective Date of the Merger, if later). If C&S Hybrid denies that such shareholder has properly exercised dissenters' rights, or C&S Hybrid and such shareholder fail to agree on the relevant fair market value of such shares, such shareholder may, within six (6) months after the date on which the notice of shareholder approval of the Merger is mailed to such shareholder, but not thereafter, file a complaint in the Superior Court for the County of Santa Clara, State of California, requesting the purchase of and payment for such shares or to determine their fair market value or both. The cost of any such action would be assessed or apportioned as the court considered equitable. However, if the court were to determine that the fair market value exceeded the price offered to the shareholder, then C&S Hybrid would be required to pay costs (including, in the court's discretion, attorneys' fees, fees of expert witnesses and interest at the legal rate, if the fair market value were determined to exceed the price offered by C&S Hybrid by at least 25%).

     In the event that the aggregate number of shares held by C&S Hybrid Shareholders for which dissenters' rights may be exercised exceeds 10% of the shares of REMEC Common Stock to be issued in the Merger, REMEC has the right under the Merger Agreement not to proceed with the Merger. See " -- Conditions to the Merger."

     THE FOREGOING IS MERELY A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE RIGHTS OF DISSENTING SHAREHOLDERS. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY PROVISIONS OF CHAPTER 13 OF THE CORPORATIONS CODE WHICH ARE SET FORTH IN FULL IN APPENDIX C TO THIS PROSPECTUS/PROXY STATEMENT.

FINANCIAL ADVISOR FEE

     C&S Hybrid has retained Robert Tillman in connection with the transactions contemplated by the Agreement of Reorganization. At the closing of the Merger, C&S Hybrid will be obligated to pay to Mr. Tillman in cash a fee equal to the fair market value of 2,975 shares of REMEC Common Stock, which value will be determined by the last reported sales price for such securities on the last trading day prior to the consummation of the Merger. Additionally, Tao Chow, Ming Chow, Tri Dinh and Peter Liu, each of whom is a shareholder of C&S Hybrid, has agreed to pay Mr. Tillman at the closing of the Merger an aggregate of 5,525 shares of REMEC Common Stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the merger between C&S Hybrid, Inc. ("C&S Hybrid") and REMEC, Inc. ("REMEC") using the pooling of interests method of accounting and are based upon the respective historical financial statements and notes thereto of C&S Hybrid and REMEC appearing elsewhere in this Prospectus/Proxy Statement. To reflect the pooling of interest, the operating results of C&S Hybrid for each of its three fiscal years ended December 31, 1996 have been combined with REMEC's operating results for each of its three fiscal years ended January 31, 1997. The unaudited pro forma condensed combined financial statements should be read in conjunction with each of the historical financial statements referred to above and the notes thereto. The proposed Merger requires the approval of a majority of the outstanding shares of C&S Hybrid. The pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been for the periods presented had the transaction occurred on the date indicated and do not purport to indicate the results of future operations.

                                  REMEC, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                               JANUARY 31,     DECEMBER 31,
                                                  1997             1996         PRO FORMA      PRO FORMA
                                                  REMEC         C&S HYBRID      ADJUSTMENT     COMBINED
                                               -----------     ------------     ----------     ---------
Cash and cash equivalents....................   $  62,402         $  (27)                      $  62,375
Accounts receivable..........................      10,488          2,359                          12,847
Inventories..................................      14,768          2,504                          17,272
Other current assets.........................       2,857            146                           3,003
                                                 --------         ------                        --------
  Total current assets.......................      90,515          4,982                          95,497
Property, plant and equipment................      13,139          2,176                          15,315
Intangible and other assets..................       4,660             --                           4,660
                                                 --------         ------                        --------
  Total assets...............................   $ 108,314         $7,158                       $ 115,472
                                                 ========         ======                        ========

Short term debt and current portion of long
  term debt..................................   $      --         $  500                       $     500
Accounts payable.............................       3,351          1,459                           4,810
Accrued expenses.............................       7,687            280            214            8,181
                                                 --------         ------                        --------
  Total current liabilities..................      11,038          2,239                          13,491
Other long term liabilities..................       1,381            808                           2,189
Total shareholders' equity...................      95,895          4,111           (214)          99,792
                                                 --------         ------                        --------
  Total liabilities and shareholders'
     equity..................................   $ 108,314         $7,158                       $ 115,472
                                                 ========         ======                        ========

                                  REMEC, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED JANUARY 31, 1997
               UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                           JANUARY 31,     DECEMBER 31,
                                                              1997             1996         PRO FORMA
                                                              REMEC         C&S HYBRID      COMBINED
                                                           -----------     ------------     ---------
Net sales................................................    $85,944         $ 13,112        $99,056
Cost of sales............................................     63,660            7,550         71,210
                                                             -------          -------        -------
  Gross profit...........................................     22,284            5,562         27,846
Operating expenses:
  Selling, general and administrative....................     11,811            3,850         15,661
  Research and development...............................      2,840              527          3,367
                                                             -------          -------        -------
          Total operating expenses.......................     14,651            4,377         19,028
                                                             -------          -------        -------
Income from operations...................................      7,633            1,185          8,818
Interest (income) expense and other......................       (348)              38           (310)
                                                             -------          -------        -------
Income before provision for income taxes.................      7,981            1,147          9,128
Provision for income taxes...............................      3,111              562          3,673
                                                             -------          -------        -------
Net income...............................................    $ 4,870         $    585        $ 5,455
                                                             =======          =======        =======
Net income per common share..............................    $   .54                         $   .56
                                                             =======                         =======
Shares used in computing per share amounts...............      9,039                           9,773
                                                             =======                         =======

                                  REMEC, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED JANUARY 31, 1996
               UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                           JANUARY 31,     DECEMBER 31,
                                                              1996             1995         PRO FORMA
                                                              REMEC         C&S HYBRID      COMBINED
                                                           -----------     ------------     ---------
Net sales................................................    $62,145         $ 10,854        $72,999
Cost of sales............................................     46,598            5,146         51,744
                                                             -------          -------        -------
  Gross profit...........................................     15,547            5,708         21,255
Operating expenses:
  Selling, general and administrative....................      9,583            3,750         13,333
  Research and development...............................      2,274              666          2,940
                                                             -------          -------        -------
          Total operating expenses.......................     11,857            4,416         16,273
                                                             -------          -------        -------
Income from operations...................................      3,690            1,292          4,982
Interest (income) expense and other......................         35               39             74
                                                             -------          -------        -------
Income before provision for income taxes.................      3,655            1,253          4,908
Provision for income taxes...............................      1,499              677          2,176
                                                             -------          -------        -------
Net income...............................................    $ 2,156         $    576        $ 2,732
                                                             =======          =======        =======
Net income per common share..............................    $   .32                         $   .37
                                                             =======                         =======
Shares used in computing per share amounts...............      6,639                           7,335
                                                             =======                         =======

                                  REMEC, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED JANUARY 31, 1995
               UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                           JANUARY 31,     DECEMBER 31,
                                                              1995             1994         PRO FORMA
                                                              REMEC         C&S HYBRID      COMBINED
                                                           -----------     ------------     ---------
Net sales................................................    $57,553         $  8,217        $65,770
Cost of sales............................................     42,707            4,140         46,847
                                                             -------          -------        -------
  Gross profit...........................................     14,846            4,077         18,923
Operating expenses:
  Selling, general and administrative....................      9,244            2,981         12,225
  Research and development...............................      1,028              298          1,326
                                                             -------          -------        -------
          Total operating expenses.......................     10,272            3,279         13,551
                                                             -------          -------        -------
Income from operations...................................      4,574              798          5,372
Interest (income) expense and other......................        299                7            306
                                                             -------          -------        -------
Income before provision for income taxes.................      4,275              791          5,066
Provision for income taxes...............................      1,743              299          2,042
                                                             -------          -------        -------
Net income...............................................    $ 2,532         $    492        $ 3,024
                                                             =======          =======        =======
Net income per common share..............................    $   .38                         $   .41
                                                             =======                         =======
Shares used in computing per share amounts...............      6,667                           7,363
                                                             =======                         =======

                                  REMEC, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE A -- MERGER

     REMEC anticipates acquiring all of the outstanding shares of preferred and common stock of C&S Hybrid in exchange for approximately 860,000 shares of REMEC's common stock except for fractional shares which will be acquired for cash. The transaction will be accounted for as a pooling of interest; accordingly, all of the assets and liabilities of C&S Hybrid will be carried forward as their historical cost basis, and the operating results of C&S Hybrid will be combined with those of REMEC for all periods presented.

     The unaudited pro forma condensed combined balance sheet as of January 31, 1997 have been adjusted to reflect the accrual of certain estimated costs of the transaction. The actual costs of the transaction will be expensed as incurred.

                         REMEC SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements for REMEC and the notes thereto and "REMEC's Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected consolidated financial data set forth below for each of the years in the five-year period ended January 31, 1997 are derived from the audited consolidated financial statements of REMEC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED JANUARY 31,
                                          --------------------------------------------------------
                                           1993        1994        1995        1996         1997
                                          -------     -------     -------     -------     --------
STATEMENT OF OPERATIONS DATA:
Net sales...............................  $42,347     $46,577     $57,553     $62,145     $ 85,944
Cost of sales...........................   29,749      33,196      42,707      46,598       63,660
                                          -------     -------     -------     -------     --------
  Gross profit..........................   12,598      13,381      14,846      15,547       22,284
Operating expenses:
  Selling, general and administrative...    6,484       7,256       9,244       9,583       11,811
  Research and development..............      992         782       1,028       2,274        2,840
                                          -------     -------     -------     -------     --------
          Total operating expenses......    7,476       8,038      10,272      11,857       14,651
                                          -------     -------     -------     -------     --------
Income from operations..................    5,122       5,343       4,574       3,690        7,633
Interest expense and other..............      (43)        (38)        299          35         (348)
                                          -------     -------     -------     -------     --------
Income before provision for income
  taxes.................................    5,165       5,381       4,275       3,655        7,981
Provision for income taxes..............    1,638       1,836       1,743       1,499        3,111
                                          -------     -------     -------     -------     --------
Income before extraordinary item........    3,527       3,545       2,532       2,156        4,870
Extraordinary item......................      167          --          --          --           --
                                          -------     -------     -------     -------     --------
Net income..............................  $ 3,694     $ 3,545     $ 2,532     $ 2,156     $  4,870
                                          =======     =======     =======     =======     ========
Net income per share....................  $   .44     $   .52     $   .38     $   .32     $    .54
                                          =======     =======     =======     =======     ========
Shares used in per share calculations...    8,429       6,852       6,667       6,639        9,039
                                          =======     =======     =======     =======     ========

                                                               AT JANUARY 31,
                                          --------------------------------------------------------
                                           1993        1994        1995        1996         1997
                                          -------     -------     -------     -------     --------
BALANCE SHEET DATA:
Cash and cash equivalents...............  $ 3,349     $ 3,671     $ 1,755     $ 1,326     $ 62,402
Working capital.........................   10,332      13,367      11,993      11,912       79,479
Total assets............................   21,378      30,878      29,190      33,739      108,314
Long-term debt..........................    1,008       3,895       1,165       1,900           --
Total shareholders' equity..............   13,593      17,158      18,713      20,094       95,895

                                                                                  JANUARY 31,
                                                                              --------------------
                                                                               1996         1997
                                                                              -------     --------
BACKLOG(1):
Commercial..............................                                      $45,134     $ 67,614
Defense.................................                                       42,382       60,182
                                                                              -------     --------
          Total.........................                                      $87,516     $127,796
                                                                              =======     ========

---------------
(1) Backlog is not necessarily indicative of future sales and is generally subject to cancellation.

                 REMEC'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     REMEC commenced operations in 1983 and has become a leader in the design and manufacture of MFMs for the defense industry. REMEC's consolidated results of operations include the operations of REMEC Microwave ("Microwave"), REMEC Wireless, Inc. ("Wireless"), Humphrey, Inc. ("Humphrey"), RF Microsystems and Magnum.

     All revenue and related costs of sales are recognized when products are shipped or engineering services are performed. In fiscal 1996 and fiscal 1997, sales to REMEC's top ten customers accounted for approximately 60% and 62%, respectively, of total net sales; sales to REMEC's top three customers accounted for approximately 30% and 31%, respectively, of total net sales; and sales to the top customer accounted for 13% and 18%, respectively, of total net sales. REMEC recorded revenue of approximately $27.9 million (32%) of total revenue for fiscal 1997 to the wireless telecommunications market. As of January 31, 1997, REMEC had an order backlog of $127.8 million, with $67.6 million (53%) representing commercial wireless telecommunications orders. REMEC expects sales to the commercial telecommunications market to represent an increasing percentage of revenue in the near future because of its backlog and REMEC's strategy to increase its presence in the commercial wireless telecommunications market. REMEC's international sales as a percentage of net sales for fiscal years 1996 and 1997 were 16% and 9%, respectively. The international sales percentages do not include products sold to foreign end users by REMEC's domestic OEM customers.

     REMEC's research and development efforts in the defense industry are conducted in direct response to the unique requirements of a customer's order and, accordingly, expenditures related to such efforts are included in cost of sales and the related funding is included in net sales. As a result, historical REMEC funded research and development expenses have been minimal. As REMEC's commercial business has expanded, research and development expenses have generally increased in amount and as a percentage of sales. REMEC expects this trend to continue, although research and development expenses may fluctuate on a quarterly basis both in amount and as a percentage of sales.

     Effective January 31, 1994, REMEC acquired all the outstanding stock of Humphrey in a transaction that was accounted for as a purchase. Humphrey designs and manufactures precision instruments for guidance, control and measurement systems used in defense and commercial applications. Effective April 30, 1996, REMEC acquired all of the outstanding common stock of RFM and various VSAT (very small aperture terminals) microwave design and manufacturing resources from STM in a transaction that was accounted for as a purchase. RFM provides the Department of Defense with research and analysis, systems engineering and test evaluation services. The consolidated statements of income and cash flows for the year ended January 31, 1997 include RFM's operating results from April 30, 1996. REMEC's January 31, 1997 balance sheet includes RFM's assets and liabilities.

     On August 26, 1996, REMEC acquired all of the outstanding common stock of Magnum in a transaction that was accounted for as a pooling of interests. Magnum is a leading supplier of oscillators and mixers. All accompanying historical financial statement information has been restated to include Magnum's operations and assets and liabilities.

     On February 28, 1997, REMEC acquired all of the outstanding common stock of Radian, in a transaction that was accounted for as a pooling of interests. Radian provides the defense market with microwave components, primarily synthesizers, receivers, oscillators and filters. In March 1997, REMEC acquired Veritek, a producer of high quality surface mount manufacturing assemblies. Since Radian and Veritek were acquired after the end of fiscal 1997, no financial statements included herein reflect the results of operations or assets and liabilities of Radian or Veritek.

     In April 1997, REMEC reached a definitive agreement to acquire C&S Hybrid through a merger of C&S Hybrid into a newly formed subsidiary of REMEC. C&S Hybrid designs and manufactures microwave components and MFMs. The C&S Hybrid Shareholders are expected to receive approximately 860,000 shares of REMEC's Common Stock in the acquisition. Completion of the acquisition is subject to satisfaction of customary conditions and, if completed, will be treated as a pooling of interests.

     REMEC's microwave defense business is conducted at Microwave, Magnum and RFM, its commercial wireless telecommunications business is conducted through Wireless and Magnum and its precision instrument business is conducted at Humphrey.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total net sales, certain consolidated statement of income data for the periods indicated.

                                                                          FISCAL YEARS
                                                                       -------------------
                                                                       1995    1996    1997
                                                                       ---     ---     ---
    Net sales........................................................  100%    100%    100%
      Cost of goods sold.............................................   74      75      74
                                                                       ---     ---     ---
         Gross profit................................................   26      25      26
    Operating Expenses:
      Selling, general & administrative..............................   16      15      14
      Research and development.......................................    2       4       3
                                                                       ---     ---     ---
         Total operating expenses....................................   18      19      17
    Income from operations...........................................    8       6       9
    Interest (income) expense........................................    1      --      (1)
                                                                       ---     ---     ---
    Income before income taxes.......................................    7       6      10
    Provision for income taxes.......................................    3       3       4
                                                                       ---     ---     ---
    Net Income.......................................................    4%      3%      6%
                                                                       ===     ===     ===

FISCAL YEAR ENDED JANUARY 31, 1997 VS. FISCAL YEAR ENDED JANUARY 31, 1996

     Net Sales. Net sales increased 38% from $62.1 million during fiscal 1996 to $85.9 million for fiscal 1997. The increase in net sales is attributable to sales increases at all of REMEC's operating subsidiaries, including $4.8 million of net sales of RFM from the effective date of the acquisition. Microwave net sales increased from $26.9 million for fiscal 1996, to $27.5 million for fiscal 1997. Humphrey net sales increased from $20.6 million in fiscal 1996 to $21.2 million in fiscal 1997, Wireless net sales increased from $5.4 million in fiscal 1996 to $21.1 million in fiscal 1997 and Magnum net sales increased from $9.4 million in fiscal 1996 to $11.3 million in fiscal 1997.

     The increase in Microwave net sales is attributable to increased defense bookings during fiscal 1997. Results for fiscal 1996 include $2.4 million of non-recurring Microwave revenue, $0.9 million of gross profit and $0.3 million of selling, general and administrative expenses associated with the settlement of a termination claim for a large defense contract that was terminated in December 1992. The increase in Humphrey revenue is primarily attributable to increased shipments on production contracts for existing programs and customers. Sales to commercial wireless customers for Wireless were almost entirely attributable to the production of microwave front-ends and VSAT equipment for P-COM and STM, respectively. Magnum sales include commercial wireless sales of $5.6 million and $6.8 million for fiscal 1996 and 1997, respectively. With the inclusion of Magnum commercial wireless sales, consolidated commercial wireless sales were $11.0 million and $27.9 million, or 18% and 32%, of total sales for fiscal 1996 and 1997, respectively.

     Gross Profit. Gross profit increased 43% from $15.5 million for fiscal 1996 to $22.3 million for fiscal 1997. Gross margin increased from 25% in fiscal 1996 to 26% in fiscal 1997. Gross margins for Microwave were 20% in fiscal 1996 and 22% in fiscal 1997. Gross margins for Humphrey were 30% for fiscal 1996 versus 33% for fiscal 1997. Humphrey gross profit for fiscal 1996 was adversely affected by a $1.1 million provision for additional losses on certain long-term contracts in place at the time of REMEC's acquisition of Humphrey. Gross margin for Wireless for fiscal 1996 were 12% versus 20% for the comparable fiscal 1997 period. Wireless gross margins increased due to the increased sales volume. Magnum gross margins increased from 37% for fiscal 1996 to 39% for the comparable fiscal 1997 period. The improved gross margin is attributable to the increased sales volume. With the inclusion of the gross profit on Magnum commercial wireless sales of $2.1 million and $2.7 million, respectively, consolidated commercial wireless gross margins were 25% for both fiscal

1996 and fiscal 1997. Gross profit for fiscal 1997 includes $649,000 of gross profit from RFM with a gross margin of 14%.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses increased 23% from $9.6 million during fiscal 1996 to $11.8 million for fiscal 1997. This increase is primarily attributable to additional SG&A costs associated with the Wireless and RFM operations, neither of which were significant contributors to prior year SG&A costs. Wireless was operating at start-up levels during fiscal 1996, while RFM was not included in prior year results as it was not acquired until the second quarter of fiscal 1997. In addition, SG&A expenses for fiscal 1997 increased due to $424,000 of non-recurring acquisition costs associated with the Magnum merger. SG&A declined as a percentage of net sales from 15% for fiscal 1996 to 14% for fiscal 1997, due to increased sales volume. REMEC expects SG&A expenses to increase in absolute dollars in the future as it pursues opportunities in the commercial wireless telecommunications market.

     Research and Development Expenses. Research and development expenses increased from $2.3 million for fiscal 1996 to $2.8 million for fiscal 1997. This increase resulted primarily from commercial wireless telecommunications research and development expenses totaling $1.5 million during fiscal 1997 versus $937,000 for the comparable fiscal 1996 period. This increase is a result of the start-up of the commercial wireless business.

     Interest (Income) Expense. Interest expense decreased from $35,000 of interest expense for fiscal 1996 to a total interest income of $348,000 for fiscal 1997. The change is primarily attributable to the increased level of cash on hand as a result of the funds generated from REMEC's initial public offering which was consummated in February 1996. The interest expense incurred during the prior year reflects interest on debt obligations incurred in connection with the Humphrey acquisition, net of interest income generated at Magnum.

     Provision for Income Taxes. REMEC's effective income tax rate declined from 41% for fiscal 1996 to 39% for fiscal 1997. The decrease reflects the benefit of available tax credits on certain capital expenditures. REMEC expects its fiscal 1998 effective tax rate to be approximately 39%.

FISCAL YEAR ENDED JANUARY 31, 1996 VS. FISCAL YEAR ENDED JANUARY 31, 1995

     Net Sales. Net sales increased 8% from $57.6 million in fiscal year ended January 31, 1995 to $62.1 million in fiscal year ended January 31, 1996. The effects of a reduction in defense Microwave and Magnum sales were offset by increased Humphrey and Wireless sales. Microwave sales decreased from $30.5 million for fiscal 1995 to $26.9 million for fiscal 1996. Magnum sales decreased from $11.3 million in fiscal 1995 to $9.4 million in fiscal 1996. Humphrey net sales increased from $15.8 million in fiscal 1995 to $20.6 million in fiscal 1996, while Wireless net sales were $5.4 million for fiscal 1996 versus no sales during fiscal 1995.

     The decrease in Microwave sales is attributable to continued reductions in available defense industry production programs as well as the defense marketplace factors discussed above. This decrease was offset by $2.4 million of non-recurring Microwave revenue associated with the settlement of a claim relating to a large defense contract that was terminated in December 1992. The increase in Humphrey revenue is primarily attributable to increased shipments on production contracts for existing programs and customers. Sales to commercial wireless customers were almost entirely attributable to the production of microwave front-ends for P-COM. The primary reason for the decrease in Magnum sales was a $2.3 million reduction in cavity oscillator shipments to Harris-Farinon, Magnum's single largest customer. While the decrease represents a permanent reduction in this business, Magnum has designed a series of oscillators to replace the obsolete cavity oscillators and has begun shipments of these products to Harris-Farinon. To a lesser extent, the decrease in revenue is attributable to the relocation of Magnum's facility from Fremont to San Jose which temporarily disrupted production.

     Gross Profit. Gross profit increased 5% from $14.8 million for fiscal 1995 to $15.6 million for fiscal 1996. Gross margin declined from 26% in fiscal 1995 to 25% in fiscal 1996. Gross margins for Microwave were 20% for both periods. A decrease in Microwave gross profit on recurring contracts was offset by the gross profit on the non-recurring revenue associated with the settlement described above. Gross margins for Humphrey were 26% for fiscal 1995 and 30% for fiscal 1996. Gross margin for Wireless for fiscal 1996 was 12%. Wireless gross margins were affected by start-up costs associated with the P-COM contract. Magnum gross margins decreased from 40% in fiscal 1995 to 37% in fiscal 1996. This decrease is due primarily to the reduced revenue levels in the cavity oscillator product line, the disruption in operations created by the facility relocation and the continued erosion of the average selling prices in many of Magnum's products.

     Selling, General and Administrative Expenses. SG&A expenses increased 4% from $9.2 million during fiscal 1995 to $9.6 million for fiscal 1996. The increase in SG&A is primarily attributable to the recognition of expenses associated with the settlement described above. These expenses as a percentage of net sales declined from 16% for fiscal 1995 to 15% for fiscal 1996.

     Research and Development Expenses. Research and development expenses increased from $1.0 million for fiscal 1995 to $2.3 million for fiscal 1996. This increase resulted primarily from initial commercial wireless telecommunications research and development expenses totaling $937,000 during fiscal 1996.

     Interest (Income) Expense. Interest expense decreased from $298,000 for fiscal 1995 to $35,000 for fiscal 1996. The decrease is attributable to continued reductions in average bank borrowings as REMEC reduced the debt attributable to the Humphrey acquisition.

     Provision for Income Taxes. REMEC's effective income tax rate was 41% in fiscal 1995 and 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At January 31, 1997, REMEC had $62.4 million of cash and cash equivalents and $79.5 million of working capital. REMEC also has $17.0 million in available credit facilities consisting of a $9.0 million revolving working capital line of credit and a $8.0 million revolving term loan. The borrowing rate under both credit facilities is prime. The revolving working capital line of credit terminates July 1, 1998. The revolving period under the term loan expires July 1, 1998, at which time any loan amount outstanding converts to a term loan to be fully amortized and paid in full by January 2, 2002. As of January 31, 1997, there were no borrowings outstanding under REMEC's credit facilities. During fiscal 1997, REMEC's net cash provided by operations was approximately $881,000. The fiscal year 1997 net cash provided by operations primarily consisted of approximately $7.5 million of net income and depreciation and amortization expenses offsetting increases in accounts receivable and inventories of $4.0 million and $2.2 million, respectively. The increase in accounts receivable and inventories during fiscal 1997 resulted from REMEC's increased level of sales.

     Investing activities utilized $8.9 million in cash during fiscal 1997, primarily as a result of the $4.0 million cash acquisition of RFM, and $6.3 million of capital expenditures, the bulk of which were associated with the expansion of REMEC's commercial wireless telecommunications business. The above expenditures were financed primarily by funds raised in REMEC's public offerings completed in February 1996 and January 1997. REMEC's future capital expenditures will continue to be substantially higher than historical levels as a result of commercial wireless telecommunications expansion requirements.

     In February 1996, REMEC completed an initial public offering in which it sold a total of approximately 2.3 million shares of Common Stock at $8.00 per share. The net proceeds from the offering after deducting underwriting commissions and expenses totaled $15.6 million. In January 1997, REMEC sold approximately 2.4 million shares of Common Stock at $23.00 per share in a public offering. The net proceeds from the offering after deducting underwriting commissions and expenses totaled $52.0 million. REMEC also realized proceeds of approximately $3.2 million from additional issuances of stock primarily attributable to REMEC's Employee Stock Purchase Plan and a private equity placement by REMEC's Magnum subsidiary completed prior to its merger in August 1996. In addition to the funds invested in connection with the acquisition of RFM, an additional $2.4 million of the initial public offering proceeds were utilized to pay down certain bank obligations, including $526,000 of obligations assumed in the acquisition of RFM.

     REMEC's future capital requirements will depend upon many factors, including the nature and timing of orders by OEM customers, the progress of REMEC's research and development efforts, expansion of REMEC's marketing and sales efforts, and the status of competitive products. REMEC believes that available capital resources and the proceeds from the Follow-On Offering will be adequate to fund its operations for at least twelve months.

                       C&S HYBRID SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the unaudited financial statements of C&S Hybrid and "C&S Hybrid's Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The selected financial data set forth below for each of the years in the five-year period ended December 31, 1996 are derived from the unaudited financial statements of C&S Hybrid.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                               1992       1993       1994       1995        1996
                                              ------     ------     ------     -------     -------
Statement of Operations Data:
Net sales...................................  $3,897     $4,640     $8,217     $10,854     $13,112
Cost of sales...............................   1,974      2,408      4,140       5,146       7,550
                                              ------     ------     ------     -------     -------
  Gross profit..............................   1,923      2,232      4,077       5,708       5,562
Operating expenses:
  Selling, general and administrative.......   1,606      1,708      2,981       3,750       3,850
  Research and development..................     203        301        298         666         527
                                              ------     ------     ------     -------     -------
          Total operating expenses..........   1,809      2,009      3,279       4,416       4,377
                                              ------     ------     ------     -------     -------
Income from operations......................     114        223        798       1,292       1,185
Interest expense and other..................      16         (1)        (7)        (39)        (38)
                                              ------     ------     ------     -------     -------
Income before provision for income taxes....     130        222        791       1,253       1,147
Provision for income taxes..................     160         90        299         677         562
                                              ------     ------     ------     -------     -------
Net income (loss)...........................  $  (30)    $  132     $  492     $   576     $   585
                                              ======     ======     ======     =======     =======
Net income (loss) per share.................  $ (.01)    $  .03     $  .12     $   .14     $   .13
                                              ======     ======     ======     =======     =======
Shares used in per share calculations.......   3,743      4,208      4,208       4,208       4,438
                                              ======     ======     ======     =======     =======

                                                                AT DECEMBER 31,
                                              ----------------------------------------------------
                                               1992       1993       1994       1995        1996
                                              ------     ------     ------     -------     -------
Balance Sheet Data:
Cash and cash equivalents...................  $  478     $  135     $  241      $  199      $  (27)
Working capital.............................   1,196      1,595      1,928       2,170       2,743
Total assets................................   2,252      2,780      3,974       5,019       7,158
Long-term debt..............................     132        299        406         323         808
Total shareholders' equity..................   1,780      2,055      2,556       3,130       4,111

               C&S HYBRID'S MANAGEMENT DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     C&S Hybrid was formed in 1984 and designs, manufactures and markets transmitter and receiver hardware assemblies that are integrated by C&S Hybrid's customers into terrestrial-based point-to-point microwave radios primarily for use in commercial applications.

     C&S Hybrid had net sales of $13.1 million in its fiscal year ended December 31, 1996 and, as of December 31, 1996, had working capital of $2.7 million and shareholders' equity of $4.1 million. All revenue and related costs of sales are recognized when products are shipped. Research and development expense is recognized as it is incurred. See "Risk Factors -- Risks Related to C&S
Hybrid -- Fluctuations in Operating Results."

     C&S Hybrid's sales of its products are concentrated among a few major customers. During C&S Hybrid's fiscal year ended December 31, 1996, its largest two customers accounted for 95% of total revenues, with Digital Microwave Corporation accounting for 67% and Harris-Farinon accounting for 28% of such total revenues. C&S Hybrid believes that its future success will depend in part upon its ability to obtain orders from new customers, as well as the financial condition and success of its customers and the general economy. See "Risk Factors -- Risks Related to C&S Hybrid -- Customer Concentration" and "Information Concerning C&S Hybrid -- Markets and Customers."

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of net sales, certain unaudited profit and loss statement data for fiscal years 1995 and 1996:

                                                                              FISCAL YEAR
                                                                             -------------
                                                                             1995     1996
                                                                             ----     ----
    Net Sales..............................................................  100%     100%
      Cost of sales........................................................   47       58
                                                                             ---      ---
         Gross Profit......................................................   53       42
    Operating Expenses:
      Selling, general & administrative....................................   35       29
      Research and development.............................................    6        4
                                                                             ---      ---
         Total operating expenses..........................................   41       33
                                                                             ---      ---
    Income from operations.................................................   12        9
                                                                             ---      ---
      Income before income taxes...........................................   12        9
    Provision for income taxes.............................................    6        5
                                                                             ---      ---
    Net Income.............................................................    6 %      4 %
                                                                             ===      ===

FISCAL YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1996

     Net Sales. Net sales were $10.9 million in 1995 compared to $13.1 million in 1996, an increase of 21%. The increase was primarily attributable to increased product sales by C&S Hybrid to two existing customers, Digital Microwave Corporation and Harris-Farinon.

     Gross Profit. Gross profit was $5.7 million in 1995 compared to $5.6 million in 1996, a decrease of approximately $0.1 million. Gross margin was 53% in 1995 compared to 42% in 1996, a decrease of 11%. Net sales per direct labor person were approximately $162,000 in 1995 compared to approximately $138,000 in 1996. The decrease in gross margin was primarily due to an increase in direct labor costs related to hiring of additional employees in manufacturing. The decrease in gross margin was also due to the sale by C&S Hybrid of new products, which tend to have a higher cost of production at the beginning of the sales cycle.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were $3.8 million in 1995 compared to $3.9 million in 1996, an increase of 3%. SG&A expenses as a percent of sales was 35% in 1995 compared to 29% in 1996. The increase in SG&A expenses was primarily attributable to an increase of employees in customer service and administration.

     Research and Development Expenses. Research and development ("R&D") expenses were approximately $666,000 in 1995 compared to approximately $527,000 in 1996, a decrease of 21%. R&D expenses as a percent of sales was 6% in 1995 compared to 4% in 1996. The decrease in R&D expenses was primarily due to increased activity during 1995 relating to obtaining an expanded supplier base to provide key components and to design new products. During 1996, C&S Hybrid decided to seek no longer such additional suppliers and instead focused on introducing newly designed products into the market. This resulted in 1996 in decreased R&D activity and, therefore, decreased R&D expenses.

     Interest (Income) Expense. Interest expense was approximately $39,000 in 1995 compared to approximately $38,000 in 1996. Interest expense resulted primarily from debt financing through a revolving working capital line of credit and a capital lease line of credit.

     Provision For Income Taxes. The effective income tax rate was 43% in 1995 compared to 49% in 1996. The decrease was primarily due to an increase in tax credits for certain capital expenditures.

LIQUIDITY AND CAPITAL RESOURCES

     C&S Hybrid finances its activities through the sales of products, borrowing under existing revolving working capital and equipment financing lines of credit and an open capital lease line of credit and, to a lesser extent, the issuance of equity to certain employees and directors. At May 8, 1997, C&S Hybrid had $1.4 million available for borrowing under the revolving working capital line of credit and $1 million available for borrowing under the equipment financing line of credit. Financing is available under the open capital lease line of credit upon request by C&S Hybrid and approval of each such request by the lender thereunder. The interest rate under each of the revolving working capital and equipment financing lines of credit is prime plus .50%, and the interest rates under the open capital lease line of credit ranges from 9.5% to 11.5%. Cash and cash equivalents was approximately $199,000 at December 31, 1995 compared to approximately negative $27,000 at December 31, 1996. At December 31, 1996, C&S Hybrid had $2.7 million in working capital.

     C&S Hybrid's future capital requirements will depend upon many factors, including the nature and timing of orders by its customers, the progress of its research and development efforts, the expansion of its marketing and sales efforts and the status of its competitors. C&S Hybrid believes that available capital resources will be adequate to fund its operations at current levels for at least twelve months. However, in order to take advantage of available growth opportunities, C&S Hybrid believes that it needs to increase investment in research and development, manufacturing facilities, and marketing and distribution. C&S Hybrid believes that capital resources presently available to it may not be sufficient to fund in full such an increase in investment. Following the Merger, REMEC, which has greater financial resources and access to capital than C&S Hybrid, may assist the funding of such investment. See "Risk Factors -- Risks Related to C&S Hybrid -- Future Additional Capital Requirements."

                          INFORMATION CONCERNING REMEC

INTRODUCTION

     REMEC is a leader in the design and manufacture of microwave multi-function modules (MFMs) for microwave transmission systems used in defense applications and has recently entered, and now derives significant revenue from, the commercial wireless telecommunications market. REMEC believes that its expertise in microwave transmission system components such as filters, amplifiers, mixers, switches and oscillators and its expertise in integrating these components into MFMs give REMEC a strong competitive position in the emerging commercial wireless infrastructure equipment market. REMEC's capabilities enable it to develop and manufacture MFMs with reduced size, weight, parts count and cost, and increased reliability and performance.

     REMEC's products operate at high RF (800 MHz to 1 GHz), microwave (1 GHz to 20 GHz) and millimeter wave (20 GHz to 50 GHz) frequencies (these frequencies are collectively referred to elsewhere in this Prospectus/Proxy Statement as microwave). Modern wireless telecommunications systems employ microwave transmission technology pioneered in the defense industry. Microwave frequency bands have been used for emerging wireless telecommunications applications because they are less congested and have more available bandwidth, affording greater voice, data and video transmission capacity than lower frequency bands. Fueled by technological advances and regulatory changes, demand for wireless telecommunications products has increased in recent years for applications such as mobile telephony (cellular and personal communications services ("PCS")), rural telephony (VSAT), paging, wireless cable, interactive television and wireless local loop. These emerging wireless applications require a large infrastructure of microwave transmission equipment such as base stations and point-to-point radios.

     REMEC also designs and manufactures precision instruments for guidance, control and measurement systems used by the defense, aerospace, petroleum and mining industries.

     REMEC pursues acquisitions to augment MFM technology by acquiring specialized component firms and to take advantage of opportunities to consolidate smaller, niche companies in a currently fragmented microwave equipment industry. In 1996, REMEC acquired Magnum, a leading supplier of oscillators and mixers, and RF Microsystems, a satellite communications engineering company. In February 1997, REMEC acquired Radian. Radian provides the defense market with microwave components, primarily synthesizers, receivers, oscillators and filters. In March 1997, REMEC acquired Veritek, a producer of high quality surface mount manufacturing assemblies.

INDUSTRY BACKGROUND

     In recent years there has been a significant increase in demand for wireless telecommunications services from business and consumer users worldwide. This trend has led to significant growth in the number of subscribers for existing wireless communications systems and to the emergence of new wireless applications. An industry study estimated that there were 109 million wireless subscribers worldwide through June 1996, increasing to more than 140 million subscribers by the end of 1996. In response to the increasing demand, governmental regulatory agencies are allocating additional frequencies for PCS which can be used for a broad range of wireless voice, data and facsimile services.

     REMEC expects demand for PCS and cellular infrastructure equipment to increase. As of February 1996, service providers had paid in excess of $7.0 billion for licenses auctioned in the United States. REMEC believes that these licensees will rapidly deploy infrastructure equipment in order to begin offering service from which to recover their investment. In addition, the licensees are required by FCC regulations to establish a PCS infrastructure to service approximately 33% of the population in their respective service areas within five years and 67% within ten years or risk forfeiting their licenses. This requirement is expected to drive a rapid build-up of base station equipment in advance of the start of subscriber service. Additional development of infrastructure is expected in the cellular industry as well. In response to increased demand, existing cellular service providers in densely populated urban areas are expanding the capacity of their existing cellular systems by incorporating microcellular networks that divide current cells into several smaller radius cells in order to maintain service quality and availability, requiring deployment of infrastructure equipment.

     Microwave frequency bands have been allocated for evolving wireless telecommunications applications because they are less congested and have more available bandwidth, affording greater voice, data and video transmission capacity than lower radio frequency bands. The microwave technology used in modern wireless telecommunications systems employs technology pioneered in the defense industry. Governments worldwide have funded the development of microwave transmission technologies for defense purposes including missile guidance, electronic warfare, communications, radar, radar jamming, navigation and identification of other aircraft. Higher frequency transmissions have been desirable for defense applications because they have traditionally been less congested, afford greater positional accuracy at shorter range, and allow for the use of smaller equipment, especially important characteristics in satellites, aircraft and missiles.

     A typical cellular or PCS communications system contains a number of cells, each with a base station, which are networked to form a service provider's coverage area. Each base station or cell site houses the equipment that transmits and receives telephone calls to and from the cellular or PCS subscriber within the cell and to and from the switching office of the local wireline telephone system. This equipment usually consists of several multi-channel radios, some of which operate at lower frequencies to communicate with the subscriber (phone, modem, etc.) and others operating at higher frequencies to communicate with the local switching office and with adjacent base stations. In the past, base stations typically were interconnected through leased telephone lines, but with the advent of less expensive radio systems, it is often easier and more cost effective to use microwave point-to-point radios for wireless interconnection links.

     Wireless technology has other potentially broad applications beyond cellular and PCS systems. The recent worldwide trend toward privatization of public telephone operators and deregulation of local telephone or "local loop" services has resulted in increased competition in the delivery of telephone service from alternative access providers. Many of these new access providers, such as long-distance telephone carriers, public utilities and cable television companies, must install or upgrade infrastructure to support basic and enhanced services. In addition, worldwide demand for basic telephone service has grown, especially in developing countries. As new infrastructure is established to deliver local telephone service, service providers are increasingly choosing wireless microwave transmission systems, which involve a number of short-haul radio connections, instead of a traditional wired approach, to connect subscribers to the public telephone network because wireless systems generally offer lower cost and faster installation. Wireless systems can also be used to bypass local telephone operating companies for private networking applications.

     A growing segment of the wireless communications industry involves VSATs (very small aperture terminals), which are communications systems utilizing fixed-site satellite terminals. Historically, these systems were primarily designed for certain specific data applications. However, recent improvements in VSAT technology for satellite-based wireless voice and data networks have led to their increasing use in a variety of broader, higher system throughput commercial applications such as mobile and rural telephony and more complicated data transmissions. Satellite telephony systems are being utilized by developing countries that lack a terrestrial-based telecommunication infrastructure, and which seek to provide telephone service for large areas fairly rapidly and on a cost-effective basis. Additionally, even where terrestrial systems exist, satellite systems are used to fill in coverage for remote areas.

TECHNOLOGY

     Wireless transmissions require the conversion of information into a higher frequency signal that can be transmitted and received through the air. Generally, the frequency spectrum is allocated for different wireless uses by governmental entities. The following diagram illustrates the frequency ranges at which various wireless applications operate or are expected to operate.

ALLOCATION OF FREQUENCY RANGE FOR WIRELESS APPLICATIONS

----------------------------------------------------------------------------------------------
               BAND                    FREQUENCY RANGE                     USES
----------------------------------------------------------------------------------------------
  Low Frequency (LF) --                    <300 MHz         Navigation Equipment
    Very High Frequency (VHF)                               (Aeronautical/Marine)
                                                            AM/FM Radio
                                                            Amateur/CB Radio
                                                            Television
                                                            Dispatch Radio

  Ultra High Frequency (UHF)            300 - 800 MHz       UHF Television
                                                            Specialized Mobile Radio (SMR)
                                                            Paging
                                                            Wireless Data Collection

  High Radio Frequency (RF)            800 MHz - 1 GHz      Analog Cellular
                                                            Digital Cellular
                                                            Two-way Messaging
                                                            Cordless Phone

  Microwave                               1 - 2 GHz         Private Radio Networks
                                                            PCS
                                                            Mobile Satellite Telephony
                                                            Military Communication/Navigation

  Microwave/Millimeter Wave               2 - 50 GHz        VSAT
                                                            Satellite Voice/Messaging
                                                            Point-to-Point Radios
                                                            Wireless TV
                                                            Radar
                                                            Electronic Warfare
----------------------------------------------------------------------------------------------

     As new applications emerge for wireless technology, higher and higher frequencies must be used due to congestion at lower frequencies. Additionally, higher frequency bands allow a greater number of channels to be allocated to the same percentage of spectrum compared with lower frequencies, affording greater capacity at similar cost. The microwave transmission systems and associated equipment required to implement these applications are similar in nature and require similar design and manufacturing expertise as those developed for defense applications. Examples of such equipment are millimeter wave point-to-point radios which have been increasingly utilized for short-haul wireless connections such as interconnecting cellular and PCS base stations or providing private local loop service. High frequency radios are well suited for these applications because the signal strength fades out very quickly in the atmosphere, allowing frequencies to be "re-used" beyond relatively small geographic areas such as cellular systems. For example, the signal of a 23 GHz point-to-point radio has a range of approximately 10 miles.

     Every microwave transmission system contains a microwave "front end" that performs the function of transforming modulated voice, data or video from an intermediate frequency ("IF") signal (generally 10 MHz to 500 MHz) into a microwave frequency signal for transmission and/or converting an incoming signal from microwave frequencies back into an IF modulated voice, data or video signal. A microwave front end will usually consist of several interconnected MFMs and single function components.

     A typical microwave radio front end contains, among other things, the following components:

     - Amplifiers are used in the transmitter and receiver to increase the power level of the signal to a usable range. In the transmitter, a power amplifier is used at the output prior to transmission of the signal to increase the signal to the necessary power so that it will have enough strength when it is transmitted through the air to reach the desired location. In the receiver, a low noise amplifier is used at the input to minimize degradation of the received signal which is usually low in signal strength due to the attenuation that occurs in the atmosphere while the signal is traveling to the receiver.

     - The oscillator is a component that oscillates at a set frequency, thereby generating a signal. Oscillators, multipliers and mixers work together in the transmitter to convert voice, data or video signals at low frequencies (generally, under 20 MHz) into signals at higher frequencies (as high as 50 GHz) for transmission and in the receiver, to convert transmit signals with higher frequencies back to the original voice, data, or video signal. In systems that operate at microwave frequencies, a signal may go through the process of having its frequency increased/decreased two or three times in order to get the signal to the desired frequency level.

     - The multiplier increases the frequency of the signal produced by the oscillator by an integer multiple.

     - In the transmitter, the mixer combines the signal generated by the oscillator and multiplier with the input signal (the signal being transmitted) to generate an output signal that has a frequency equal to the sum of the frequencies of the input signal and the signal produced by the oscillator and multiplier. In the receiver, the mixer combines the signal generated by the oscillator and multiplier with input signal (the signal being received) to generate an output signal that has a frequency equal to the difference of the frequencies of the two combined signals in order to reduce its frequency to that of the original signal prior to transmission.

     - Filters provide the important function in various stages of a transmission or receiver system of eliminating signals that are outside of the desired frequency range, while allowing signals of the desired frequency to pass through. Generally, after the frequency or strength of a signal has been increased or decreased, a filter is used to eliminate undesired signals.

     - A variable attenuator adjusts the strength of a signal to an optimal range. Often, a variable attenuator is used to decrease the strength of a signal so as to avoid overloading the system or to reduce distortion.

     - A switch selects the path of a signal. For example, switches are used to change between transmit and receive on radar systems. Switches can also be used to switch between available channels on communication systems.

PRODUCTS

     Microwave MFMs and Components. REMEC designs customized microwave MFMs and components, as well as subsystems incorporating multiple MFMs and components, to address the specific requirements of its OEM and defense contractor customers.

     An MFM typically consists of one or a number of microwave circuit boards and/or ceramic substrates mounted into a single package on which semiconductor devices and other electronic components are interconnected to perform signal processing functions such as amplification, conversion from one frequency to another and filtering. The performance of the MFM is affected by the characteristics of the semiconductor devices and other electronic components, the interconnectivity patterns of various components, the shape, size and location of the components with respect to each other, the type of material used for the circuit board or substrate, and the size, shape and type of enclosure that is designed to hold the circuit boards and/or substrates. Predicting and controlling performance in module designs at microwave frequencies requires a combination of design experience using accurate modeling of component performance and manufacturing experience employing repeatable and precise tolerance manufacturing processes. Perfecting module designs also requires expertise in partitioning circuit blocks. Knowledge of which functions to integrate or separate and how various blocks will interact in the system results in better overall performance and smaller size. Knowledge of which materials, devices and technology best implement each function results in lower cost.

     The Communication, Navigation and Identification (CNI) system for the F-22 Stealth Tactical Fighter Aircraft illustrates the benefits derived from the application of REMEC's MFM technology. A product team comprised of TRW Inc. and REMEC engineers concurrently developed the requirements documents for 15 unique MFMs and several components that comprise the microwave front end of the CNI system. The product team optimized TRW's preliminary design for maximum electrical performance, minimal package size and weight, minimum number of unique MFMs and low manufacturing cost. The product team was able to reduce the number of unique MFMs from 15 to 13, the weight from 24 to 17 pounds and the volume by 30%, while improving performance and reducing the cost of production.

     When REMEC was founded in 1983, its first products were filters, single function components. Since inception, REMEC has excelled at developing a broad range of filter products. REMEC believes that its core filter technology has been a significant enabler in the MFM business. Today, REMEC designs and manufactures a number of components, including filters, switches, variable attenuators, amplifiers, oscillators, mixers and multipliers. REMEC believes that its component level expertise is a key competitive advantage in designing MFMs. REMEC's components generally are able to operate at high frequencies and are relatively small in size. Although most of REMEC's revenues currently are from sales of MFMs, REMEC does sell a significant number of single-function filters, switches, multipliers and amplifiers.

     Commercial systems which utilize these products include infrastructure radio equipment for cellular and PCS systems. Defense applications which utilize these products include radar, radar jamming, communications and navigation systems on aircraft, satellites and missile guidance systems.

     The following table lists certain of REMEC's microwave components and MFMs:

                 PRODUCT TYPES                                  FUNCTION
    ----------------------------------------    ----------------------------------------
    Filters, Duplexers and Multiplexers         Separate desired frequency bands from
                                                  undesired bands
    Frequency Mixers                            Provide frequency conversion function
    Voltage Controlled Oscillators              Generate frequency controlled by an
                                                  input voltage
    Dielectric Resonator Oscillators            Generate fixed frequency microwave
                                                  signal
    Cavity Oscillators                          Generate fixed frequency microwave
                                                  signal
    Switches                                    Switch signal between different signal
                                                  paths
    Switch Attenuators                          Select discrete attenuation values
    Variable Attenuators                        Select continuously variable attenuation
                                                  values
    Switch Matrices                             Allow MxN connectivity between M-inputs
                                                  and N-outputs
    Switched Delay Lines                        Select discrete phase delays
    Switched Filters                            Select between multiple filters
    Multipliers                                 Multiply an input frequency by an
                                                  integer
    Comb Generators                             Provide several multiplied frequencies
                                                  in a single output
    Frequency Generators                        Generate multiple discrete frequency
                                                  outputs
    Frequency Synthesizers                      Generate a discrete stepped frequency
                                                  output
    Switched Amplifiers                         Provide multiple amplified signal
                                                  functions
    Frequency Converters                        Provide frequency conversion function
    VSAT Transceivers                           Transmit, receive and channel select
                                                  microwave signals for satellite
                                                  applications
    Point to Point Radio Front Ends             Transmit, receive and channel select
                                                  microwave signals for terrestrial
                                                  applications

     REMEC began shipping the front end of a 23 GHz point-to-point radio for P-COM in November 1995. This subsystem consists of the integration of a number of MFMs and components which perform multiple frequency conversions between the baseband IF signal and the 23 GHz transmit/receive signal. The re-design involves circuit optimization to reduce component count, size and cost and re-packaging to combine multiple functions into a smaller number of MFMs.

     As a result of the acquisition of RFM in April 1996, REMEC obtained the technology and began producing a standard C-Band transceiver. In August 1996, REMEC began production of a fully integrated DAMA (demand assigned multiple access) C-Band Transceiver. This transceiver provides band width on demand allowing a large number of data channels to be multiplexed into a single communications link which provides a cost advantage over current single channel products.

     In the satellite communications market, REMEC has developed with Orbital Sciences Corporation transmit and receive modules used in the satellites that comprise their LEO (low earth orbit) constellation designed to provide two-way data and messaging service anywhere on the globe. Two prototype satellites which include REMEC's microwave products have been launched. REMEC also supplies components to Motorola, Inc. on the Iridium satellite program.

     REMEC has commenced development of radio transceivers for other frequency bands, but has no contract for production. REMEC is also developing a low cost single channel SES (subscriber earth station) VSAT terminal for STM to provide satellite-based phone services to outlying areas in underdeveloped countries. In the cellular/PCS market, REMEC is developing and producing a number of filter and integrated filter products for base station applications. Products include both ceramic and cavity filters, diplexers, LNA and distribution and delay assemblies. REMEC is currently transitioning to production for Motorola, Inc. ("Motorola") a complex filter MFM integrating switches, detectors, isolators and distribution circuits used in Motorola's base station infrastructure.

     Inertial Guidance Products. REMEC also designs and manufactures precision instruments for guidance, control and measurement systems through a wholly owned subsidiary, Humphrey, Inc., which was incorporated in 1951 and acquired by REMEC effective January 31, 1994. These instruments are used by the defense, aerospace, petroleum and mining industries. Humphrey's primary products are gyroscopes used for military missile and bomb guidance.

     Most of Humphrey's business is the design, manufacture and sale of guidance and control components, including gyroscopes, rate sensors, accelerometers, potentiometers, pendulums, magnetometers, north-seeking devices and related products for control and instrumentation systems. These products indicate changes in the direction and speed of moving objects and are sold to a wide variety of missile and defense aircraft manufacturers for use in primary control systems for the stabilization and guidance of missiles and in instrumentation systems. In addition, these products are purchased by manufacturers of commercial and general aviation aircraft. Humphrey's products are designed for use in defense, aircraft, aerospace and oceanographic applications. A smaller portion of Humphrey's business is directional survey equipment consisting of directional gyroscopes, cameras, optical compasses and related instruments used for subsurface directional surveying in exploration and production drilling in the petroleum and mining industries.

     Satellite Engineering Services. RF Microsystems, acquired by REMEC in April 1996, provides engineering and design services for the Department of Defense in the satellite communications area.

CUSTOMERS

     Commercial. As of January 31, 1997, REMEC has received orders totaling $51.5 million for the manufacture of point-to-point radio front ends and related MFMs for P-COM. REMEC, through its Magnum subsidiary, produces numerous MFMs and components, such as mixers and oscillators, which are critical to the transmit and receive functions of microwave radios for customers such as Harris-Farinon, Alcatel Network Systems ("Alcatel") and California Microwave, Inc. REMEC also has received orders for microwave MFMs and components from Alcatel, AT&T Corp., Caterpillar Inc., Glenayre Technologies, Inc., Lucent Technologies, Inc., Motorola, Orbital Sciences Corporation and Pacific Communications Sciences, Inc.

     REMEC expects that sales of its wireless commercial products will continue to be concentrated among a limited number of major customers. If REMEC were to lose a major customer or if orders by such customer were to be canceled or otherwise decrease, REMEC's business, financial condition and results of operations would be materially adversely affected.

     P-COM. P-COM produces point-to-point millimeter wave radio systems for use in wireless telecommunications applications. P-COM and REMEC entered into an agreement in August 1995 for the production by REMEC of microwave front ends for 23 GHz point-to-point radios in quantities and at fixed prices set forth in purchase orders issued by P-COM and accepted by REMEC. REMEC has accepted orders to produce in excess of 15,000 units for P-COM. The orders are being executed in three phases. In the first phase, REMEC produced and shipped in late 1995 a small number of units in accordance with P-COM's original product design. In the second phase, REMEC re-designed several MFMs to lower cost and increase producability. In the third phase, REMEC completed the re-design of MFMs and is currently transitioning that design into production. REMEC produces the units based on a rolling six-month forecast provided by P-COM. The agreement provides that all of the units will be delivered by December 1998. REMEC has agreed to sell the products which are the subject of the agreement exclusively to P-COM and not to compete with P-COM in the sale of point-to-point radios under conditions applicable to both parties. REMEC faces the risk of cost overruns if it fails to achieve forecasted product design goals and manufacturing efficiencies in the production of point-to-point radio front ends for P-COM.

     STM. STM sells complete VSAT network systems to foreign governments and corporate entities to provide both voice and data communications over long distance through use of satellite communications. In connection with the acquisition of RFM from STM, REMEC received orders from STM for approximately $20.0 million and recently has received additional orders for approximately $10.4 million of VSAT transceivers.

     Motorola. In the cellular/PCS market, REMEC has received $3.8 million in awards from Motorola for the development and production of numerous filter and filter MFM products.

     Defense. REMEC focuses its efforts on defense programs which it believes have the highest probability of follow-on production. Tactical aircraft, satellites, missile systems and smart weapons comprise the majority of the platforms of REMEC's customers. Defense industry programs from which REMEC derives or may derive significant revenues include: the F-22 Stealth Tactical Fighter Aircraft program for the U.S. Air Force for which REMEC is developing switch amplifiers, switch filters, integrated switch modules, power amplifiers, frequency generators, frequency converters and frequency multipliers for three different RF subsystems (CNI, Radar and Electronic Warfare); the Airborne Self-Protection Jammer (ASPJ) program for foreign military customers for which REMEC has developed and produced a 28-channel switched filter bank and multi-function components such as frequency modulators; the Advanced Medium Range Air to Air Missile (AMRAAM) program for the U.S. Air Force for which REMEC has developed and produced frequency multipliers, converters and filters; and the radar warning receiver program (ALR 56M) for the U.S. Air Force for which REMEC has developed and produced switch filters, notch filters, switches and filters.

     REMEC sells microwave MFMs and components to prime contractors such as Hughes Aircraft Co. ("Hughes Aircraft"), Northrop Grumman Corporation ("Northrop Grumman") and Lockheed Martin. REMEC through Humphrey sells inertial guidance products primarily to defense prime contractors such as Texas Instruments, Inc., British Aerospace plc and Lockheed Martin.

     Historically, most of REMEC's revenues have been derived from sales to the defense market. Revenues for defense applications constituted approximately 87%, 82%, and 65% of REMEC's revenues for each of the years ended January 31, 1995, 1996 and 1997, respectively. REMEC expects to continue to derive a substantial portion of its revenues from the defense industry and to develop products for defense applications. As a result, REMEC's sales could be materially adversely impacted by a decrease in government defense budgets because of spending cuts, general budgetary constraints or otherwise.

BACKLOG

     REMEC's backlog of orders as of January 31, 1997 and 1996 was $127.8 million ($67.6 million commercial and $60.2 million defense) and $87.5 million ($45.1 million commercial and $42.4 million defense), respectively. REMEC includes in its backlog only those orders for which it has accepted purchase orders. However, backlog is not necessarily indicative of future sales. A substantial amount of REMEC's backlog can be canceled at any time without penalty, except, in most cases, for the recovery of REMEC's actual committed costs and profit on work performed up to the date of cancellation. For example, the government terminated a large defense program in December 1992 for which REMEC had been supplying in excess of $4.0 million of products on an annual basis. A substantial portion of the purchase orders comprising backlog at January 31, 1997 include product specifications not yet achieved by REMEC. A failure to develop products meeting such specifications could lead to a cancellation of the related purchase orders.

SALES AND MARKETING

     REMEC uses a team-based sales approach to facilitate close management by REMEC personnel of relationships at multiple levels of the customer's organization, including management, engineering and purchasing personnel. REMEC's integrated sales approach involves a team consisting of a senior executive, a business development specialist, members of REMEC's engineering department and, occasionally, a local technical sales representative. In particular, the use of experienced engineering personnel as part of the sales effort enables close technical collaboration with the customer during the design and qualification phase of new communications equipment which, REMEC believes, is critical to the integration of its products into its customers equipment. REMEC's executive officers are also involved in all aspects of REMEC's relationships with its major customers and work closely with their senior management. REMEC utilizes manufacturers and sales representatives to identify opportunities.

     To date, REMEC has sold its products overseas with the assistance of independent sales representatives. Sales outside of the United States represented 12%, 16% and 9% of net sales in fiscal years ended January 31, 1995, 1996 and 1997, respectively. Sales outside of the United States are denominated in U.S. dollars in order to reduce the risks associated with the fluctuations of foreign currency exchange rates. The international sales do not include products sold to foreign end users by REMEC's domestic OEM customers.

MANUFACTURING

     REMEC assembles, tests, packages and ships products at its manufacturing facilities located in San Diego, San Jose and Santa Clara, California. REMEC believes that process expertise and discipline are key elements of successful high volume production of microwave MFMs because of the precise specifications required. Since inception, REMEC has been manufacturing products for defense programs in compliance with the stringent MIL-Q-9858 specifications. REMEC believes that it can readily bring to the commercial market the manufacturing quality and discipline it has demonstrated in the defense market. REMEC received ISO-9001 certification from the Defense Electronics Supply Center for its microwave facilities. ISO-9001 is a standard established by the International Organization for Standardization that provides a methodology by which manufacturers can obtain quality certification. Although this certification is not currently required by any of its customers, REMEC believes that it will be beneficial to the acquisition of future business. To assure the highest product quality and reliability and to maximize control over the complete manufacturing cycle and costs, REMEC seeks to achieve vertical integration in the manufacturing process wherever appropriate.

     Historically, the volume of REMEC's production requirements in the defense markets was not sufficient to justify the widespread implementation of automated manufacturing processes. REMEC anticipates that increased sales of its products to the wireless telecommunications industry will require a significant increase in REMEC's manufacturing capacity. Accordingly, REMEC has introduced automated manufacturing techniques for product assembly and testing and is currently planning to expand its facilities. Following the acquisition of Veritek in March 1997, REMEC now has the in-house capability for cost effective, optimized cycle time manufacture of surface mount assemblies, including microwave soft substrate assemblies.

     REMEC attempts to utilize standard parts and components that are available from multiple vendors. However, certain components used in REMEC's products are currently available only from single sources, and other components are available from only a limited number of sources. REMEC's reliance on contract manufacturers and on sole suppliers involves several risks, including a potential inability to obtain critical materials or services and reduced control over production costs, delivery schedules, reliability and quality of components or assemblies. Any inability to obtain timely deliveries of acceptable quality, or any other circumstance that would require REMEC to seek alternative contract manufacturers or suppliers, could delay REMEC's ability to deliver its products to its customers, which in turn would have a material adverse effect on REMEC's business, financial condition and results of operations. Despite the risks associated with purchasing components from single sources or from a limited number of sources, REMEC has made the strategic decision to select single source or limited source suppliers in order to obtain lower pricing, receive more timely delivery and maintain quality control. REMEC also relies on contract manufacturers for circuit board assembly. REMEC generally orders components and circuit boards from its suppliers and contract manufacturers by purchase order on an as needed basis.

COMPETITION

     The markets for REMEC's products are extremely competitive and are characterized by rapid technological change, new product development, product obsolescence and evolving industry standards. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. REMEC faces some competition from component manufacturers who have integration capabilities, but believes that its primary competition is from the captive manufacturing operations of large wireless telecommunications OEMs (including all of the major telecommunications equipment providers) and defense prime contractors who are responsible for a substantial majority of the present worldwide production of MFMs. REMEC's future success is dependent upon the extent to which these OEMs and defense prime contractors elect to purchase from outside sources rather than manufacture their own microwave MFMs and components. REMEC's customers and large manufacturers of microwave transmission equipment could also elect to enter into the non-captive market for microwave products and compete directly with REMEC. Many of REMEC's current and potential competitors have substantially greater technical, financial, marketing, distribution and other resources than REMEC and have greater name recognition and market acceptance of their products and technologies. No assurance can be given that REMEC's competitors will not develop new technologies or enhancements to existing products or new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of REMEC's customers. For example, innovations such as a wireless telephone system utilizing satellites instead of terrestrial base stations or a device that integrates microwave functionality could significantly reduce the potential market for REMEC's products. REMEC believes that to remain competitive in the future it will need to invest significant financial resources in research and development.

RESEARCH AND DEVELOPMENT

     Research and development expenses recorded by REMEC for the fiscal years ended January 31, 1995, 1996 and 1997 were approximately $1,028,000, $2,274,000 and $2,840,000 respectively. REMEC's research and development efforts in the defense industry are conducted in direct response to the unique requirements of a customer's order and, accordingly, are included in cost of sales and the related funding in net sales. REMEC expects that as its commercial business expands, research and development expenses will increase in amount and as a percentage of sales.

GOVERNMENT REGULATIONS

     REMEC's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the FCC and internationally by other government agencies. Although the equipment operators and not REMEC are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectrum, could materially adversely affect REMEC's operations by restricting development efforts by REMEC's customers, obsoleting current products or increasing the opportunity for additional competition. Changes in, or the failure by REMEC to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on REMEC's business, financial condition and results of operations. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by REMEC's customers, which in turn may have a material adverse effect on the sale of products by REMEC to such customers.

     REMEC is also subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture REMEC's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on REMEC, suspension of production, alteration of its manufacturing processes or cessation of operations.

     Because of its participation in the defense industry, REMEC is subject to audit from time to time for its compliance with government regulations by various agencies, including the Defense Contract Audit Agency, the Defense Investigative Service and the Office of Federal Control Compliance Programs. These and other governmental agencies may also, from time to time, conduct inquiries or investigations that may cover a broad range of REMEC activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. Also, an adverse finding in any such audit, inquiry or investigation could involve penalties that may have a material adverse effect on REMEC's business, financial condition or results of operation.

     REMEC believes that it operates its business in material compliance with applicable government regulations.

INTELLECTUAL PROPERTY

     REMEC does not presently hold any significant patents applicable to its products. In order to protect its intellectual property rights, REMEC relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by REMEC to protect its intellectual property rights will be adequate to prevent misappropriation of REMEC's technology or to preclude competitors from independently developing such technology. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against REMEC or with respect to its products for which REMEC has indemnified certain of its customers. Asserting REMEC's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting REMEC's business, financial condition and results of operations. In the event a third party were successful in a claim that one of REMEC's products infringed its proprietary rights, REMEC may have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on REMEC's business, financial condition and results of operations.

EMPLOYEES

     As of April 1, 1997, REMEC had a total of 1,166 employees, including 793 in manufacturing and operations, 178 in research, development and engineering (including 43 designers and drafters, 14 manufacturing engineers, 5 quality engineers and 116 electrical and mechanical engineers), 55 in quality assurance, 46 in sales and marketing and 94 in administration. REMEC believes its future performance will depend in large part on its ability to attract and retain highly skilled employees. None of REMEC's employees is represented by a labor union and REMEC has not experienced any work stoppage. REMEC considers its employee relations to be good.

FACILITIES

     REMEC's principal administrative, engineering and manufacturing facilities are located in eight buildings aggregating approximately 199,000 square feet in San Diego, California, consisting of one 23,000 square foot facility owned by REMEC and seven leased facilities, pursuant to leases which expire in December 1998 and January 2000. The facilities of Magnum and Radian are located in 31,000 and 23,000 square feet buildings located in San Jose and Santa Clara, California, respectively. The Magnum lease expires in January 2001 and the Radian lease expires in March 1998. REMEC believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

PRINCIPAL SHAREHOLDERS

     The following sets forth certain information regarding beneficial ownership of the REMEC Common Stock as of May 4, 1997 (i) by each person who is known by REMEC to own beneficially more than 5% of the Common Stock, (ii) by each of REMEC's directors, (iii) by the Chief Executive Officer and the four other most highly paid executive officers of REMEC at fiscal year end (the "Named Executive Officers") and (iv) by all directors and executive officers as a group.

                                                                     SHARES              BENEFICIAL
                                                               BENEFICIALLY OWNED        OWNERSHIP
                                                               PRIOR TO MERGER(1)       AFTER MERGER
                                                              ---------------------     ------------
                                                                NUMBER      PERCENT      PERCENT(2)
                                                              ----------    -------     ------------
Ronald E. Ragland(3)........................................     756,727       6.2%           5.8%
Errol Ekaireb(4)............................................     113,606         *              *
Jack A. Giles(5)............................................     177,677       1.5%           1.4%
Joseph T. Lee...............................................     356,783       2.9%           2.7%
Denny Morgan(6).............................................     247,097       2.0%           1.9%
Thomas A. Corcoran(7).......................................       8,687         *              *
William H. Gibbs(8).........................................       3,187         *              *
Andre R. Horn(9)............................................      11,241         *              *
Gary L. Luick(10)...........................................       4,237         *              *
Jeffrey M. Nash(11).........................................      30,937         *              *
All directors and executive officers as a group(12).........   1,892,285      15.4%          19.2%

---------------
   * Less than 1% of the outstanding shares of Common Stock.

 (1) This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 12,235,570 shares of Common Stock outstanding as of May 4, 1997. Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of Common Stock of the person holding such options, but are not considered outstanding for computing the percentage of ownership of any other person.

 (2) Assumes the issuance of 860,000 shares of REMEC Common Stock in the Merger and that 13,095,570 shares of REMEC Common Stock will be outstanding immediately after the Merger.

 (3) Includes 22,500 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997, 12,000 shares held by Mr. Ragland's minor children and 2,500 shares held by Mr. Ragland's spouse. Mr. Ragland's address is 9404 Chesapeake Drive, San Diego, California 92123.

 (4) Includes 9,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997 and 8,000 shares held by Mr. Ekaireb's spouse.

 (5) Includes 9,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997 and 7,750 shares held by Mr. Giles' spouse.

 (6) Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997. All shares beneficially owned by Mr. Morgan are held in the Morgan Trust, of which Mr. Morgan and his spouse act as co-trustees.

 (7) Includes 3,187 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997.

 (8) Consists of 3,187 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997.

 (9) Includes 1,237 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997.

(10) Consists of 4,237 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997.

(11) Includes 1,237 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997.

(12) Includes 64,085 shares issuable upon exercise of outstanding options that are exercisable within 60 days of May 4, 1997. Upon the closing of the Merger, Mr. Chow will be named an executive officer of REMEC. Accordingly, the shares held by Mr. Chow are included in the percentage of ownership after the Merger. There are 12 executive officers and directors of REMEC and there will be 13 executive officers and directors after the Merger.

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of REMEC, and their ages as of May 4, 1997 are as follows:

              NAME                 AGE                           POSITION
---------------------------------  ---     ----------------------------------------------------
Ronald E. Ragland................  55      Chairman of the Board and Chief Executive Officer
Errol Ekaireb....................  58      President, Chief Operating Officer and Director
Jack A. Giles....................  55      Executive Vice President, President of REMEC
                                           Microwave and Director
Joseph T. Lee....................  42      Executive Vice President, President of Magnum and
                                             Director
Denny Morgan.....................  43      Senior Vice President, Chief Engineer and Director
Thomas A. George.................  41      Senior Vice President, Chief Financial Officer and
                                           Secretary
Thomas A. Corcoran(1)(2).........  52      Director
William H. Gibbs(1)(2)...........  53      Director
Andre R. Horn(3).................  68      Director
Gary L. Luick(3).................  56      Director
Jeffrey M. Nash(1)(2)(3).........  49      Director

---------------
(1) Member of the Nominating Committee

(2) Member of the Compensation Committee

(3) Member of the Audit Committee

     Mr. Ragland was a founder of REMEC and has served as Chairman of the Board and Chief Executive Officer of REMEC since January 1983. Prior to joining REMEC, he was General Manager of KW Engineering and held program management positions with Ford Aerospace Communications Corp., E-Systems, Inc. and United Telecommunications, Inc. Mr. Ragland was a Captain in the United States Army and holds a B.S.E.E. degree from Missouri University at Rolla and an M.S.E.E. degree from St. Louis University.

     Mr. Ekaireb has served as President and Chief Operating Officer of REMEC since 1990 and a director of REMEC since 1985. Mr. Ekaireb served as Vice President of REMEC from 1984 to 1987 and as Executive Vice President and Chief Operating Officer from 1987 to 1990. Prior to joining REMEC, he spent 23 years with Ford Aerospace Communications Corp. Mr. Ekaireb holds B.S.E.E. and B.S.M.E. degrees from West Coast University and has completed the University of California, Los Angeles Executive Program.

     Mr. Giles joined REMEC in 1984. He was elected as a director in 1984, Vice President in 1985, Executive Vice President in 1987 and was elected President of REMEC Microwave in 1994. Prior to joining REMEC he spent approximately 19 years with Texas Instruments in program management and marketing. Mr. Giles holds a B.S.M.E. degree from the University of Arkansas and is a graduate of Defense Systems Management College.

     Mr. Lee has been a director and Executive Vice President of REMEC since September 1996. Prior to the acquisition of Magnum by REMEC he was Chairman of the Board, President and Chief Executive Officer of Magnum. Mr. Lee holds a B.S.E.E. degree from the University of Michigan and M.S.E.E. and ENGINEER (Doctor of Engineering) degrees from Stanford University.

     Mr. Morgan was a founder of REMEC and has served as Senior Vice President, Chief Engineer and a director of REMEC since January 1983. Prior to joining REMEC, he worked with KW Engineering, Micromega, General Dynamics Corporation and Pacific Aerosystems, Inc. Mr. Morgan holds a B.S.E.E. degree from the Massachusetts Institute of Technology and was the Four Year Chancellor's Intern Fellowship Recipient at the University of California, Los Angeles.

     Mr. George has served as Chief Financial Officer and Senior Vice President of REMEC since 1990 and Secretary of REMEC since November 1995. He served as Director of Finance of REMEC from 1987 to 1988 and as Vice President, Finance from 1988 to 1990. Prior to joining REMEC, he worked for International Totalizator Systems, Inc., Loral Data Systems and Coopers & Lybrand. He holds a B.S. degree from University of Southern California and is a Certified Public Accountant.

     Mr. Corcoran was elected a director of REMEC in May, 1996. Mr. Corcoran has been the President and Chief Operating Officer of the Electronic Systems sector of Lockheed Martin Corporation since March 1995. From 1993 to 1995 Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation, and from 1983 to 1993 he held various management positions with GE Aerospace, a division of General Electric Company. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology and the Board of Governors of the Electronic Industries Association and a Director of the U.S. Navy Submarine League.

     Mr. Gibbs was elected a director of REMEC in May, 1996. Mr. Gibbs has been the President and Chief Executive Office of DH Technology, Inc. since November 1985 and Chairman of DH Technology, Inc. since February 1987. From August 1983 to November 1985, he held various positions, including those of President and Chief Operating Officer, with Computer and Communications Technology, a supplier of rigid disc magnetic recording heads to the peripheral equipment segment of the computer industry.

     Mr. Horn has been a director of REMEC since 1988. Mr. Horn is the retired Chairman of the Board of Joy Manufacturing Company. From 1985 to 1991, Mr. Horn served as the Chairman of the Board of Needham & Company, Inc. He currently holds the honorary position of Chairman Emeritus of Needham & Company, Inc. Mr. Horn is a director of Western Digital Corporation, a computer equipment manufacturer, and Varco International, Inc., a manufacturer of petroleum industry equipment.

     Mr. Luick has been a director of REMEC since 1994. Since March 1997, Mr. Luick has been the President, Chief Executive Officer and director of Coded Communications Corporation. Mr. Luick served as President and a director of GTI Corporation from 1989 through 1995 and as Chief Executive Officer of GTI Corporation from 1991 through 1995.

     Dr. Nash has been a director of REMEC since 1988. Since August, 1995 he has been the President, Chief Executive Officer and a Director of TransTech Information Management Systems, Inc. From 1994 to 1995, Dr. Nash was Chairman, Chief Executive Officer and President of Digital Perceptions, Inc., and, from 1989 to 1994, was the Chief Executive Officer and President of Visqus as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of Proxima Corporation, a computer equipment manufacturer, ViaSat, Inc., a manufacturer of satellite communication equipment, and Esscor, Inc., an electrical utility simulation company.

     Tao Chow is not currently an officer or director of REMEC. However, at the closing of the Merger, Mr. Chow will remain as the President and a director of C&S Hybrid and become a Senior Vice President of REMEC. Mr. Chow was a founder of C&S Hybrid and has served as President and a director of C&S Hybrid since September 1984. Mr. Chow has served as a director and the President and Chief Financial Officer of Custom Micro Machining, Inc. since 1990, a director of Applied Thin-Film Products since April 1995, and a director of Excelics Semiconductors, Inc. since April 1995. Mr. Chow holds a BSEE degree from National Chiao-Tung University in Taiwan and a MSEE degree from the University of California at Los Angeles.

     Members of REMEC's Board of Directors are each elected for one year terms at the annual shareholders meeting. Officers are elected at the first Board of Directors meeting following the shareholders meeting at which directors are elected and serve at the discretion of the Board of Directors.

     The REMEC Board has a standing Compensation Committee, Audit Committee and Nominating Committee. The Compensation Committee provides recommendations to the Board concerning salaries and incentive compensation for officers of REMEC and approves equity grants to REMEC's officers. The Audit Committee recommends REMEC's independent auditors and reviews the results of and scope of audits and other accounting-related services provided by such auditors. The Nominating Committee reviews potential candidates for service on the Board.

     REMEC's outside directors receive an annual retainer fee of $5,000 for serving on the REMEC Board and receive a fee of $1,000 for each meeting of the REMEC Board attended plus $500 for each committee meeting attended. REMEC Board members also receive reimbursement for their reasonable travel expenses in attending REMEC Board and committee meetings.

     In May 1996, REMEC adopted, subject to shareholder approval, the 1996 Nonemployee Directors Stock Option Plan ("Directors Plan"). Under the Directors Plan, each nonemployee director of REMEC, upon such director's first election to the Board, is entitled to receive an automatic nondiscretionary grant of a nonqualified stock option ("NQO") to purchase 10,000 shares of Common Stock ("Initial Grant"). In addition, on May 29, 1996 and on the first date of May each year thereafter, each director (other than a director who received an Initial Grant on that date or in the previous months) is entitled to receive an NQO to purchase 3,500 shares of Common Stock ("Annual Grant"). The exercise price of the NQOs granted under the Directors Plan is equal to the fair market value of such shares on the date of grant. Each NQO granted under the Directors Plan has a term of four and one half years. The Initial Grant becomes exercisable with respect to 30% of the shares covered thereby on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant. The Annual Grants become exercisable daily beginning on the day after the date of grant so that 30% of the shares covered thereby are exercisable on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant. See "Benefit Plans."

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of REMEC consists of Messrs. Corcoran, Gibbs and Nash. During the fiscal year ended January 31, 1997, no executive officer of REMEC served on the board of directors or compensation committee of another company that had an executive officer serving on the REMEC Board or Compensation Committee.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the total compensation received by the Chief Executive Officer and the four other most highly paid executive officers of REMEC for the fiscal years ended January 31, 1995, 1996 and 1997 (the "Named Executive Officers"). None of the Named Executive Officers earned any bonuses or compensation for the fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                FISCAL    ------------------------       ALL OTHER
         NAME AND PRINCIPAL POSITION             YEAR     SALARY($)(1)    BONUS($)    COMPENSATION($)
----------------------------------------------  ------    ------------    --------    ---------------
Ronald E. Ragland.............................   1997       $295,000      $ 86,750        $16,809(2)
  Chairman and Chief Executive Officer           1996        266,667        82,000         11,242(3)
                                                 1995        242,497        78,697         11,635(4)
Errol Ekaireb.................................   1997        231,833        86,750         18,904(5)
  President and Chief Operating Officer          1996        214,167        82,000         12,099(6)
                                                 1995        200,000        78,697          9,200(7)
Jack A. Giles.................................   1997        213,333        86,750         14,839(8)
  Executive Vice President                       1996        198,333        82,000         10,723(9)
                                                 1995        184,833        78,697          9,648(10)
Joseph T. Lee.................................   1997        192,308        86,750         11,046(11)
  Executive Vice President                       1996        160,000       298,738          2,310(12)
                                                 1995        165,000            --          2,310(13)
Denny Morgan..................................   1997        147,833        20,000          2,464(14)
  Senior Vice President                          1996        135,834        32,000            722(15)
                                                 1995        127,000        20,000            216(16)

---------------
 (1) Includes amounts deferred at the option of the officer pursuant to REMEC's deferred compensation plan for employee directors.

 (2) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $400 contribution to the REMEC 401(k) plan and $7,409 in life insurance premiums.

 (3) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the REMEC 401(k) plan and $2,042 in life insurance premiums.

 (4) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the REMEC 401(k) plan and $2,435 in life insurance premiums.

 (5) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $400 contribution to the REMEC 401(k) plan and $9,504 in life insurance premiums.

 (6) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the REMEC 401(k) plan and $2,899 in life insurance premiums.

 (7) Consists of compensation in the form of an automobile allowance in the amount of $9,000 and a $200 contribution to the REMEC 401(k) plan.

 (8) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $400 contribution to the REMEC 401(k) plan and $5,439 in life insurance premiums.

 (9) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the REMEC 401(k) plan and $1,523 in life insurance premiums.

(10) Consists of compensation in the form of an automobile allowance in the amount of $9,000, a $200 contribution to the REMEC 401(k) plan and $448 in life insurance premiums.

(11) Consists of compensation in the form of an automobile allowance in the amount of $7,616, $1,965 in contributions to the REMEC and Magnum Microwave 401(k) plans and $1,465 in life insurance premiums.

(12) Consists of compensation in the form of $2,310 in contributions to the Magnum Microwave 401(k) plan.

(13) Consists of compensation in the form of $2,310 in contributions to the Magnum Microwave 401(k) plan.

(14) Consists of compensation in the form of a $400 contribution to the REMEC 401(k) plan and $2,064 in life insurance premiums.

(15) Consists of compensation in the form of a $200 contribution to the REMEC 401(k) plan and $522 in life insurance premiums.

(16) Consists of compensation in the form of a $200 contribution to the REMEC 401(k) plan and $16 in life insurance premiums.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                                    VALUE
                                                                                              AT ASSUMED ANNUAL
                                                                                                    RATES
                                              PERCENT OF                                       OF STOCK PRICE
                          NUMBER OF              TOTAL                                          APPRECIATION
                          SECURITIES        OPTIONS GRANTED    EXERCISE OR                   FOR OPTION TERM(2)
                      UNDERLYING OPTIONS    TO EMPLOYEES IN   BASE PRICE PER   EXPIRATION   ---------------------
       NAME               GRANTED(#)          FISCAL YEAR        SHARE(1)         DATE         5%          10%
-------------------  --------------------   ---------------   --------------   ----------   --------     --------
Ronald E.
  Ragland..........         75,000                18.9%           $21.13         11/29/00   $389,680      851,494
Errol Ekaireb......         30,000                 7.6             15.75         11/01/00    116,185      253,877
Jack A. Giles......         30,000                 7.6             15.75         11/01/00    116,185      253,877
Joseph T. Lee......         30,000                 7.6             15.13         02/26/01    111,611      243,883
Denny Morgan.......         20,000                 5.0             15.75         11/01/00     77,457      169,251

---------------

(1) Options were granted at 100% of fair market value on the date of grant.

(2) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock appreciation of 5% and 10%, the two assumed rates of stock price appreciation required under the rules of the Securities and Exchange Commission. The calculations are for the period beginning on the date of grant of the fiscal 1997 option awards (Mr. Ragland -- May 29, 1996; Messrs. Ekaireb, Giles and Morgan -- May 1, 1996; and Mr. Lee -- August 26, 1996) and ending on the date of expiration of such options (Mr. Ragland -- November 29, 2000; Messrs. Ekaireb, Giles and
    Morgan -- November 1, 2000; and Mr. Lee -- February 26, 2001). Based on the assumed annual rates of stock price appreciation of 5% and 10%, REMEC's projected stock price at the dates of expiration of these options are as follows: $26.33 and $32.48, respectively, on the expiration date of Mr. Ragland's options (November 29, 2000); $19.62 and $24.21, respectively, on the expiration date of options of Messrs. Ekaireb, Giles and Morgan (November 1, 2000); and $18.85 and $23.26, respectively, on the expiration date of Mr. Lee's options (February 26, 2001). These assumed annual rates of stock price appreciation are not intended to forecast future appreciation of REMEC's stock price. Indeed, REMEC's stock price may increase or decrease in value over the time period set forth above. The potential realizable value computation also does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The 5% and 10% assumed rates of stock price appreciation used to calculate potential gains to optionees are provided pursuant to the rules of the Securities and Exchange Commission. No Named Executive Officer exercised any stock options during the fiscal year ended January 31, 1997.

     In connection with the acquisition of Magnum, REMEC entered into an employment agreement with Joseph Lee which terminates on March 31, 1998. Under this agreement, Mr. Lee is entitled to a base salary of $200,000 per year with bonuses and fringe benefits equivalent to the three other most senior officers of REMEC. Mr. Lee also was granted an option under the Equity Incentive Plan to purchase 30,000 shares of REMEC's Common Stock at an exercise price of $15 1/8. In addition, Mr. Lee entered into a non-competition agreement pursuant to which he received a lump-sum payment of $50,000.

BENEFIT PLANS

     Equity Incentive Plan. As of May 4, 1997, a total of 750,000 shares of Common Stock were reserved for issuance under REMEC's Equity Incentive Plan (the "Equity Incentive Plan"), including 663,685 shares issuable upon exercise of outstanding options. The Equity Incentive Plan provides for grants of options, restricted stock, stock purchase rights and performance shares to directors, key employees of REMEC, including executive officers, and consultants. Options granted under the Equity Incentive Plan may be incentive stock options or nonqualified stock options. The option price per share for an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock on the grant date or not less than 110% of such fair market value in the case of grants made to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock. The option price per share for a nonqualified stock option may not be less than 85% of the fair market value of a share of Common Stock on the grant date. Restricted stock awards under the Equity Incentive Plan consist of shares of Common Stock subject to transfer restrictions. Generally, the transfer restrictions on the shares of Common Stock lapse over a period of not more than ten years and may be accelerated or waived by the Board of Directors. Stock purchase rights awarded under the Equity Incentive Plan consist of a grant to purchase shares of Common Stock at a purchase price of not less than 85% of the fair market value of the Common Stock on the date of grant and are generally exercisable for a period of up to 30 days after the grant date. Performance share awards consist of shares of Common Stock granted upon attainment of performance criteria during a specified performance period. The Board of Directors determines the performance targets and the performance period. The REMEC Board has approved an increase in the number of shares available under the Equity Incentive Plan by 1,500,000 shares. The shareholders of REMEC will be asked to approve such an increase at the Annual Meeting of Shareholders to be held on June 6, 1997.

     Employee Stock Purchase Plan. A total of 250,000 shares of the Common Stock has been reserved for issuance under REMEC's Employee Stock Purchase Plan (the "Purchase Plan"), 231,900 shares of which have been issued as of May 4, 1997. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during offering periods of up to 24 months. Offering periods generally will begin on the first trading day of each February, May, August and November. The price at which stock is purchased under the Purchase Plan equals 85% of the fair market value of Common Stock on the first or last day of the offering period, whichever is lower. The REMEC Board has approved an increase in the number of shares available under the Purchase Plan by 550,000 shares. The shareholders of REMEC will be asked to approve such increase at the Annual Meeting of the Shareholders to be held on June 6, 1997.

     1996 Nonemployee Directors Stock Option Plan. The Board adopted on May 29, 1996, subject to shareholder approval, the 1996 Nonemployee Directors Stock Option Plan (the "Directors Plan"). A total of 200,000 shares of Common Stock are reserved for issuance upon exercise of NQOs granted thereunder. Under the Directors Plan, each nonemployee director of REMEC, upon such director's first election to the Board, is entitled to receive an automatic nondiscretionary grant of a nonqualified stock option ("NQO") to purchase 10,000 shares of Common Stock ("Initial Grant"). In addition, on May 29, 1996 and on the first date of May each year thereafter, each director (other than a director who received an Initial Grant on that date or in the previous months) is entitled to receive an NQO to purchase 3,500 shares of Common Stock ("Annual Grant"). The exercise price of the NQOs granted under the Directors Plan is equal to the fair market value of such shares on the date of grant. Each NQO granted under the Directors Plan has a term of four and one half years. The Initial Grant becomes exercisable with respect to 30% of the shares covered thereby on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant. The Annual Grants become exercisable daily beginning on the day after the date of grant so that 30% of the shares covered thereby are exercisable on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.

     401(k) Profit Sharing Plan. REMEC has adopted a tax-qualified employee savings and profit sharing plan (the "401(k) Plan") covering substantially all of REMEC's employees, including officers. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the annual limit prescribed by law ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional cash contributions to the 401(k) Plan by REMEC. Such REMEC contributions are allocated either in proportion to each participant's eligible compensation or as a designated percentage of each participant's elective contribution, up to a $400 "matching" contribution per year. Such REMEC contributions allocated to a participant vest at the rate of 50% per year of service. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under section 401(a) and (k) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on the contributions, are not taxable to employees until distributed following termination of employment, and so that the contributions are currently deductible by REMEC for income tax purposes.

                       INFORMATION CONCERNING C&S HYBRID

INTRODUCTION

     C&S Hybrid, which was incorporated in 1984, designs, manufactures and markets transmitter and receiver hardware assemblies that are integrated by C&S Hybrid's customers into terrestrial-based point-to-point microwave radios primarily for use in commercial applications. C&S Hybrid markets both complete transmitter and receiver assemblies as well as individual subsystems and components of those assemblies. C&S Hybrid typically customizes its products for specific applications by customers.

MARKETS AND CUSTOMERS

     General. C&S Hybrid markets its products to commercial OEMs, including Digital Microwave Corporation, Harris-Farinon, Alacatel Network Systems, Innova Corporation, Repeater Technology, California Microwave, Inc. and Samsung Electronics Communications Systems. C&S Hybrid's sales of its products are concentrated among a few major customers. During C&S Hybrid's fiscal year ended December 31, 1996, its largest two customers accounted for 95% of total revenues, with Digital Microwave Corporation accounting for 67% and Harris-Farinon accounting for 28% of such total revenues. The loss of a major customer or any cancellation of or reduction in orders by such customers, including reductions due to market or competitive conditions in the wireless communications markets, could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. C&S Hybrid's ability to increase its customer base and to take advantage of available growth opportunities with existing customers requires increased investment in research and development, manufacturing facilities, and marketing and distribution and, therefore, is limited by C&S Hybrid's current financial resources and access to capital. See "Risk Factors -- Risks Related to C&S Hybrid -- Customer Concentration."

     Terrestrial-Based Point-to-Point Microwave Radios. C&S Hybrid's OEM customers produce complete microwave radios that carry voice data and video signals and market those radios, primarily for use in commercial applications, to major telecommunications service providers, such as AT&T, MCI, Sprint and Cellular One, and to major users of private communications networks, such as large financial services companies. These end-user customers utilize microwave radios in lieu of land lines to transmit and receive very high volume voice, data and video communications.

     The application of microwave and other high frequency technologies to commercial wireless communications has accelerated as lower frequency bands have become congested with use of televisions and radios, and more recently cellular telephones and pagers. Microwave and other high frequency bands currently are less congested, have more available bandwidth and, therefore, afford greater voice, data and video transmission capacity than lower frequency bands. In addition, microwave and other high frequency technologies allow the use of small, portable transmission equipment and provide precise directional capabilities. These factors, combined with recent reductions in the costs of products designed for microwave and other high frequency transmission, have contributed to the growth of the commercial wireless communications industry. Initial commercial applications for microwave and other high frequency transmission systems included point-to-point microwave radio communications.

     Microwave radio supports telephone systems transporting telephone traffic. As cellular telephone, data and video communications have grown significantly in recent years, use of microwave radios has grown to transmit such communications and to interconnect cellular base stations with mobile telephone switching offices where cellular calls are connected to the public switched telephone network. The increasing use of cellular telephones currently necessitates growth in the number of base stations in order to increase cellular coverage and alleviate congestion in high-traffic areas. In certain high-traffic applications, a microwave radio system is more economical than leased telephone lines. A microwave radio system might be installed more quickly and at a lower cost than a fiber or cable wired system, primarily because no right of way is required as typically for a wired system. Further, developing countries installing communications systems often prefer to install and utilize microwave radio communications systems rather than fiber or cable communications systems because installation of fiber and cable connections may require a much larger infrastructure investment. In addition, the market for point-to-point microwave radios is increasing generally as companies use microwave radios to bypass local telephone operating companies for private networking applications. Further, new wireless personal communications systems in the United States currently use frequencies presently occupied by private microwave radio communications systems. The current users of those frequencies, which include large corporations, railroads, pipeline companies and transporting companies, must therefore utilize other frequencies for communications and, in doing so, typically purchase and install new microwave radios which can operate at those new frequencies.

     Transmitter and Receiver Assemblies for Microwave Radios. A transmitter and receiver assembly, also known as a transceiver, serves two signal processing functions: as a transmitter, it transforms modulated voice, data or video into a signal for wireless transmission; as a receiver, it converts that incoming signal back into modulated voice, data or video. In the transmission process, lower frequency voice, data or video signals are converted to higher frequency signals in components such as mixers or multipliers by using signals generated by oscillators. The signals are then amplified so that they will have enough strength to reach the next location and filtered so that only the desired signal will be transmitted. When received, the signals are weak and are amplified with an amplifier and converted with a mixer back to the modulated voice, data or video that was originally transmitted.

     Transceivers and component parts for transceivers are circuits that perform the functions described above. Those circuits can be either non-integrated (called hybrid circuits) or integrated (called MMICs). C&S Hybrid uses both hybrid circuits and MMICs as basic building blocks for its transceiver products.

     As use of microwave radio systems has increased, demand for transmitter and receiver assemblies, which are core components of those radios, has increased. Further, C&S Hybrid believes that the OEMs' customers are requiring greater performance of microwave radios at cost-competitive prices and that life-cycles for microwave radios are decreasing and, as a result, transmitter and receiver assemblies must meet increasing performance requirements, must remain cost-competitive and have shorter life-cycles. C&S Hybrid believes that, in order to meet this greater demand for microwave radios and the greater performance requirements of the radios and their components, OEMs are increasingly purchasing transmitter and receiver assemblies from outside sources, such as C&S Hybrid. See "-- Competition."

PRODUCTS

     C&S Hybrid's transmitter and receiver assemblies operate at high RF (800 MHz to 1 GHz), microwave (1 GHz to 20 GHz) and millimeter wave (20 GHz to 26
GHz). The circuits in C&S Hybrid's products are fabricated with alumina dielectric material, with gold as conductor and talumnitrate (TaN) as resistor. The circuits are mounted on gold plated metal carriers. Semiconductor chips such as gallium arsenade field effect transmitters (GaAsFET), diodes and single layer capacitors are also used to achieve different functional requirements required by transmitter and receiver assemblies.

     Most of C&S Hybrid's products are custom-designed to a customer's specifications and then sold exclusively to that customer. C&S Hybrid believes that the advantages to an OEM of integrating a custom-designed, rather than an off-the-shelf, transmitter and receiver assembly into its microwave radios are:
(i) the assembly is more likely to better match the design and performance requirements of the radios;

(ii) integration of the assembly into the radios will likely require less time and less labor and material costs, thereby lowering the OEM's cost of goods sold; and (iii) the radios will perform more reliably because of better integration of the components within the radio.

     In order to lessen time to market and design and support costs, C&S Hybrid's products are assembled from modular components, which have been developed for use in products previously designed and manufactured by C&S Hybrid. Components provide a variety of functions, and are assembled together in a manner to meet a customer's specifications. C&S Hybrid has a library of modular components developed for possible use in its products. Predicting and controlling performance of module designs of transmitter and receiver hardware to be used at microwave frequencies requires design experience using accurate modeling of component processes. Perfecting module designs also requires expertise in partitioning circuit blocks. By designing its products as an assembly of modules, C&S Hybrid is able to use the modules for different applications, thereby improving C&S Hybrid's production costs and improving C&S Hybrid's time to market for its products.

     The following table lists certain product components sold separately or in combinations by C&S Hybrid:

       PRODUCT COMPONENTS                                 FUNCTION
--------------------------------   -------------------------------------------------------
Low Noise Amplifier                Provide power amplification with minimum signal to
                                     noise degradation
Power Amplifier                    Provide power amplification for high transmitter output
                                     power
Voltage Controlled Oscillator      Generate frequency controlled by an input voltage
Dielectric Resonator Oscillator    Oscillator stabilized by dielectric resonator
Switch                             Switch signal between different signal paths
Variable Attenuator                Select continuously variable attenuation values
Frequency Multiplier               Multiply an input frequency by an integer
Frequency Converter                Provide frequency conversion function
Filter                             Frequency selection element
Detector                           Signal strength indicator
Modulator                          Code baseband signal to intermediate frequency (IF)
                                     signal
Demodulator                        Decode an intermediate frequency back to baseband
                                     signal
Phase Lock Source                  A VCO phase locked to a stable reference oscillator
                                     (i.e., crystal oscillator)

     C&S Hybrid has in-house process capabilities for much of its manufacturing and assembly process, including machining, circuit fabrication, microelectronic assembly (die attached and bonding), testing and design and manufacturing capabilities of most microwave components in the frequency range from 800 MHz to 26 GHz. Because C&S Hybrid can oversee those processes, C&S Hybrid believes it has better control over its product quality, cost, design and delivery and it can better support the engineering needs of its customers.

BACKLOG

     C&S Hybrid's backlog of orders as of March 31, 1997 was approximately $5 million. C&S Hybrid includes in its backlog only those orders for which it has accepted purchase orders which include delivery with firm delivery dates. In addition to the firm backlog, as of March 31, 1997, C&S Hybrid had approximately $1 million of unreleased blanket orders. The majority of these blanket orders are expected to be released within a 12-month period, and will be added to the firm backlog as they are released. However, C&S Hybrid's backlog is subject to fluctuations and is not necessarily indicative of future sales. In addition, there can be no assurance that current backlog will necessarily lead to net sales in any future period. A substantial amount of C&S Hybrid's firm backlog can be canceled at any time with negotiated cancellation charges which may only cover the actual committed costs of the work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. "See "Risk Factors -- Risks

Related to C&S Hybrid -- Customer Concentration" and "Risk Factors -- Risks Related to C&S Hybrid -- Backlog."

RESEARCH AND DEVELOPMENT

     Research and development expenses recorded by C&S Hybrid for the fiscal years ended December 31, 1995 and 1996 were approximately $666,000 and $527,000, respectively, and for the three month period ended March 31, 1997 were approximately $115,000. As of March 31, 1997, C&S Hybrid had approximately 26 full-time employees who support the design of new circuits and improvements of existing device performance, the manufacturing process and device packaging. Research and development expenses generally include design and development efforts to meet specific customer requirements and new products developed in coordination with customers. New products are typically developed in coordination with customers. Research and development expenses are often incurred to develop bids and proposals.

SALES AND MARKETING

     C&S Hybrid obtains new business primarily through established customer relations by responding to requests from its customers on customer supplied specifications. C&S Hybrid's executive officers are involved in all aspects of C&S Hybrid's relationships with its major customers and work closely with their senior management. C&S Hybrid utilizes two sales representatives to identify opportunities in the United States. C&S Hybrid has entered into written agreements with its sales representatives, which agreements provide the sales representatives with exclusive rights to market C&S Hybrid's products and services in specific territories and may be terminated by either party upon 30 days prior notice.

MANUFACTURING

     C&S Hybrid assembles, tests, packages and ships products at its manufacturing facility located in Milpitas, California. The process consists primarily of machining of enclosures and covers, fabricating thin-film circuits, assembling hybrid circuit modules, installing hybrid circuits into enclosures, electric testing of final assembly and packaging and shipping of products.

     C&S Hybrid has in the past and may in the future experience lower than expected production yields which could be caused by marginal design, poor workmanship, defective material or unproven process. Lower production yields could delay product shipments and adversely affect gross margins, and there can be no assurance that C&S Hybrid will be able to maintain acceptable yields in the future. To the extent C&S Hybrid does not achieve acceptable manufacturing yields or experiences product shipment delays, its business, operating results and financial condition could be materially and adversely affected. C&S Hybrid has recently moved its operations to a new facility and any unanticipated difficulties in establishing high volume production or any prolonged inability to utilize this facility would have a material adverse effect on C&S Hybrid's business, operating results and financial condition. See "Risk Factors -- Risks Related to C&S Hybrid -- Manufacturing."

     C&S Hybrid attempts to utilize standard parts and components that are available from multiple vendors. However, certain components used in C&S Hybrid's products are currently available only from single sources, and other components are currently available or acquired from only a limited number of sources. C&S Hybrid's reliance on contract manufacturers and on sole suppliers involves several risks, including potential inability to obtain critical materials or services and reduced control over production costs, delivery schedules, reliability and quality of components or assemblies. Any inability to obtain timely deliveries of acceptable quality, or any other circumstance that would require C& S Hybrid to seek alternative contract manufacturers or suppliers, could delay C&S Hybrid's ability to deliver its products to its customers, which in turn would have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. See "Risk
Factors -- Risks Related to C&S Hybrid -- Dependence on Key Suppliers," "Risk Factors -- Risks

Related to C&S Hybrid -- Government Regulations" and "-- Certain Relationships and Related Transactions."

COMPETITION

     C&S Hybrid believes that, in order to meet greater demand for microwave radios and greater performance requirements of the radios and their components, OEMs are increasingly purchasing transmitter and receiver assemblies from outside sources, such as C&S Hybrid. However, the markets for C&S Hybrid's products are extremely competitive and are characterized by rapid technological change, new product development and product obsolescence. In addition, price competition is intense and significant price erosion generally occurs over the life of a product. Further, as demand for microwave radio subassemblies has increased, C&S Hybrid believes that the number of its competitors has increased. C&S Hybrid's primary competitors are specialized manufacturers of RF and microwave signal processing components and large, vertically integrated systems producers that are able to manufacture their own components, including Microelectronic Technology, Celeritek, Milliwave, DBS Microwave, Aydin Microwave and Hewlett-Packard. C&S Hybrid's customers and large manufacturers of microwave transmission equipment could also elect to enter into the non-captive market for microwave products and compete directly with C&S Hybrid. Many of C&S Hybrid's current and potential competitors have substantially greater technical, financial, manufacturing, marketing, distribution and other resources than C&S Hybrid and have greater name recognition and market acceptance of their products and technologies. The ability of C&S Hybrid to compete successfully depends upon a number of factors, including the rate at which customers incorporate C&S Hybrid's products into their systems, product quality and performance, price, experienced sales and marketing personnel, rapid development of new products and features, evolving industry standards and the number and nature of C&S Hybrid's competitors. No assurance can be given that C&S Hybrid's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of C&S Hybrid's customers. See "Risk Factors -- Risks Related to C&S Hybrid -- Competition."

INTELLECTUAL PROPERTY

     C&S Hybrid does not presently hold any patents applicable to its products. In order to protect its intellectual property rights, C&S Hybrid relies on a combination of trade secret, copyright and trademark laws and employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by C&S Hybrid to protect its intellectual property rights will be adequate to prevent misappropriation of C&S Hybrid's technology or to preclude competitors from independently developing such technology. The failure of C&S Hybrid to protect its proprietary information could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against C&S Hybrid or with respect to its products for which C&S Hybrid has indemnified certain of its customers. Asserting C&S Hybrid's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting C&S Hybrid's business, financial condition and results of operations. In the event a third party were successful in a claim that one of C&S Hybrid's products infringed its proprietary rights, C&S Hybrid may have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. See "Risk Factors -- Risks Related to C&S Hybrid -- Limited Protection of C&S Hybrid's Intellectual Property."

GOVERNMENT REGULATIONS

     C&S Hybrid's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the FCC and internationally by other government agencies. Although the equipment operators and not C&S Hybrid are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectrum, could materially adversely affect

C&S Hybrid's operations by restricting development efforts by C&S Hybrid's customers, obsoleting current products or increasing the opportunity for additional competition. There can be no assurance that the FCC or other regulatory bodies will not promulgate new regulations that could have a material adverse effect on C&S Hybrid's business, operating results and financial condition. Changes in, or the failure by C&S Hybrid to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on C&S Hybrid's business, financial condition and results of operations. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by C&S Hybrid's customers, which in turn may have a material adverse effect on the sale of products by C&S Hybrid to such customers. See "Risk Factors -- Risks Related to C&S Hybrid -- FCC and Other Governmental Regulations."

     C&S Hybrid is also subject to a variety of local, state and federal governmental laws, rules and regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture C&S Hybrid's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on C&S Hybrid, suspension of production, alteration of its manufacturing processes or cessation of operations. See "Risk Factors -- Risks Related to C&S Hybrid -- Environmental Regulations."

     C&S Hybrid believes that it operates its business in material compliance with applicable government regulations.

EMPLOYEES

     As of March 31, 1997, C&S Hybrid had a total of 167 full-time employees, including 124 in manufacturing and operations, 26 in research, development and engineering, 10 in quality assurance and 7 in sales, marketing and administration. C&S Hybrid believes that its future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. Competition for such personnel is intense, and there can be no assurance that C&S Hybrid can retain its key employees or that it can attract, assimilate or retain other highly qualified personnel in the future. In particular, the loss of Tao Chow, who is C&S Hybrid's President, would have a material adverse effect on C&S Hybrid's development and marketing efforts. None of C&S Hybrid's employees are represented by a labor union and C&S Hybrid has not experienced any work stoppage. C&S Hybrid has recently experienced a period of significant growth that has placed strain upon its management systems and resources. In the future, C&S Hybrid will be required to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that C&S Hybrid will be able to effectively manage such growth. Its failure to do so would have a material adverse effect upon its business, operating results and financial condition. C&S Hybrid considers its employee relations to be good. See "Risk Factors -- Risks Related to C&S
Hybrid -- Dependence on Key Employees."

FACILITIES

     C&S Hybrid's principal administrative, development and manufacturing facilities are located in approximately 44,000 square feet in Milpitas, California, pursuant to a lease which expires in 2003. C&S Hybrid also performs machining functions at its facility located in approximately 2,500 square feet in Santa Clara, California, pursuant to a lease which expires in August 1997. C&S Hybrid believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of May 1, 1997, information relating to the beneficial ownership of C&S Hybrid Common Stock and Preferred Stock by (i) each person known to C&S Hybrid to be the beneficial owner of more than five percent of any such class of C&S Hybrid's outstanding voting securities, (ii) each director and nominee, (iii) each named executive officer, and (iv) all directors and executive officers as a group.

                                                         AMOUNT AND NATURE OF        PERCENT OF
                                                        BENEFICIAL OWNERSHIP(1)      OUTSTANDING
                                                        -----------------------       CLASS OF
    NAME AND ADDRESS OF BENEFICIAL OWNER(3)               COMMON      PREFERRED     SECURITIES(2)
    --------------------------------------------------  ----------    ---------     -------------
    Tao Chow(4).......................................   3,400,000                       65.4%
                                                                        400,000         100.0
    Ying Chow(4)......................................   3,400,000                       65.4
                                                                        400,000         100.0
    Seung Nam(5)......................................     500,000                       10.4
    Tri Dinh(6).......................................     410,000                        8.5
    Ming Chow(7)......................................     304,687                        6.4
    Chieh Chang(8)....................................      50,000                        1.0
    Christina Ma(9)...................................      37,830                          *
    All executive officers and directors as a group (3
      persons)(10)....................................   3,487,830                       66.9
                                                                        400,000         100.0

---------------
 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Shares of Common Stock subject to options and warrants that are exercisable as of, or exercisable within 60 days of, May 1, 1997 are deemed to be outstanding and to be beneficially owned by the person or entity holding such option or warrant for the purpose of computing the percentage ownership of such person or entity but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Shares of Common Stock issuable upon conversion of Preferred Stock that are convertible as of, or convertible within 60 days of, May 1, 1997 are deemed to be outstanding and to be beneficially owned by the person or entity holding such Preferred Stock for the purpose of computing the percentage ownership of such person or entity but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentages of less than 1% are represented by an asterisk.

 (3) The address for the named executive officers, directors and nominees is:
     804 Buckeye Court, Milpitas, California 95035.

 (4) Represents 3,000,000 shares of Common Stock and 400,000 shares of Common Stock issuable upon conversion of 400,000 shares of Series A Preferred Stock, held by Tao Chow and Ying Chow as Trustees of the Tao Chow and Ying Chow Declaration of Trust dated December 15, 1995. Tao Chow and Ying Chow are husband and wife. Their address is 804 Buckeye Court, Milpitas, California 95035. Tao Chow is President and a director of C&S Hybrid.

 (5) Mr. Nam's address is 804 Buckeye Court, Milpitas, California 95035.

 (6) Mr. Dinh's address is 804 Buckeye Court, Milpitas, California 95035.

 (7) Mr. Chow's address is 804 Buckeye Court, Milpitas, California 95035.

 (8) Mr. Chang is a director of C&S Hybrid.

 (9) Includes 12,830 shares subject to an option exercisable within 60 days after May 1, 1997. Ms. Ma is the Chief Financial Officer, Secretary and a director of C&S Hybrid.

(10) The shares owned by all directors and executive officers as a group include the shares referred to in footnotes (4), (8), and (9).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Tao Chow, President and a director and shareholder of C&S Hybrid, (i) owns approximately 39% of the outstanding shares and is a director of Excelics Semiconductor, Inc., a supplier to C&S Hybrid, (ii) owns approximately 45% of the outstanding shares and is a director and the President and the Chief Financial Officer of Custom Micro Machining, Inc., a supplier of machine parts to C&S Hybrid, and (iii) owns approximately 33% of the outstanding shares and is a director of Applied Thin-Film Products, a supplier of circuits to C&S Hybrid.

                       DESCRIPTION OF REMEC CAPITAL STOCK

     The authorized capital stock of REMEC will consist of 40,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of May 4, 1997, there were 12,235,570 shares of REMEC Common Stock outstanding held of record with approximately 500 shareholders of record.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of REMEC. Additionally, cumulative voting is permitted in connection with the election of directors so long as at least one shareholder has given notice at the meeting prior to the voting of that shareholder's intention to cumulate votes. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of REMEC, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding preferred stock. The Common Stock has no preemptive, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by REMEC in the offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock which REMEC may designate and issue in the future. See "Dividend Policy."

PREFERRED STOCK

     The Board of Directors is authorized, without further shareholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series.

     The issuance of preferred stock may have the effect of delaying or preventing a change in control of REMEC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the affect of decreasing the market price of the Common Stock. As of the closing of the offering, no shares of preferred stock will be outstanding, and REMEC currently has no plans to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

                    DESCRIPTION OF C&S HYBRID CAPITAL STOCK

     The authorized capital stock of C&S Hybrid consists of 10,000,000 shares of C&S Hybrid Common Stock and 800,000 shares of C&S Hybrid Preferred Stock, in each case without par value. As of May 1, 1997, there were 4,797,575 outstanding shares of C&S Hybrid Common Stock held of record by 20 shareholders, 400,000 outstanding shares of C&S Hybrid Preferred Stock held of record by 1 shareholder and outstanding options to purchase 238,000 shares of C&S Hybrid Common Stock.

C&S HYBRID COMMON STOCK

     Each shareholder is entitled to one vote on all matters for each share of C&S Hybrid Common Stock held. Each holder of C&S Hybrid Common Stock is entitled under the California Law to cumulate such holder's votes at any election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such holder's shares are normally entitled, or distribute the holder's votes on the same principle among as many candidates as such holder thinks fit; however, no directors are to be elected at the Special Meeting. The holders of C&S Hybrid Common Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of C&S Hybrid Common Stock are validly issued, fully paid and nonassessable. Subject to preferences that may be applicable to holders of any C&S Hybrid Preferred Stock then outstanding, holders of C&S Hybrid Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of C&S Hybrid, the assets legally available for distribution to shareholders are distributable ratably among the holders of the C&S Hybrid Common Stock at that time outstanding, subject to prior distribution rights of creditors of C&S Hybrid and to the preferential rights of any shares of C&S Hybrid Preferred Stock then outstanding.

C&S HYBRID PREFERRED STOCK

     Each shareholder is entitled to one vote on all matters for each whole share of C&S Hybrid Common Stock into which the shares of C&S Hybrid Preferred Stock held by such shareholder could be converted. Unless otherwise required by California Law, the holders of C&S Hybrid Preferred Stock vote together with the holders of C&S Hybrid Common Stock on all matters submitted to a vote of shareholders, and not as separate classes or series. As of the Record Date, each share of C&S Hybrid Series A Preferred Stock was convertible into one (1) share of C&S Hybrid Common Stock. Each holder of C&S Hybrid Preferred Stock is entitled under the California Law to cumulate such holder's votes at any election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such holder's shares are normally entitled, or distribute the holder's votes on the same principle among as many candidates as such holder thinks fit; however, no directors are to be elected at the Special Meeting. The holders of C&S Hybrid Preferred Stock have no preemptive or other rights to subscribe for additional shares. All outstanding shares of C&S Hybrid Preferred Stock are validly issued, fully paid and nonassessable.

     Holders of C&S Hybrid Series A Preferred Stock are entitled to receive, out of any funds legally available therefor, cash dividends at the rate of one cent ($.01) per annum, on each outstanding share thereof, payable in preference and priority to any payment of any dividend on C&S Hybrid Common Stock when and as declared by the C&S Hybrid Board. The right to such dividends on the C&S Hybrid Series A Preferred Stock is not cumulative. In the event that C&S Hybrid has declared and unpaid dividends outstanding immediately prior to, and in the event of, a conversion of C&S Hybrid Series A Preferred Stock, C&S Hybrid must pay in cash to the holder(s) thereof the full amount of any such dividends. As of the date of this Prospectus/Proxy Statement, C&S Hybrid has no declared and unpaid dividends outstanding on any of its C&S Hybrid Common Stock or C&S Hybrid Preferred Stock.

     In the event of any liquidation, dissolution or winding up of C&S Hybrid, the holders of C&S Hybrid Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of C&S Hybrid to holders of C&S Hybrid Common Stock, an amount of $.25 per share for each share of C&S Hybrid Series A Preferred Stock then held and, in addition, an amount equal to all declared but unpaid dividends on such stock. If upon occurrence of such event the assets and funds thus distributed among the holders of the C&S Hybrid Preferred Stock are insufficient to permit the payment of such holders of the full preferential amount, then the entire assets and funds of C&S Hybrid legally available for distribution will be distributed ratably among the holders of the C&S Hybrid Preferred Stock in proportion to the preferential amounts fixed therefor upon a liquidation, dissolution or winding up of C&S Hybrid. After payment has been made to the holders of the C&S Hybrid Preferred Stock of the full amounts to which they are entitled, the holders of C&S Hybrid Common Stock are entitled to receive all remaining assets of C&S Hybrid.

     A liquidation, dissolution or winding up of C&S Hybrid is not deemed to be occasioned by, or to include, C&S Hybrid's sale of all or substantially all of its assets or the acquisition of C&S Hybrid by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of C&S Hybrid for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary. The Merger is an acquisition of C&S Hybrid by another entity by means of merger resulting in the exchange of the outstanding shares of C&S Hybrid for securities issued by the acquiring corporation, so the holders of C&S Hybrid Preferred Stock are not entitled to be paid preference amounts in connection with the Merger.

     C&S Hybrid may at any time it may lawfully do so after March 1, 1986, at the option of the C&S Hybrid Board, redeem in whole or in part the C&S Hybrid Series A Preferred Stock by paying in cash for each such share to be redeemed the price of twenty-five Cents ($.25) per share (as appropriately adjusted for any stock dividends, stock splits, recapitalization or consolidation of C&S Hybrid Preferred Stock), together with an amount equal to any declared but unpaid dividends on such series of C&S Hybrid Preferred Stock to the date fixed for redemption. At least forty (40) days prior to the date fixed for any redemption of C&S Hybrid Preferred Stock, written notice thereof must be mailed to each holder of record of C&S Hybrid Preferred Stock to be redeemed. On or after the date fixed for redemption, all rights of the holders of the C&S Hybrid Preferred Stock designated for redemption (except the right to receive the redemption price) will cease and terminate with respect to such shares.

     Each share of C&S Hybrid Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share or on or prior to the fifth (5th) business day prior to such date, if any, as may have been fixed for the redemption thereof, into such number of fully paid and nonassessable shares of C&S Hybrid Common Stock as is determined by dividing $.25 for each share of C&S Hybrid Series A Preferred Stock by the conversion price therefor (which is subject to proportional adjustment for stock splits, stock combinations and stock dividends) in effect at the time of the conversion. The conversion price on the date of this Prospectus/Proxy Statement for each share of C&S Hybrid Series A Preferred Stock is $.25. Each share of C&S Hybrid Preferred Stock automatically converts into shares of C&S Hybrid Common Stock at the then effective conversion price on the effective date of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of C&S Hybrid Common Stock for the account of C&S Hybrid at a price per share of not less than 150% of the conversion price and an aggregate offering price of not less than $3,000,000.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     REMEC and C&S Hybrid are each incorporated under the laws of the State of California. The following summarizes differences in the Articles of Incorporation and Bylaws of REMEC and C&S Hybrid that could materially affect the rights of shareholders of C&S Hybrid upon consummation of the Merger.

     Annual Meeting. REMEC's Bylaws require that an annual shareholders' meeting be held between 30 and 120 days following the end of REMEC's fiscal year. C&S Hybrid's Bylaws require that an annual shareholders' meeting be held each year on a date designated by the C&S Hybrid Board or, if not so designated, on the third Wednesday of April in each year (or the next full succeeding full business day if such Wednesday is a legal holiday).

     Annual Reports. REMEC's Bylaws require that an annual report be sent to shareholders not later than 120 days after the close of its fiscal year and at least 15 days prior to the annual shareholders' meeting. C&S Hybrid's Bylaws waive the requirement of distributing an annual report to shareholders so long as the shares of C&S Hybrid are held by fewer than 100 holders of record. At the Record Date, the shares of C&S Hybrid were held by 20 holders of record.

     Number of Directors. REMEC's Bylaws fix the authorized number of directors at a range from seven to eleven, with the exact number set within that range and subject to change by the REMEC Board. The range may only be amended by shareholders holding a majority of voting power. The number of authorized directors is currently set at 10. C&S Hybrid's Bylaws fix the authorized number of directors at three. The authorized number may only be amended by shareholders holding a majority of outstanding shares entitled to vote.

     Loans to Officers. REMEC's Bylaws permit REMEC to loan to, or guarantee obligations of, officers or other employees pursuant to an employee benefit plan available to executives or other employees if the REMEC Board determines that such loan or guarantee may reasonably be expected to benefit REMEC. If such plan includes officers or directors, it must be approved by shareholders. C&S Hybrid's Bylaws permit C&S Hybrid to loan to, or guarantee obligations of, officers if the C&S Hybrid Board determines (by a vote sufficient without counting the vote of any interested directors) that such loan or guarantee may reasonably be expected to benefit C&S Hybrid and C&S Hybrid has outstanding shares held of record by 100 or more persons. At the Record Date, the outstanding shares of C&S Hybrid were held by 20 holders of record.

     Indemnification. REMEC's Bylaws provide that REMEC must indemnify its directors and executive officers to the fullest extent not prohibited by the Corporations Code; provided, that REMEC may limit the extent of such indemnification by individual contract; provided further, that REMEC need not indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against REMEC or its directors, officers, employees or agents unless indemnification is expressly required by law, the proceeding was authorized by the REMEC Board or such indemnification is provided by REMEC in its sole discretion. REMEC must advance, prior to the final disposition of any proceeding, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is determined that such person is not entitled to indemnification under the Bylaws. C&S Hybrid's Bylaws provide that C&S Hybrid must, to the maximum extent permitted by the Corporations Code, indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of C&S Hybrid.

     Restriction on Transfer of Shares. C&S Hybrid's Bylaws provide that, before a shareholder may sell or transfer for consideration any shares of C&S Hybrid, that shareholder must first offer those shares to C&S Hybrid and then to the other shareholders of C&S Hybrid at the same price and terms as the proposed sale or transfer. REMEC's Bylaws do not contain such a restriction.

     Preferred Stock. REMEC's Articles of Incorporation authorize REMEC to issue 5,000,000 shares of Preferred Stock in one or more series and authorize the REMEC Board to determine or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock and the number of shares within such series. C&S Hybrid's Articles of Incorporation authorize C&S Hybrid to issue 800,000 shares of Series A Preferred Stock with the rights, preferences, privileges and restrictions set forth in the Articles of Incorporation. See "Description of C&S Hybrid Capital Stock -- C&S Hybrid Preferred Stock."

                                 LEGAL MATTERS

     The validity of the REMEC Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for REMEC by Heller Ehrman White & McAuliffe, Los Angeles, California. Fenwick & West LLP is acting as counsel for C&S Hybrid in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                                    EXPERTS

     The consolidated financial statements and schedule of REMEC, Inc. as of January 31, 1996 and 1997 and for each of the three years in the period ended January 31, 1997, appearing in this Prospectus/Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
REMEC, INC.
Report of Ernst & Young LLP, Independent Auditors.....................................   F-2
Consolidated Balance Sheets at January 31, 1996 and 1997..............................   F-3
Consolidated Statements of Income for the years ended January 31, 1995, 1996 and
  1997................................................................................   F-4
Consolidated Statements of Shareholders' Equity as of January 31, 1995, 1996 and
  1997................................................................................   F-5
Consolidated Statements of Cash Flows for the years ended January 31, 1995, 1996 and
  1997................................................................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

C&S HYBRID, INC.
Balance Sheet at December 31, 1996....................................................  F-18
Statements of Income as of December 31, 1994, 1995 and 1996...........................  F-19
Statements of Shareholders' Equity as of December 31, 1995 and 1996...................  F-20
Statements of Cash Flows for the years ended December 31, 1995 and 1996...............  F-21

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
REMEC, Inc.

     We have audited the accompanying consolidated balance sheets of REMEC, Inc. as of January 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of REMEC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REMEC, Inc. at January 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.

                                         /s/  Ernst & Young LLP
                                          ERNST & YOUNG LLP
San Diego, California
February 24, 1997

                                  REMEC, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                           JANUARY 31,
                                                                   ----------------------------
                                                                      1996             1997
                                                                   -----------     ------------
                                            ASSETS
Current assets:
  Cash and cash equivalents......................................  $ 1,326,292     $ 62,402,428
  Short-term investments.........................................    1,482,548               --
  Accounts receivable, net.......................................    5,385,500       10,488,455
  Inventories, net...............................................   12,223,871       14,767,962
  Deferred income taxes..........................................    1,669,314        2,447,527
  Prepaid expenses and other current assets......................      218,911          409,969
                                                                    ----------      -----------
          Total current assets...................................   22,306,436       90,516,341
Property, plant and equipment, net...............................    9,026,482       13,138,517
Deferred offering costs..........................................    1,108,424               --
Intangible and other assets......................................    1,298,029        4,659,406
                                                                    ----------      -----------
                                                                   $33,739,371     $108,314,264
                                                                    ==========      ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $ 3,301,216     $  3,351,285
  Accrued salaries, benefits and related taxes...................    3,956,951        3,370,016
  Income taxes payable...........................................    1,144,943        2,245,466
  Accrued expenses...............................................    1,550,811        2,071,068
  Current portion of notes payable...............................      440,838               --
                                                                    ----------      -----------
          Total current liabilities..............................   10,394,759       11,037,835
Deferred rent....................................................      420,628          262,432
Deferred income taxes............................................      930,000        1,119,353
Bank revolving term loan and line-of-credit, less current
  portion........................................................    1,900,000               --
Commitments
Shareholders' equity:
  Convertible preferred shares -- $.01 par value, 718,607 shares authorized, issued and outstanding at January 31, 1996;
     aggregate liquidation preference of $6,000,000..............        7,186               --
  Common shares -- $.01 par value, 40,000,000 shares authorized;
     issued and outstanding shares -- 5,361,956 and 11,502,655 at
     January 31, 1996 and 1997, respectively.....................       53,620          115,027
  Paid-in capital................................................   11,876,824       82,888,227
  Retained earnings..............................................    8,156,354       12,891,390
                                                                    ----------      -----------
          Total shareholders' equity.............................   20,093,984       95,894,644
                                                                    ----------      -----------
                                                                   $33,739,371     $108,314,264
                                                                    ==========      ===========

                            See accompanying notes.

                                  REMEC, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED JANUARY 31,
                                                      -------------------------------------------
                                                         1995            1996            1997
                                                      -----------     -----------     -----------
Net sales...........................................  $57,553,458     $62,144,707     $85,944,248
Cost of sales.......................................   42,706,883      46,597,521      63,660,207
                                                      -----------     -----------     -----------
  Gross profit......................................   14,846,575      15,547,186      22,284,041
Operating expenses:
  Selling, general and administrative...............    9,244,258       9,582,819      11,810,727
  Research and development..........................    1,028,476       2,273,902       2,839,632
                                                      -----------     -----------     -----------
Total operating expenses............................   10,272,734      11,856,721      14,650,359
                                                      -----------     -----------     -----------
  Income from operations............................    4,573,841       3,690,465       7,633,682
Interest (income) expense...........................      298,441          35,172        (347,939)
                                                      -----------     -----------     -----------
  Income before provision for income taxes..........    4,275,400       3,655,293       7,981,621
Provision for income taxes..........................    1,743,471       1,498,899       3,111,313
                                                      -----------     -----------     -----------
  Net income........................................  $ 2,531,929     $ 2,156,394     $ 4,870,308
                                                      ===========     ===========     ===========
Net income per share................................  $      0.38     $      0.32     $      0.54
                                                      ===========     ===========     ===========
Shares used in per share calculations...............    6,667,018       6,639,215       9,038,998
                                                      ===========     ===========     ===========

                            See accompanying notes.

                                  REMEC, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           CONVERTIBLE
                                         PREFERRED SHARES        COMMON SHARES
                                        ------------------   ---------------------     PAID-IN      RETAINED
                                         SHARES    AMOUNT      SHARES      AMOUNT      CAPITAL      EARNINGS        TOTAL
                                        --------   -------   ----------   --------   -----------   -----------   -----------
Balance at January 31, 1994...........   718,607   $ 7,186    5,729,515   $ 57,296   $13,515,435   $ 3,577,620   $17,157,537
  Issuance of common shares upon
    exercise of stock options.........        --        --        6,262         62         7,048            --         7,110
  Repurchase of common shares.........        --        --     (207,594)    (2,076)     (926,278)           --      (928,354)
  Cash dividends......................        --        --           --         --            --       (54,789)      (54,789)
  Net income..........................  ........        --           --         --            --            --     2,531,929
                                         -------   -------   ----------   --------   -----------   -----------   -----------
Balance at January 31, 1995...........   718,607     7,186    5,528,183     55,282    12,596,205     6,054,760    18,713,433
  Issuance of common shares upon
    exercise of stock options.........        --        --       18,910        189        67,271            --        67,460
  Repurchase of common shares.........        --        --     (185,137)    (1,851)     (786,652)           --      (788,503)
  Cash dividends......................        --        --           --         --            --       (54,800)      (54,800)
  Net income..........................        --        --           --         --            --     2,156,394     2,156,394
                                         -------   -------   ----------   --------   -----------   -----------   -----------
Balance at January 31, 1996...........   718,607     7,186    5,361,956     53,620    11,876,824     8,156,354    20,093,984
  Issuance of common shares in initial
    public offering...................        --        --    2,264,893     22,649    15,626,560            --    15,649,209
  Conversion of preferred shares......  (718,607)   (7,186)   1,077,909     10,779        (3,593)           --            --
  Issuance of common shares for
    cash..............................        --        --      131,837      1,318     1,479,257            --     1,480,575
  Issuance of common shares under
    employee stock purchase plan......        --        --      231,900      2,319     1,671,797            --     1,674,116
  Issuance of common shares upon
    exercise of stock options.........        --        --       21,660        217        80,233            --        80,450
  Income tax benefits related to
    employee stock purchase plan and
    stock options exercised...........        --        --           --         --       209,399            --       209,399
  Issuance of common shares in stock
    offering..........................        --        --    2,412,500     24,125    51,947,750            --    51,971,875
  Net income..........................        --        --           --         --            --     4,870,308     4,870,308
  Elimination of Magnum activity for
    the duplicated two months ended
    March 31, 1996....................        --        --           --         --            --      (135,272)     (135,272)
                                         -------   -------   ----------   --------   -----------   -----------   -----------
Balance at January 31, 1997...........        --   $    --   11,502,655   $115,027   $82,888,227   $12,891,390   $95,894,644
                                         =======   =======   ==========   ========   ===========   ===========   ===========

                            See accompanying notes.

                                  REMEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED JANUARY 31,
                                                    ---------------------------------------------
                                                        1995             1996            1997
                                                    ------------     ------------     -----------
Operating activities:
Net income........................................  $  2,531,929     $  2,156,394     $ 4,870,308
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization................     1,941,520        2,012,794       2,636,960
     Deferred income taxes........................       810,558         (631,470)       (588,860)
     Changes in operating assets and liabilities:
       Accounts receivable........................      (293,626)         (47,351)     (3,975,190)
       Inventories................................       263,824       (1,554,519)     (2,242,388)
       Prepaid expenses and other current
          assets..................................         6,194           56,513        (152,252)
       Accounts payable...........................       126,137        1,286,950        (548,034)
       Accrued expenses, income taxes payable and
          deferred rent...........................      (775,201)         929,745         880,178
                                                    ------------     ------------     -----------
          Net cash provided by operating
            activities............................     4,611,335        4,209,056         880,722
Investing activities:
  Additions to property, plant and equipment......    (1,476,654)      (3,571,123)     (6,302,982)
  Payment for purchase of RF Microsystems, net of
     $60,337 cash acquired........................            --               --      (4,011,735)
  Purchase of short-term investments..............    (1,454,598)        (981,607)             --
  Sale of short-term investments..................            --          953,657       1,482,548
  Other assets....................................       (22,053)              --         (36,108)
                                                    ------------     ------------     -----------
          Net cash used by investing activities...    (2,953,305)      (3,599,073)     (8,868,277)
Financing activities:
  Proceeds from bank revolving term loan,
     line-of-credit and long-term debt............    11,102,000       14,600,000              --
  Repayments on bank revolving term loan,
     line-of-credit and long-term debt............   (13,700,397)     (13,754,353)     (2,867,399)
  Repurchase of common stock......................      (928,354)        (788,503)             --
  Proceeds from issuance of common stock..........         7,110           67,460      70,856,225
  Change in deferred offering costs...............            --       (1,108,424)      1,108,424
  Cash dividends..................................       (54,789)         (54,800)             --
                                                    ------------     ------------     -----------
          Net cash provided (used) by financing
            activities............................    (3,574,430)      (1,038,620)     69,097,250
                                                    ------------     ------------     -----------
Increase (decrease) in cash and cash
  equivalents.....................................    (1,916,400)        (428,637)     61,109,695
Cash and cash equivalents at beginning of year....     3,671,329        1,754,929       1,326,292
Elimination of Magnum's net cash activities for
  the duplicated two months ended March 31,
  1996............................................            --               --         (33,559)
                                                    ------------     ------------     -----------
Cash and cash equivalents at end of year..........  $  1,754,929     $  1,326,292     $62,402,428
                                                    ============     ============     ===========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest.....................................  $    397,650     $    175,839     $    21,986
                                                    ============     ============     ===========
     Income taxes.................................  $  1,307,955     $  1,713,105     $ 1,568,000
                                                    ============     ============     ===========

                            See accompanying notes.

                                  REMEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Nature of Business

     REMEC, Inc. (the "Company") was incorporated in the State of California in January 1983. The Company is engaged in a single business segment consisting of the research, design, development and manufacture of microwave and radio frequency (RF) components and subsystems and precision instruments for control and measurement systems. Prior to fiscal 1996, substantially all of the Company's sales have been to prime contractors to various agencies of the U.S. Department of Defense and to foreign governments. In May 1995, the Company incorporated REMEC Wireless, Inc. (a wholly owned subsidiary) to research, design, develop and manufacture products based on microwave technologies for commercial customers. In fiscal 1997, the Company acquired Magnum Microwave Corporation, a manufacturer of microwave components and subsystems, and RF Microsystems, Inc., a satellite communications engineering company.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Humphrey, Inc., REMEC Wireless, Inc., RF Microsystems, Inc. and Magnum Microwave Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Short-term investments are recorded at amortized cost plus accrued interest which approximates market value. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

     The Company has adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Statement No. 115 requires companies to record certain debt and equity security investments at market value. At January 31, 1996 and 1997, the cost of cash equivalents and short-term investments approximated fair value.

  Concentration of Credit Risk

     Accounts receivable are principally from U.S. government contractors, companies in foreign countries and domestic customers in the telecommunications industry. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company performs periodic credit evaluations of its customers and maintains reserves for potential credit losses.

  Inventory

     Inventories are stated at the lower of average cost or market. In accordance with industry practice, the Company has adopted a policy of capitalizing general and administrative costs as a component of the cost of government contract related inventories to achieve a better matching of costs with the related revenues.

  Progress Payments

     Progress payments received from customers are offset against inventories associated with the contracts for which the payments were received.

                                  REMEC, INC.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to thirty years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease period.

  Intangible Assets

     Intangible assets in the accompanying balance sheets are primarily comprised of goodwill and purchased technology recorded in connection with the acquisitions of Humphrey, Inc. (in February 1994) and RF Microsystems, Inc. (See
Note 2.) These assets are being amortized using the straight-line method over ten and fifteen years, respectively. Amortization expense related to the intangible assets totaled $173,962 and $341,868 for fiscal years 1996 and 1997, respectively.

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. Adoption of Statement No. 121 on February 1, 1996 did not have a significant impact on the Company's financial position or results of operations.

  Revenue Recognition

     Revenues on fixed-price long-term and commercial contracts are recognized using the units of delivery method. Revenues associated with the performance of non-recurring engineering and development contracts are recognized when earned under the terms of the related contract. Revenues for cost-reimbursement contracts are recorded as costs are incurred and includes estimated earned fees in the proportion that costs incurred to date bears to estimated costs. Prospective losses on long-term contracts are recorded in the period when such losses are known. Loss provisions are based upon the anticipated excess of inventoriable manufacturing costs over the selling price of the remaining units to be delivered. Actual losses could differ from those estimated due to changes in the ultimate manufacturing costs and contract terms.

  Research and Development

     Research and development costs incurred by the Company are expensed in the period incurred.

  Net Income Per Share

     Net income per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common and common equivalent shares issued during the twelve-month period prior to the Company's initial public offering ("IPO") (See
Note 5) have been included in the calculations as if they were outstanding for all periods presented using the treasury stock method. In addition, the calculation of the number of shares used in computing net income per share also includes convertible preferred stock, which converted into 1,077,909 common shares upon the closing of the initial public offering, as if they were converted into common shares as of their original dates of issuance. The calculation of net income per share reflects the historical information for both REMEC and Magnum after adjusting the Magnum information to reflect the conversion of Magnum common shares into REMEC shares as stipulated in the acquisition agreement between REMEC and Magnum. (See Note 2.)

                                  REMEC, INC.

  Stock Options

     The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about the future that affect the amounts reported in the consolidated financial statements. These estimates include assessing the collectability of accounts receivable, the usage and recoverability of inventories and long-lived assets and the incurrence of losses on long term contracts and warranty costs. Actual results could differ from those estimates.

2. ACQUISITIONS

  Magnum Microwave Corporation ("Magnum")

     On August 26, 1996, the Company issued 1,074,933 shares of its common stock in exchange for all of the outstanding shares of common stock of Magnum, a manufacturer of microwave components and subsystems. Immediately prior to the acquisition, Magnum issued 131,458 equivalent shares of stock for cash of approximately $1,500,000. The acquisition of Magnum was accounted for as a pooling of interests. Therefore, the Company's consolidated financial statements for all periods prior to the acquisition of Magnum have been restated to include the financial position, results of operations, and cash flows of Magnum.

     Prior to the combination, Magnum's fiscal year ended on the Friday closest to March 31. In recording the business combination, Magnum's financial statements for the fiscal years ended March 31, 1995 and March 29, 1996 were combined with REMEC's for the fiscal years ended January 31, 1995 and 1996, respectively. Consolidated operating results and the net change in consolidated cash and cash equivalents for the year ended January 31, 1997 include Magnum's results of operations and change in cash flows for the two months ended March 31, 1996. Magnum's net sales and net income for the two month period ended March 31, 1996 were $1,743,000 and $135,000, respectively. Included in general and administrative expenses in the consolidated statement of income for the year ended January 31, 1997 are costs of $424,000 related to the acquisition of Magnum.

     Net sales and net income reported by REMEC and Magnum for periods prior to acquisition are as follows:

                                                            YEARS ENDED JANUARY 31,
                                                  -------------------------------------------
                                                     1995            1996            1997
                                                  -----------     -----------     -----------
    Net Sales:
      Remec.....................................  $46,246,959     $52,784,385     $74,643,897
      Magnum....................................   11,306,499       9,360,322      11,300,351
                                                  -----------     -----------     -----------
              Total.............................  $57,553,458     $62,144,707     $85,944,248
                                                  ===========     ===========     ===========
    Net Income:
      Remec.....................................  $ 1,427,925     $ 1,480,744     $ 3,765,120
      Magnum....................................    1,104,004         675,650       1,105,188
                                                  -----------     -----------     -----------
              Total.............................  $ 2,531,929     $ 2,156,394     $ 4,870,308
                                                  ===========     ===========     ===========

                                  REMEC, INC.

  RF Microsystems, Inc. ("RFM")

     Effective April 30, 1996, the Company acquired all of the outstanding common stock of RFM and certain other assets in exchange for cash consideration of approximately $4,066,000. The acquisition has been accounted for as a purchase, and accordingly, the total purchase price has been allocated to the acquired assets and liabilities assumed at their estimated fair values in accordance with the provisions of Accounting Principles Board Opinion No. 16. The estimated excess of the purchase price over the net assets acquired of $3,559,000 is being carried as intangible assets, and will be amortized over an estimated life of 15 years. The Company's consolidated financial statements include the results of RFM from April 30, 1996.

     A summary of the RFM acquisition costs and an allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

    Total acquisition cost:
      Cash paid.............................................................  $ 3,933,000
      Payment of acquisition related expenses...............................      133,000
                                                                              -----------
                                                                              $ 4,066,000
                                                                              ===========
    Allocated as follows:
      Current assets........................................................  $ 1,622,000
      Machinery and equipment...............................................      320,000
      Acquired intangibles..................................................    3,559,000
      Liabilities assumed...................................................   (1,435,000)
                                                                              -----------
                                                                              $ 4,066,000
                                                                              ===========

     Assuming that the acquisition of RFM had occurred on the first day of the Company's fiscal year-ended January 31, 1996, pro forma condensed consolidated results of operations would be as follows:

                        PRO FORMA RESULTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                           YEAR ENDED
                                                                           JANUARY 31,
                                                                       -------------------
                                                                        1996        1997
                                                                       -------     -------
    Net Sales........................................................  $70,216     $87,909
    Net Income.......................................................    1,941       4,829
    Net Income Per Share.............................................  $  0.29     $  0.53

                                  REMEC, INC.

3. FINANCIAL STATEMENT DETAILS

  Inventories

     Inventories consist of the following:

                                                                        JANUARY 31,
                                                                ---------------------------
                                                                   1996            1997
                                                                -----------     -----------
    Raw materials.............................................  $ 7,953,813     $ 8,309,071
    Work in progress..........................................    8,375,730       8,477,878
                                                                -----------     -----------
                                                                 16,329,543      16,786,949
    Less unliquidated progress payments.......................   (4,105,672)     (2,018,987)
                                                                -----------     -----------
                                                                $12,223,871     $14,767,962
                                                                ===========     ===========

     Inventories related to contracts with prime contractors to the U.S. Government included capitalized general and administrative expenses of $1,924,000 and $1,642,000 at January 31, 1996 and 1997, respectively.

     During fiscal 1993, the Company received notice to terminate, for convenience, a production contract and in turn, the Company terminated related subcontracts. In fiscal 1996, the Company obtained final approval to bill the contractors for remaining inventory and fees associated with the contract. The accompanying consolidated statement of income for the year ended January 31, 1996 includes $2,444,000 of revenue and $1,803,000 of costs related to this contract.

  Property, Plant and Equipment

     Property, plant and equipment consists of the following:

                                                                       JANUARY 31,
                                                              -----------------------------
                                                                  1996             1997
                                                              ------------     ------------
    Land, building and improvements.........................  $  1,412,895     $  1,440,001
    Machinery and equipment.................................    22,938,912       28,630,328
    Furniture and fixtures..................................     1,215,859        1,195,296
    Leasehold improvements..................................     1,726,344        2,288,980
                                                              ------------     ------------
                                                                27,294,010       33,554,605
    Less accumulated depreciation and amortization..........   (18,267,528)     (20,416,088)
                                                              ------------     ------------
                                                              $  9,026,482     $ 13,138,517
                                                              ============     ============

4. BANK REVOLVING TERM CREDIT FACILITY AND LINE-OF-CREDIT

     The Company has a $9,000,000 working capital line-of-credit with a bank, which is due July 1, 1998. Interest is due monthly on advances at the bank's prime interest rate (8.5% at January 31, 1997). At January 31, 1997, there were no outstanding borrowings on the facility.

     The Company also has a $8,000,000 term credit facility with the bank which is available until July 1, 1998. Outstanding borrowings at July 1, 1998 under this facility automatically convert into a 42 month term note payable in monthly installments. Interest is due monthly on advances under the facility at the Bank's prime interest rate. At January 31, 1997, there were no outstanding borrowings on the facility.

     Advances under these agreements are secured by substantially all assets of the Company. The agreements also contain covenants which require the Company to maintain certain financial ratios, achieve specified levels of profitability, restrict the incurrence of additional debt, restrict the incurrence of capital expenditures in

                                  REMEC, INC.

excess of specified amounts, limit the payment of cash dividends, and include certain other restrictions. As of January 31, 1997, the Company was in compliance with all covenants specified.

5. SHAREHOLDERS' EQUITY

  Convertible Preferred Shares

     A summary of the convertible preferred shares issued and outstanding is as follows:

                                                         SHARES
                                                       ISSUED AND                    PREFERENCE IN
                                                       OUTSTANDING     PAR VALUE      LIQUIDATION
                                                       -----------     ---------     -------------
    Series A.........................................    461,538        $ 4,615       $ 3,000,000
    Series B.........................................    257,069          2,571         3,000,000
                                                         -------         ------        ----------
                                                         718,607        $ 7,186       $ 6,000,000
                                                         =======         ======        ==========

     Concurrent with the closing of the Company's initial public offering ("IPO") in February 1996 all of the outstanding shares of Series A and Series B preferred stock were converted into 1,077,909 shares of common stock.

  Equity Offerings

     In February 1996, the Company completed an IPO of its common stock in which the Company sold a total of 2,264,893 shares of common stock at $8.00 per share. The net proceeds from the offering were $15,649,209. In connection with the Company's IPO, certain shareholders also sold 1,185,107 shares as part of the offering.

     In January 1997, the Company sold in a public offering 2,412,500 shares of common stock at $23.00 per share. The net proceeds from this offering were $51,971,875. Certain shareholders also sold 750,000 shares as part of this offering.

  Dividends

     In each of the two years ended January 31, 1996, the Company paid a cash dividend of $.01 per share including payment to preferred shares on an as converted basis. The Company currently anticipates that it will not pay dividends in the foreseeable future.

  Stock Option Plans

     In January 1996, the Company's shareholders approved the 1995 Equity Incentive Plan, under which 750,000 common shares were reserved for issuance pursuant to stock options, restricted stock awards, stock purchase rights or performance shares. The Plan provides for the grant of incentive and non-statutory stock options. The exercise price of the incentive stock options must at least equal the fair market value of the common stock on the date of grant, and the exercise price of nonstatutory options may be no less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans vest over a period of three years and expire four and one-half years from the date of grant.

     The Company had maintained previous stock option plans prior to the inception of the 1995 Equity Incentive Plan. These incentive plans were terminated upon the closing of the Company's IPO in February 1996 and all outstanding options remain exercisable in accordance with their original terms.

                                  REMEC, INC.

     A summary of the Company's stock option activity and related information is as follows:

                                                         YEARS ENDED JANUARY 31,
                                       ------------------------------------------------------------
                                              1995                 1996                 1997
                                       ------------------   ------------------   ------------------
                                                 WEIGHTED             WEIGHTED             WEIGHTED
                                                 AVERAGE              AVERAGE              AVERAGE
                                                 EXERCISE             EXERCISE             EXERCISE
                                       OPTION     PRICE     OPTION     PRICE     OPTION     PRICE
                                       -------   --------   -------   --------   -------   --------
    Outstanding -- beginning of
      year...........................   84,464    $ 3.59     69,901    $ 3.78    118,404    $ 3.95
      Granted........................   19,439    $ 4.02     82,916    $ 4.02    396,624    $16.36
      Exercised......................   (6,262)   $ 1.14    (17,910)   $ 3.54    (21,660)   $ 3.71
      Forfeited......................  (27,740)   $ 3.97    (16,503)   $ 4.01     (4,115)   $11.47
                                       -------     -----    -------     -----    -------    ------
    Outstanding -- end year..........   69,901    $ 3.78    118,404    $ 3.95    489,253    $ 7.47
                                       =======     =====    =======     =====    =======    ======
    Exercisable -- end of year.......   40,726    $ 3.64     20,257    $ 3.67     39,573    $ 3.99
                                       =======     =====    =======     =====    =======    ======

     Exercise prices for options outstanding as of January 31, 1997 ranged from $0.21 to $25.63. Of the options outstanding at January 31, 1997, approximately 96,000 options have a weighted average exercise price of approximately $4.00 per share and the remaining outstanding options have a weighted average exercise price of $16.41 per share. The weighted-average remaining contractual life of options outstanding at January 31, 1997 is approximately 3.75 years. At January 31, 1997, options for 346,837 shares were available for future grant.

     Pro forma information regarding net income and net income per share is required by Statement 123, and has been determined as if the Company has accounted for its employee stock options and employee stock purchase plan shares under the fair value method of that statement. The fair value of these options or employee stock purchase rights was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997, respectively: risk-free interest rates of 5.9% to 6.0%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 0 and 90.9%; a weighted-average life of the option of 3.0 years; and a weighted-average life of the stock purchase rights of three months.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options and rights under the employee stock purchase plan have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options or the rights granted under the employee stock purchase plan.

     For purposes of pro forma disclosures, the estimated fair value of the options and the shares granted under the employee stock purchase plan is amortized to expense over their respective vesting or option periods. The effects of applying Statement 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net income in future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1996. The Company's pro forma information follows:

                                                                         JANUARY 31,
                                                                  -------------------------
                                                                     1996           1997
                                                                  ----------     ----------
    Pro forma net income........................................  $2,147,142     $1,981,174
    Pro forma net income per share..............................  $     0.32     $     0.22
    Weighted-average fair value of options granted during the
      year......................................................  $     0.78     $     7.64

                                  REMEC, INC.

  Stock Purchase Plan

     In January 1996, the Company's shareholders approved the Employee Stock Purchase Plan (the Purchase Plan) under which 250,000 common shares may be issued to eligible employees. The price of the common shares purchased under the Purchase Plan will be equal to 85% of the fair market value of the common shares on the first or last day of the offering period, whichever is lower. During fiscal 1997, the Company issued a total of 231,900 shares of its common stock under the Purchase Plan.

  Changes in Capitalization

     In January 1996, the Company's shareholders approved an increase in the authorized common stock of the Company to 40,000,000 shares, the creation of a new undesignated class of preferred stock consisting of 5,000,000 shares and a 1-for-2 reverse split of the Company's common stock. Fractional shares resulting from the split were settled in cash. All share, per share and stock option amounts have been restated to reflect retroactively the reverse stock split.

6. COMMITMENTS

  Deferred Savings Plan

     The Company has established a Deferred Savings Plan for its employees, which allows participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions up to $100 per quarter, per employee, subject to the attainment of certain quarterly profit levels by the Company. Employees vest immediately in their contributions and Company contributions vest over a two year period. The Company has charged to operations contributions of approximately $65,000, $88,000 and $218,000, for the years ended January 31, 1995, 1996 and 1997, respectively.

     Prior to its acquisition in fiscal 1997, the Company's Magnum subsidiary maintained a separate defined contribution 401(k) retirement plan for substantially all of its employees. Magnum made contributions to this plan of $55,000 and $38,000 for fiscal 1995 and 1996, respectively. This plan was merged into the REMEC plan in March 1997.

  Leases

     The Company leases office and production facilities under operating leases through 2001. Minimum future obligations under non-cancelable operating leases are as follows:

            YEARS ENDED JANUARY 31,
            ---------------------------------------------------------
            1998.....................................................  $2,207,000
            1999.....................................................   2,059,000
            2000.....................................................   1,595,000
            2001.....................................................     291,000
            2002.....................................................      30,000
                                                                       ----------
                                                                       $6,182,000
                                                                       ==========

     Certain of these lease agreements provide for annual rental adjustments based on changes in the Consumer Price Index.

     Rent expense totaled $1,955,000, $2,196,000 and $2,209,000 in 1995, 1996 and 1997, respectively.

                                  REMEC, INC.

7. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                        JANUARY 31,
                                                                 --------------------------
                                                                    1996           1997
                                                                 ----------     -----------
    Deferred tax liabilities:
      Tax over book depreciation...............................  $1,168,000     $ 1,233,000
      Inventory costs capitalization...........................     524,000         265,000
      Other....................................................      47,000          47,000
                                                                 ----------     -----------
                                                                  1,739,000       1,545,000
                                                                 ----------     -----------
    Deferred tax assets:
      Inventory and other reserves.............................     999,000       1,476,000
      Deferred rent............................................     238,000         108,000
      Accrued expenses.........................................   1,183,000       1,076,000
      Other....................................................      58,000         213,000
                                                                 ----------     -----------
    Total deferred tax assets..................................   2,478,000       2,873,000
                                                                 ----------     -----------
    Net deferred tax liabilities (assets)......................  $ (739,000)    $(1,328,000)
                                                                 ==========     ===========

     The provision for taxes based on income consists of the following:

                                                             YEARS ENDED JANUARY 31,
                                                     ----------------------------------------
                                                        1995           1996           1997
                                                     ----------     ----------     ----------
    Current:
      Federal......................................  $  659,000     $1,752,000     $3,041,000
      State........................................     260,000        377,000        659,000
    Deferred:
      Federal......................................     722,000       (497,000)      (500,000)
      State........................................     102,000       (133,000)       (89,000)
                                                     ----------     ----------     ----------
                                                     $1,743,000     $1,499,000     $3,111,000
                                                     ==========     ==========     ==========

     A reconciliation of the effective tax rates and the statutory Federal income tax rate is as follows:

                                                       YEARS ENDED JANUARY 31,
                                   ----------------------------------------------------------------
                                          1995                   1996                   1997
                                   ------------------     ------------------     ------------------
                                     AMOUNT        %        AMOUNT        %        AMOUNT        %
                                   ----------     ---     ----------     ---     ----------     ---
    Tax at Federal rate..........  $1,478,000      35%    $1,268,000      35%    $2,794,000      35%
    State income tax
      net of federal.............     283,000       6        159,000       4        479,000       6
    Other........................     (18,000)     --         72,000       2       (162,000)     (2)
                                   ----------             ----------             ----------
                                                   --                     --                     --
                                   $1,743,000             $1,499,000             $3,111,000
                                                   41%                    41%                    39%
                                   ==========             ==========             ==========
                                                   ==                     ==                     ==

                                  REMEC, INC.

8. SIGNIFICANT CUSTOMERS AND EXPORT SALES

     The following table summarizes the percentage of sales by customers when sales to such customers exceeded 10% or more of the Company's net sales for the periods indicated:

                                                                       YEARS ENDED JANUARY
                                                                               31,
                                                                      ----------------------
                                                                      1995     1996     1997
                                                                      ----     ----     ----
    CUSTOMER A......................................................   --       --       18%
    CUSTOMER B......................................................   10%      13%      --
    CUSTOMER C......................................................   12%      --       --

     Export sales were 12%, 16% and 9% of net sales for the years ended January 31, 1995, 1996 and 1997, respectively.

9. SUBSEQUENT EVENT (UNAUDITED)

  Radian Technology, Inc. ("Radian")

     On February 28, 1997, the Company acquired Radian in exchange for 633,349 shares of the Company's common stock. The transaction will be accounted for as a pooling of interests; accordingly, commencing with the first quarter of fiscal 1998, all of the Company's prior period financial statements will be restated as if the transaction took place at the beginning of such periods. During its most recent fiscal year ended December 27, 1996, Radian reported revenues of $9.1 million and net income of $858,000. Assuming that the acquisition of Radian had occurred on February 1, 1994, the Company's pro forma condensed consolidated results of operations would be as follows:

                        PRO FORMA RESULTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                YEARS ENDED JANUARY 31,
                                                            -------------------------------
                                                             1995        1996        1997
                                                            -------     -------     -------
    Net Sales.............................................  $64,604     $71,245     $95,072
    Net Income............................................    2,987       2,854       5,728
    Net Income per Share..................................  $  0.41     $  0.39     $  0.59

                                   C&S HYBRID

                              FINANCIAL STATEMENTS

                                   C&S HYBRID

                                 BALANCE SHEET
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                             AT DECEMBER 31,
                                                                                  1996
                                                                             ---------------
Cash and short-term investments..............................................     $   (27)
Accounts receivable..........................................................       2,359
Inventories..................................................................       2,504
Other current assets.........................................................         146
                                                                                  ------
          Total current assets...............................................       4,982
Property, plant and equipment, net...........................................       2,176
Intangible and other assets..................................................          --
                                                                                  ------
          Total assets.......................................................     $ 7,158
                                                                                  ======
Short-term debt and current portion of long-term debt........................     $   500
Accounts payable.............................................................       1,459
Income taxes payable.........................................................          38
Accrued salaries and benefits................................................         174
Accrued expenses.............................................................          68
                                                                                  ------
          Total current liabilities..........................................       2,239
Other long-term liabilities..................................................         808
Shareholders' Equity:
  Preferred Shares -- no par value, 800,000 shares authorized and 400,000 shares issued and outstanding at December 31, 1996; aggregate
     liquidation preference -- $100,000......................................         100
  Common Shares -- no par value, 10,000,000 shares authorized and 4,797,575
     issued and outstanding at December 31, 1996.............................         473
  Retained earnings..........................................................       3,538
                                                                                  ------
          Total shareholders' equity.........................................       4,111
                                                                                  ------
          Total liabilities and shareholders' equity.........................     $ 7,158
                                                                                  ======

                                   C&S HYBRID

                              STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                              FISCAL YEARS
                                                                           -------------------
                                                                            1995        1996
                                                                           -------     -------
Net sales................................................................  $10,854     $13,112
  Cost of sales..........................................................    5,146       7,550
                                                                            ------     -------
     Gross profit........................................................    5,708       5,562
Operating expenses:
  Selling, general & administrative......................................    3,750       3,850
  Research and development...............................................      666         527
                                                                            ------     -------
                                                                             4,416       4,377
                                                                            ------     -------
Income from operations...................................................    1,292       1,185
Interest expense and other...............................................      (39)        (38)
                                                                            ------     -------
  Income before provision for income taxes...............................    1,253       1,147
Provision for income taxes...............................................      677         562
Income before extraordinary item.........................................      576         585
Extraordinary item.......................................................       --          --
                                                                            ------     -------
Net income...............................................................  $   576     $   585
                                                                            ======     =======

                                   C&S HYBRID

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              FISCAL YEARS
                                                                           ------------------
                                                                           1995         1996
                                                                           -----       ------
Operating activities:
  Net profit.............................................................  $ 575       $  585
  Adjustments to reconcile net profit to net cash provided by operating activities:
  Depreciation and amortization..........................................    432          436
  Changes in operating assets and liabilities:
     Accounts receivable.................................................    128         (794)
     Inventories.........................................................   (964)        (560)
     Prepaid expenses and other current assets...........................   (158)        (263)
     Accounts payable....................................................    336          642
     Payment of bonus to employees.......................................                (149)
     Accrued bonus to employees..........................................    149
     Other accrued liabilities...........................................     20          (41)
     Accrued taxes.......................................................    454         (133)
                                                                           -----       ------
          Net cash provided by operating activities......................    972         (277)

Investing activities:
  Additions to property, plant and equipment.............................   (681)      (1,330)
                                                                           -----       ------
          Net cash used for investing activities.........................   (681)      (1,330)

Financing activities:
  Proceeds from note payable to bank.....................................   (250)         500
  Proceeds from sale of common stock.....................................     --          396
  Principal payments under capital lease obligations.....................    (48)         605
  Payment of employee loan...............................................    (35)        (120)
                                                                           -----       ------
          Net cash used (provided) for financing activities..............   (333)       1,381
                                                                           -----       ------
Decrease in cash and cash equivalents....................................    (42)        (226)
Cash and cash equivalents at beginning of year...........................    241          199
                                                                           -----       ------
Cash and cash equivalents at end of year.................................  $ 199       $  (27)
                                                                           =====       ======

                                   C&S HYBRID

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                    CONVERTIBLE
                                  PREFERRED SHARES        COMMON SHARES
                                 ------------------   ----------------------    RETAINED
                                 SHARES     AMOUNT     SHARES       AMOUNT      EARNINGS      TOTAL
                                 -------   --------   ---------   ----------   ----------   ----------
Balance at December 31, 1994...  400,000   $100,000   3,807,575   $   76,670   $2,379,780   $2,556,450
Net income.....................                                                   575,675      575,675
                                 -------   --------   ----------    --------   ----------   ----------
Balance at December 31, 1995...  400,000    100,000   3,607,575       76,670    2,955,455    3,132,125
Issuance of common shares......                         990,000      396,000                   396,000
Net income.....................                                                   584,499      584,499
                                 -------   --------   ----------    --------   ----------   ----------
Balance at December 31, 1996...  400,000   $100,000   4,797,575   $  472,670   $3,539,954   $4,112,624
                                 =======   ========   ==========    ========   ==========   ==========

                                                                      APPENDIX A

                               AGREEMENT AND PLAN

                          OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                  REMEC, INC., C&S ACQUISITION CORPORATION AND

                                C&S HYBRID, INC.

                                 APRIL 10, 1997

                             AGREEMENT AND PLAN OF
                           REORGANIZATION AND MERGER

     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER ("Agreement") is made as of April 10, 1997 among C&S HYBRID, Inc., a California corporation (the "Company"), REMEC, Inc., a California corporation ("Parent") and C&S Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent ("Merger Sub").

                                   BACKGROUND

     The Company, Parent and Merger Sub desire that Merger Sub be merged with and into the Company; that the Company be the surviving corporation and become a wholly owned subsidiary of Parent and that each share of the Common Stock of the Company which is outstanding immediately prior to the effective time of the merger be converted as set forth in this Agreement and the Agreement of Merger into shares of the Common Stock of Parent. The Company, Parent and Merger Sub intend that the merger constitute a "reorganization" under Section 368(a)(1)(A), by application of Section 368(a)(2)(E), of the Internal Revenue Code of 1986, as amended.

     THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement:

     "1933 Act" means the Securities Act of 1933, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules, regulations and forms of the SEC promulgated thereunder.

     "1996 Balance Sheet" means the balance sheet of the Company dated December 31, 1996 contained in the Company Financials.

     "1997 Balance Sheet" means the balance sheet of the Company dated January 31, 1997.

     "Affiliate" means, with respect to any corporation, any person or entity which controls, is controlled by or is under common control with such corporation.

     "Agreement of Merger" means the agreement of merger among Parent, the Company and Merger Sub, together with the related officers' certificates required by Section 1103 of the Corporations Code, in the form attached hereto as Exhibit A.

     "Audited Balance Sheet" means the balance sheets included in the Audited Financials.

     "Audited Financials" means the balance sheet of the Company at January 31, 1997 and the related statements of income, shareholders' equity and cash flows for the year then ended, including the notes thereto, in each case accompanied by an unqualified report of Ernst & Young LLP, certified public accountants ("E&Y").

     "Closing" means the delivery by Parent, the Company and Merger Sub of the various documents contemplated by this Agreement and otherwise required in order to consummate the Merger.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Audit" means the preparation and completion of the Audited Financials in accordance with GAAP and in accordance with practices utilized by Parent and the issuance by E&Y of a report thereon.

     "Company Disclosure Letter" means the disclosure letter of the Company delivered to Parent with respect to the disclosures of the Company contained in
Article III of this Agreement, as supplemented by the Updated Company Disclosure Letter (defined in Section 5.11).

     "Company Common" means the Common Stock of the Company, no par value.

     "Company Financials" means the balance sheets of the Company at December 31, 1996 and December 31, 1995 and the related statements of income, shareholders' equity and cash flows for the years then ended, including the notes thereto.

     "Company Options" shall have the meanings ascribed thereto in Section 2.4 of this Agreement.

     "Company Preferred" means the Series A Preferred Stock of the Company, no par value.

     "Company Shareholders" means the holders of shares of the Company Common and Company Preferred outstanding immediately prior to the Effective Time.

     "Corporations Code" means the California Corporations Code.

     "Dissenting Shares" means those shares of the Company Common which at any time become "dissenting shares" within the meaning of Section 1300(b) of the Corporations Code.

     "Effective Time" means the time when the Agreement of Merger is filed with the Secretary of State of the State of California and the Merger becomes effective.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Ratio" shall have the meaning ascribed to it in Section 2.3 of this Agreement.

     "GAAP" means generally accepted accounting principles and practices as promulgated by the Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any superseding or supplemental documentation of equal authority promulgating generally accepted accounting principles and practices, all as in effect from time to time.

     "Hazardous Material" means any material, substance, waste or component thereof which is identified to be "hazardous" or "toxic" or otherwise poses an actual or potential risk to public health and safety or to the environment by virtue of being actually or potentially toxic, corrosive, bioaccumulative, reactive, ignitable, radioactive, infectious or otherwise harmful to public health and safety or the environment, the handling or disposal of, or exposure to which, is regulated under any applicable United States federal, state or local environmental or health and safety law, rule or regulation.

     "Merger Sub Common" means the Common Stock of Merger Sub, par value $0.01 per share.

     "Parent Common" means the Common Stock of Parent, par value $0.01 per share.

     "Parent Disclosure Letter" means the disclosure letter of Parent delivered to the Company with respect to the disclosures of Parent referred to in Article IV.

     "Registration Statement" means the registration statement on Form S-4 filed by Parent with the SEC with respect to the issuance of Parent Common in the Merger.

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" means, with respect to any entity, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is owned, directly or indirectly, by such entity.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

     2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Agreement of Merger, Parent, the Company and Merger Sub shall execute and file the Agreement of Merger with the Secretary of State of the State of California, whereupon Merger Sub shall be merged with and into the Company pursuant to Sections 1100 et seq. of the Corporations Code.

     2.2 Closing. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California 94301, at 11:00 a.m. California time, on the date the Company's shareholders approve the Merger or at such other place, date or time as the Company, Parent and Merger Sub may agree upon in writing (the "Closing Date") after all of the conditions to the parties' obligations to consummate the Merger set forth in this Agreement have been satisfied or waived. The Company, Parent and Merger Sub shall file the Agreement of Merger with the Secretary of State of the State of California immediately after the Closing.

     2.3 Conversion of Shares. In accordance with the Agreement of Merger, (i) each share of Merger Sub Common issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time, into one share of Company Common, and (ii) each share of Company Common outstanding immediately prior to the Effective Time (except each of those shares of Company Common which are Dissenting Shares and the holder of which and the Company do not thereafter agree in writing should not be treated as a Dissenting Share) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted, at and as of the Effective Time, into the right to receive
 .1654618 of a share of Parent Common (the "Exchange Ratio") subject to adjustments, if any, pursuant to Section 2.9 of this Agreement. Company Shareholders shall receive only whole shares of Parent Common; in lieu of any fractional share of Parent Common, Company Shareholders shall receive in cash the fair market value of such fractional share valuing Parent Common at the average of the closing prices of the Parent Common on the Nasdaq National Market on the five trading days immediately preceding the Effective Time as listed in The Wall Street Journal.

     2.4 Company Options. At the Effective Time, each outstanding option to purchase Company Common ("Company Option"), whether vested or unvested, issued under the Company's 1996 Equity Incentive Plan (the "Company Plan") shall thereafter entitle the holder thereof to receive, upon exercise thereof, that number of Parent Common (rounded down to the nearest whole number) equal to the product of the number of shares of Company Common that were purchasable (without regard to vesting) under the Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price for each full share of Parent Common equal to the quotient obtained by dividing (i) the exercise price per share of Company Common with respect to such Company Option, by (ii) the Exchange Ratio, which exercise price per share shall be rounded up to the nearest one cent. The number of shares of Parent Common that may be purchased by a holder on the exercise of any Company Option shall not include any fractional share of Parent Common but shall be rounded down to the next lower whole share of Parent Common. Parent shall assume in full the Company Plan, Company Options outstanding under the Company Plan, and shall register the underlying shares of Parent Common issued or issuable under the Company Plan under the 1933 Act on a Registration Statement on Form S-8 within 90 days following the Effective Time. The assumption of a Company Option by Parent shall not terminate or modify any right of first refusal, right of repurchase, vesting schedule, or other restriction on transferability relating to the Company Option. Continuous employment with the Company prior to the Effective Time shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. After such assumption, Parent shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common, the number of shares of Parent Common to which the holder of the Company Option is entitled pursuant to this Agreement. The assumption by Parent of Company Options shall not give the holders of such Company Options any additional benefits under their respective Company Options, which such holder did not have immediately prior to the Effective Time nor shall such assumption cause such holders to forego any existing rights or benefits under such Company Options other than as specifically

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provided in this Section 2.4. Nothing contained in this Section 2.4 shall require Parent to offer or sell shares of Parent Common upon the exercise prior to the Effective Time of Company Options assumed by Parent if, in the reasonable judgment of Parent and its counsel, such offer or sale might not be in accordance with applicable federal or state securities laws.

     2.5 Company Capital Stock Subject Restrictions. All shares of Parent Common that are received in the Merger in exchange of shares of Company capital stock that, under applicable stock repurchase, stock restriction or similar agreements with the Company, are unvested or subject to a repurchase option or other condition of forfeiture (the "Company Restricted Stock") will also be unvested or subject to the same repurchase option or other condition, as the case may be, and the certificates evidencing such shares of Parent Common will be marked with appropriate legends.

     2.6 Rights After the Effective Time. As soon as practicable after the Effective Time, each holder of record of a certificate or certificates which, prior to the Effective Time, represented outstanding shares of the Company Common shall be entitled, upon surrender of such certificate or certificates (or in the case of certificates that have been lost, stolen or destroyed, lost certificate affidavits therefor and indemnification in connection therewith) to Parent or to an exchange agent designated by Parent, in form suitable for transfer, to receive a certificate or certificates representing the number of whole shares of Parent Common to which such shareholder is entitled under this
Article II together with cash in lieu of any fractional share of Parent Common in an amount calculated in accordance with Section 2.3.

     2.7 Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of holders of "dissenting shares" under Sections 1300 et seq. of the Corporations Code. The Company shall give Parent prompt notice of any written demand, written purported demand or other written communication received by the Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company agrees that, without the prior written consent of Parent, which shall not be unreasonably withheld, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

     2.8  Adjustments.  In addition to adjustments, if any, pursuant to Section
2.9 of this Agreement, appropriate adjustments shall be made in this Agreement, the Agreement of Merger and the number and type of securities into which shares of the Company Common shall be converted in connection with the Merger and which shall be issued upon exercise of the Company Options to be assumed by Parent, in order to reflect any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event made, declared or effected with respect to Parent Common between the date of this Agreement and the date such shares are issued.

     2.9 Audit; Adjustment of Exchange Ratio. Following execution and delivery of this Agreement by each of the parties hereto, the Company shall (i) engage E&Y to conduct the Company Audit, (ii) reasonably cooperate with E&Y to permit such firm to complete the Company Audit on or prior to May 31, 1997, and (iii) use its best efforts to deliver to Parent on or prior to such date a copy of the Audited Financials. In the event that the net worth of the Company as reported in the Audited Financials varies by more than $900,000 from the net worth of the Company contained in the 1997 Balance Sheet, then the Company and Parent shall immediately enter into good faith negotiations to determine the number of shares of Parent Common to be issued in the Merger and shall use their reasonable best efforts to enter into an agreement reflecting such renegotiation within 7 days of the completion of the Company Audit. In the event that Parent and Company do not agree on the number of shares to be issued as a result of such renegotiation, then within 2 days following such 7 day period (i) Parent shall have the right to terminate the Agreement if the net worth reflected on the Audited Financials is less than that reflected in the 1997 Balance Sheet by $900,000 or more or (ii) the Company shall have the right to terminate this Agreement if the net worth reflected on the Audited Financials is more than that reflected in the 1997 Balance Sheet by $900,000 or more. Parent, Merger Sub and the Company hereby agree to execute any documents, including an amendment to this Agreement, to reflect the results of such negotiations. This Agreement shall remain in full force and effect and the Exchange Ratio

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

shall remain unchanged, unless the parties agree to change the Exchange Ratio pursuant to this Section 2.9 or the Agreement is terminated by either party pursuant to this Section 2.9.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Letter (where, for purposes of this Article III, the inclusion of a description of an item in the Company Disclosure Letter with one Section reference will be deemed to be inclusion in the Company Disclosure Letter for another Section reference where such disclosure would be appropriate), the Company represents to Parent that:

     3.1 Organization and Authority. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. The Company does not have any Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has delivered to Parent and its representatives complete and correct copies of its Articles of Incorporation, as amended, and Bylaws as in effect on the date of this Agreement, certified as true, complete and correct copies by the Company's Secretary. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

     3.2  Capitalization.

     3.2.1 The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and 800,000 shares of Series A Preferred Stock, of which 4,797,575 shares of Common Stock and 400,000 shares of Series A Preferred Stock are issued and outstanding, each of which is convertible into one share of Company Common. A list of all of the shareholders of the Company as of the date of this Agreement, with the number of shares of Company Common and Company Preferred owned by each of them as of the date of this Agreement, is contained in Section 3.2 of the Company Disclosure Letter. Section 3.2 of the Company Disclosure Letter also sets forth a true and complete list of all holders of the Company Restricted Stock as of the date of this Agreement, including the number of shares of Company Restricted Stock held as of the date of this Agreement and a breakdown between the vested and unvested shares and the terms of vesting of the unvested shares. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable, and have been issued in compliance with all applicable federal and state securities laws. The Company has as of the date of this Agreement outstanding options to purchase 238,000 (including options to purchase 88,000 shares of Company Common held by a former employee who has terminated her employment with the Company) shares of Company Common pursuant to the Company Plan of which options to purchase 22,948 (including options to purchase 11,000 shares held by the employee referred to above) are fully vested as of the date of this Agreement. Except as set forth in the preceding sentence and the 400,000 shares of outstanding Company Preferred, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities. At the Effective Time, the Company will have outstanding options to purchase 161,000 shares of Company Common less any options exercised between the date of this Agreement and the Effective Time.

     3.2.2 All Company Options have been issued in accordance with the Company Option Plan and all applicable securities laws, including pursuant to valid permits thereunder or exemptions therefrom. The Company Plan and all amendments thereto have been approved by all requisite Company shareholder action. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights of the

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

Company are currently outstanding. The consummation of the Merger shall not cause an acceleration in the vesting of any of the Company's capital stock, options or other securities.

     3.2.3 There is no right of first refusal, co-sale right, right of participation, right of first offer, option (other than as described in Section 3.2.1) or other restriction on transfer (other than pursuant to applicable securities laws) applicable to any shares of Company capital stock which apply to or survive the transactions contemplated by this Agreement.

     3.2.4 The Company is not a party or subject to any agreement or understanding, and to the Company's knowledge, there is no agreement or understanding between or among any persons, that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, other than as contemplated hereby.

     3.3  Authority Relating to this Agreement; No Violation of Other
Instruments.

     3.3.1 The execution and delivery of this Agreement and all agreements to which the Company is or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by the Company have been duly authorized by all necessary corporate action by the Board of Directors on the part of the Company, and, assuming requisite approval by the shareholders of the Company and execution and delivery of this Agreement and such other agreements by each of the other parties thereto, this Agreement and such other agreements will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject as to enforcement:
(i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and
(ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

     3.3.2 Neither the execution of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement nor, assuming requisite approval by the shareholders of the Company, the performance of any of them by the Company will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, or to its knowledge any law or regulation of any court or other governmental body now in effect applicable to the Company; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the material terms, conditions and provisions of, or constitute a default under or otherwise give another party the right to terminate, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company pursuant to, any material indenture, mortgage, lease, agreement or other instrument to which the Company is a party or by which it or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or indebtedness of any other person secured by the assets or properties of the Company; or (iv) violate or conflict with any provision of the Company's Articles of Incorporation, Bylaws, or similar organizational instruments.

     3.3.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained by the Company in order to permit the execution, delivery or performance by the Company of this Agreement or any other agreement to which the Company is or will be a party that is an exhibit to this Agreement, or the consummation by the Company of the transactions contemplated by this Agreement and such other agreements, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) such consents,approvals,orders, authorizations, registrations, declarations, and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) applicable requirements of the 1933 Act and state securities laws, and (iv) requisite approval of the shareholders of the Company.

     3.4 Compliance With Law. The Company holds all licenses, permits and authorizations necessary for the lawful conduct of the Company's business as currently conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations, and the Company knows of no violation thereof, other than any such violation that would not have a material adverse effect on

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

the Company's business or financial results. The Company is not in violation of any decree, judgment, order, law or regulation, of any court or other governmental body (including without limitation, applicable environmental protection legislation and regulations, equal employment and civil rights regulations, wages, hours and the payment of social security taxes and occupational health and safety legislation), which violation would reasonably be expected to have a material adverse effect on the condition, financial or otherwise, assets, liabilities, business or results of operations of the Company. Section 3.4 of the Company Disclosure Letter contains a true and complete list of all licenses, permits and authorizations necessary for the lawful conduct of the Company's business wherever conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over the Company or over any part of the Company's operations.

     3.5 Investments in Others. The Company does not have any investment in or advance or loan to or guarantee of, or any commitment to make any investment in, advance or loan to or guarantee of, any person, except as set forth in the Company Financials.

     3.6 Financial Statements. The Company Financials (i) have been prepared in accordance with the books and records of the Company; (ii) fairly present the financial position results of operations, owners equity and cash flow of the Company as of the dates and for the periods indicated therein; and (iii) have been prepared in accordance with GAAP consistently applied, except the Company Financials do not contain notes required under GAAP.

     3.7 Absence of Undisclosed Liabilities. Except for obligations incurred in the ordinary course of business which are not material or are not required under GAAP to be reflected on a balance sheet or set forth in the notes thereto, the Company does not have any indebtedness or any other liability (absolute, contingent, asserted, unasserted, known or unknown) which is not reflected on or provided for in full on the 1996 Balance Sheet.

     3.8 Tax Returns and Payments. Except where failure would not have a material adverse effect on the Company's business or financial condition, all tax returns, reports and forms required to be filed by, or with respect to any activities or income of, the Company have been or will be timely filed, all such returns are true and correct in all material respects, and all taxes, fees, penalties, interest and other governmental charges of any nature whatsoever which were shown to be due or claimed to be due on such returns, reports and forms or which otherwise may be owed by the Company have been paid or adequate provision for the payment thereof has been made. Section 3.8 of the Company Disclosure Letter includes a complete and correct list of all such returns, reports and forms filed in connection with any year or portion thereof which ended on or after December 31, 1992. The Company has no knowledge of any assessment of deficiency or additional tax or other governmental charge respecting the Company or its business or affairs, or any knowledge of any completed, pending or threatened tax audit or investigation respecting the Company or its business or affairs by any taxing or other governmental authority, and no waivers of statutes of limitations have been requested with respect to the Company or any of its corporate Affiliates. The amounts provided for taxes on the 1996 Balance Sheet are sufficient will be sufficient for the payment of all accrued and unpaid United States federal, state, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheet.

     3.9 Absence of Certain Changes and Events. Since the date of the 1996 Balance Sheet, there has not been, and prior to the Closing there will not be:

          (i) any transaction entered into by the Company other than in the ordinary course of business or as contemplated by this Agreement or any loss or damage to any of the manufacturing facilities of the Company due to fire or other casualty, whether or not insured, amounting to more than $100,000 in aggregate replacement value; any event that materially and adversely affects the ability of the Company to operate its business as a whole in a manner consistent with the way in which such business has been conducted prior to the date of the 1996 Balance Sheet or any change in the financial position, assets, liabilities, results of operations or business of the Company other than changes in the ordinary course of business which in the aggregate have not been materially adverse;

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

          (ii) any declaration, payment or setting aside of any dividend or other distribution to or for the holder of any capital stock of the Company;

          (iii) any lawsuit, proceeding or governmental investigation which is likely to have a material adverse effect on the business of the Company;

          (iv) any event or condition of any character which has or is likely to have a material adverse effect on the financial position, assets, liabilities, results of operations or business of the Company;

          (v) any increase or decrease in the rates of compensation payable or to become payable by the Company to any director, officer, employee, agent or consultant, or any bonus, percentage compensation, service award or other benefit, granted, made or accrued to or to the credit of any such person, or any welfare, pension, retirement or similar payment or arrangement made or agreed to by the Company other than salary adjustments for non-officer employees in accordance with past practice;

          (vi) any modification or rescission of, or waiver by the Company of rights under, any existing contract of the Company having or likely to have a material adverse effect on the Company's business;

          (vii) any discharge or satisfaction by the Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the 1996 Balance Sheet and current liabilities incurred since the date of the 1996 Balance Sheet in the ordinary course of business; or

          (viii) any mortgage, pledge, imposition of any security interest, claim, encumbrance or other restriction on any of the assets, tangible or intangible, of the Company which is likely to have a material adverse effect on the Company's business or financial condition.

     3.10 Accounts Receivable. The accounts receivable reflected on the 1996 Balance Sheet are based on the Company's reasonable judgment and its normal credit review procedures, business practices and GAAP, collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value," for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.

     3.11 Inventories. The inventories reflected on the 1996 Balance Sheet are valued in accordance with GAAP consistently applied and as described in clause
(i) of Section 3.6 of this Agreement.

     3.12 Interests in Real Property. Section 3.12 of the Company Disclosure Letter sets forth a complete and correct list and brief description of all real property leased by the Company. The Company owns no real property. To the Company's knowledge, all real property leases to which the Company is a party are valid and enforceable (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto) and no party thereto is in default of any material provision thereof. All improvements and fixtures on real properties leased by the Company conform to all material applicable health, fire, safety, environmental, zoning and building laws and ordinances and all materials, buildings, structures and fixtures used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

     3.13 Personal Property. The Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever (except for such security interests, pledges, options, claims, liens, encumbrances or restrictions or non-monetary imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of such property) to (or, in the case of leased properties and assets, valid leasehold interests in) all inventory and receivables and to any item of machinery, equipment, or tangible or intangible personal property reflected on the 1996 Balance Sheet or, regardless of whether reflected on the 1996 Balance Sheet, used by the Company in its business. Section 3.13 of the Company Disclosure Letter sets forth a list of all items of machinery, equipment and tangible personal property used by the Company in the Company's

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

business and having a book value in excess of $10,000. Except as shown in
Section 3.13 of the Company Disclosure Letter, all the machinery, equipment and other tangible personal property is in good operating condition and repair, normal wear and tear excepted, and is sufficient for the type and magnitude of their operations as currently conducted. At the Closing Date, the Company will possess all of the personal property wherever located used by the Company to conduct its business as conducted immediately prior to the Closing.

     3.14 Directors and Officers. Section 3.14 of the Company Disclosure Letter sets forth a complete and correct list of all present officers and directors of the Company.

     3.15 Certain Transactions. No Affiliate of the Company is presently a party to any agreement or arrangement with the Company: (i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

     3.16 Patents, Trademarks, Etc. All rights, patents, trademarks, trade names, service marks, mask work rights, copyrights, processes, designs, formulas, inventions, trade secrets, know-how, technology or other intellectual rights and any applications or registrations therefor, and all mask works, schematics, source code and computer software programs (collectively, the "Intellectual Property Rights") which are necessary to the conduct by the Company of the Company's business are owned or are useable, without restriction, by the Company, the failure to so own or be usable which would result in a material adverse effect on the Company's business or financial condition. To the Company's knowledge, the conduct of any business conducted by the Company does not infringe any Intellectual Property Rights of any other person. No litigation is pending or, to the knowledge of the Company, has been threatened against the Company or any officer, director, shareholder or employee of the Company, for the infringement by the Company of any Intellectual Property Rights of any other party or for the misuse or misappropriation of any Intellectual Property Rights owned by any other party nor, to the Company's knowledge does any basis exist for such litigation. To the Company's knowledge, there has been no infringement or unauthorized use by any other party of any Intellectual Property Rights belonging to the Company. Section 3.16 of the Company Disclosure Letter sets forth a list of all Intellectual Property Rights belonging to or used by the Company.

     3.17 Litigation and Other Proceedings. Neither the Company nor any of its officers or directors in such capacity is a party to any pending or, to the best knowledge of the Company, threatened action, lawsuit, claim, administrative proceeding or governmental investigation in the United States (including the Defense Contract Audit Agency, the Inspector General or the General Accounting Office) or elsewhere seeking equitable relief or claiming damages, and which, if adversely determined would have a material adverse effect on the Company, and the Company is not subject to any order, writ, judgment, decree or injunction of any court, governmental body or arbitrator which materially adversely affects or might so affect the business or assets of the Company or which prevents or might prevent completion of the Merger. Section 3.17 of the Company Disclosure Letter contains a complete list of all claims brought against the Company since December 31, 1992, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

     3.18 Contracts. Section 3.18 of the Company Disclosure Letter lists all currently effective contracts to which the Company is a party or by which the Company or any of its respective properties or assets are bound which (i) involve the payment by the Company of more than $25,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes; (iii) are otherwise material to the business of the Company and are not for the purchase or sale of goods or services in the ordinary course of business; or (iv) are distributorship or other agreements relating to the marketing of products. The Company and, to the knowledge of the Company, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements and to the knowledge of the Company no fact exists which is, or with the passage of time could become, a material default under any of them.

     3.19 Insurance and Banking Facilities. Section 3.19 of the Company Disclosure Letter sets forth a complete and correct list of (i) all contracts of insurance and indemnity of or relating to the Company (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in

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which the Company has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid.

     3.20 Personnel. Section 3.20 of the Company Disclosure Letter sets forth a complete and correct list of (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of the Company; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of the Company; provided, however, that clauses (i) and (ii) hereof shall be deemed inapplicable to any employee benefit plan which is required to be listed in Section 3.25 of the Company Disclosure Letter. Section 3.20 of the Company Disclosure Letter includes a list of all employees of the Company and their compensation levels sorted by exempt and non-exempt status. The Company has been and is in compliance with the terms of, and any material laws or regulations applicable to, all such plans, agreements, practices, commitments or programs.

     3.21 Powers of Attorney and Suretyships. The Company does not have any power of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, the Company does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

     3.22 Minutes and Stock Records. The Company has provided Parent and Merger Sub and their representatives complete and correct copies of the minute books and stock records of the Company. Such items contain a complete and correct record of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of the Company and its Board of Directors and any committees thereof, and all original issuances and subsequent transfers and repurchases of its capital stock.

     3.23 Governmental Consents. The Company has complied with all laws and regulations of the United States Department of Defense and other governmental agencies with which the Company has contracts, directly or indirectly, relating to contracts including estimation of costs and reporting. Except as described in the Company Disclosure Letter, the Company has not been audited by any agency of the United States, including the Defense Investigative Service, the Criminal Defense Investigative Service, the Inspector General or the Defense Contract Administrative Agency. Section 3.23 of the Company Disclosure Letter sets forth a complete and correct list of all consents, approvals, orders and authorizations from, and all registrations, qualifications, designations, declarations and rulings with, any United States federal, state or local governmental authority, required by or with respect to the Company in connection with the consummation of the transactions contemplated by this Agreement or, to the extent not listed in Section 3.4 of the Company Disclosure Letter, necessary to enable the Company to conduct its business as it was conducted immediately before the Closing.

     3.24 Product Warranties. Attached to the Company Disclosure Letter are copies of the standard forms of agreements containing warranties or guarantees relating to the catalog products of the Company. No agreement to which the Company is a party provides any warranty for a period longer than three years from the date of the agreement.

     3.25 Compliance with ERISA. Section 3.25 of the Company Disclosure Letter sets forth a complete and correct list of all "employee pension benefit plans" and all "employee welfare benefit plans" (within the meaning of ERISA) ("Plans") of the Company or in which any of its employees participate. Each such Plan intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance with ERISA and the Code and no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such Plan. No fact or circumstance exists, including,

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without limitation, any "reportable event" (within the meaning of ERISA), in connection with any such Plan which might constitute grounds for termination of such Plan by the Pension Benefit Guaranty Corporation (the "PBGC") or of the appointment by a court of a trustee to administer such Plan. The Company has not incurred any liability to the PBGC (other than for payment of premiums which have been timely paid), and the Company has complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code.

     3.26 Labor Matters. The Company is and has been in compliance with all applicable material laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. There is no unfair labor practice complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency. There is no (i) labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of the Company, threatened against or directly affecting the Company;
(ii) grievance or arbitration proceeding pending and, to the knowledge of the Company, no claims therefor exist; or (iii) agreement which is binding on the Company which restricts the Company from relocating or closing any of its operations. The Company has not experienced any material work stoppage in the last 18 months. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. To the knowledge of the Company, upon termination of the employment of any of the employees of the Company before or after the Closing Date, except as contemplated hereby, neither the Company nor Parent will be liable to such employee for severance pay. The Company is not a party to or bound by any collective bargaining agreements.

     3.27 Hazardous Materials. Except as set forth in Section 3.27 of the Company Disclosure Letter:

          (i) The Company has not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the Company's knowledge no such disposals or releases occurred prior to the Company having taken title to, or possession or operation of, any of such properties; and no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters;

          (ii) The Company has neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by the Company from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.27 of the Company Disclosure Letter under (A) above was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

          (iii) The Company has no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by the Company has come to be (or may come to be) located on or under properties leased, occupied or operated by the Company;

          (iv) The Company has never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by the Company;

          (v) The Company is and has been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real

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

     property owned by or used in the business of the Company that would constitute a violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

          (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of the Company, threatened against the Company or any settlement reached with any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

     3.28 Backlog. Section 3.28 of the Company Disclosure Letter contains a list of all orders of the Company's products outstanding as of March 31, 1997 identifying for each such order the customer, product, price and expected delivery date.

     3.29 Brokers and Finders. Except as disclosed in Section 3.29 to the Company Disclosure Letter, the Company has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

     3.30 Accuracy of Documents and Information. Neither the representations or warranties made by the Company in this Agreement, nor those contained in any document, written information, financial statement, other statement, certificate, schedule or exhibit furnished or to be furnished (or caused to be furnished) by the Company to Parent pursuant to this Agreement, taken together as a whole contain or will contain any untrue statement of a material fact, or omit or will omit a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

     3.31 Collapsible Corporation; Parachute Payments. No election has been made to treat the Company as a "consenting corporation" under Section 341(f) of the Code, and the Company is not a party to any written or oral, formal or informal, agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code) which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

     3.32 Information Supplied by the Company. Information supplied by the Company to Parent in connection with the Registration Statement and for use by the Company in soliciting approval of the Merger and this Agreement from the Company's shareholders (i) shall comply as to form in all material respects with the provisions of the 1933 Act and 1934 Act and (ii) shall not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading.

     3.33 Credit Cards. Section 3.33 of the Company Disclosure Letter sets forth a complete and correct list of all credit cards issued or caused to be issued by the Company to any person, firm or entity or under which the Company is or may be liable for charges or payments.

     3.34 Business Practices. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor has it taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977.

     3.35 No Actions Inconsistent with Tax-Free Reorganization. The Company has not taken any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure letter (where, for purposes of this Article IV, the inclusion of a description of an item in Parent Disclosure Letter with one Section reference will be deemed to be inclusion in Parent Disclosure Letter for another Section reference where such disclosure would be appropriate), a true

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

and correct copy of which has been delivered to Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub represent to the Company that:

     4.1 Organization and Authority. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on its business or financial condition. Parent will deliver to the Company prior to Closing complete and correct copies of its Articles of Incorporation and Bylaws, as in effect on the date of this Agreement. Such Articles of Incorporation and Bylaws are in full force and effect as of the date of this Agreement, and Parent is not in violation of any provisions thereof.

     4.2 Capitalization. (i) The authorized capital stock of Parent is 5,000,000 shares of Preferred Stock, none of which are issued and outstanding, and 40,000,000 shares of Parent Common, of which 12,409,266 shares were issued and outstanding as of March 2, 1997. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of March 2, 1997, Parent had outstanding options to purchase 498,642 shares of Parent Common pursuant to its existing plans. Except as set forth in the preceding sentence, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities.

     (ii) The authorized capital stock of Merger Sub is 1,000,000 shares of Merger Sub Common, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid an nonassessable, and are held by Parent. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Merger Sub is or may become obligated to issue, sell, purchase, retire or redeem any shares of stock or other securities.

     4.3  Authority Relating to this Agreement; No Violation of Other
Instruments.

     4.3.1 The execution and delivery of this Agreement and all other agreements to which Parent or Merger Sub is a party or will be a party that are exhibits to this Agreement and the performance hereunder and thereunder by Parent or Merger Sub have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub and, assuming execution and delivery of this Agreement and such other agreements by the Company and each of the other parties thereto, this Agreement and such other agreements will constitute a legal, valid and binding obligations of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with their terms, subject as to enforcement: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

     4.3.2 Neither the execution of this Agreement or any other agreements to which Parent or the Merger Sub is a party or will be a party that is an exhibit to this Agreement nor the performance of any of them by Parent or Merger Sub will: (i) conflict with or result in the breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Parent or Merger Sub; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the material terms, conditions and provisions of, or constitute a default under, or otherwise give another party the right to terminate any material indenture, mortgage, lease, agreement or other instrument to which Parent or Merger Sub is a party or by which it or any of its assets or properties is bound; or (iii) violate or conflict with any provisions of Parent's or Merger Sub's Articles of Incorporation, Bylaws, or similar organizational instruments.

     4.3.3 No consent from any third party and no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Parent or Merger Sub in order to permit the execution, delivery or performance of this Agreement or any other agreement to which Parent or Merger Sub is a party or will be a party that is an exhibit to this Agreement, or the consummation of the transactions contemplated by this Agreement and such other agreements, except for

(i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) such consents, approvals, orders, authorizations, registrations, declarations, filings as may be required under the HSR Act, (iii) the filing of the Registration Statement with the SEC, and (iv) filings under the 1934 Act.

     4.4 Financial Statements. Parent has delivered the following consolidated financial statements of Parent (the "Parent Financial Statements") to the
Company:

          (i) Balance Sheet of Parent as of March 2, 1997, (unaudited);

          (ii) Statement of Income for the period ended March 2, 1997
     (unaudited);

          (iii) Unaudited Balance Sheets of Parent dated as of January 31, 1997 together with unaudited Statements of Operations, Shareholders' Equity and Changes in Cash Flow during the three years ended January 31, 1997; and

          (iv) Audited Balance Sheets of Parent dated as of January 31, 1996 together with audited Statements of Operations, Shareholders' Equity and Changes in Cash Flow during the three years ended January 31, 1996.

Each Parent Financial Statement together with the notes thereto is prepared in accordance with the books and records of Parent, fairly presents the financial position of Parent and the results of operations, shareholders' equity and cash flow of Parent as of the dates and for the period indicated, and has been prepared in accordance with GAAP consistently applied, except that the unaudited income statement does not contain all the notes required under GAAP and comply as to form with applicable accounting requirements of the SEC.

     4.5 Absence of Undisclosed Liabilities. As of March 2, 1997, Parent had no indebtedness or liability (absolute or contingent) which is not shown or provided for in full on the Balance Sheet dated March 2, 1997 included in the Parent Financial Statements. Except as set forth in the Balance Sheet dated March 2, 1997 included in the Parent Financial Statements, Parent and its Subsidiaries do not have outstanding on the date of this Agreement, nor will it have outstanding on the Closing Date, any indebtedness or liability (absolute or contingent, asserted or unasserted, known or unknown) other than those incurred since March 2, 1997 in the ordinary course of business which are not material.

     4.6 Shares Issued in Connection With the Merger. The shares of Parent Common to be issued to the Company Shareholders pursuant to the Merger, when issued in accordance with this Agreement and the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and the issuance of such shares by Parent does not and will not require any further corporate action and will not be subject to preemptive rights. The shares of Parent Common to be issued to the holders of Company Options upon exercise of the Company Options after the Merger, when issued upon exercise of the Company Options in accordance with this Agreement, the Merger Agreement, and the Company Plan, will be duly authorized, validly issued, fully paid and nonassessable and the issuance of such shares by Parent does not and will not require any further corporate action and will not be subject to preemptive rights.

     4.7 Full Disclosure. All reports, schedules, forms and statements (including all exhibits and schedules thereto and all documents incorporated by reference therein) required to be filed by the Parent within the year prior to the date of this Agreement under the 1933 and 1934 Act, copies of which have been furnished to the Company, have been duly filed, were in substantial compliance with the requirements applicable under the 1933 and 1934 Act, and were complete and correct in all material respects as of the dates at which the information was furnished. As of the date of filing, no such report, including any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company is current in all of its required filings under the 1934 Act. Since March 2, 1997, except as contemplated by this Agreement, Parent has conducted its business in the ordinary course and there has not been any material adverse change in the assets, liabilities, existing contracts, business, condition (financial or otherwise) or results or operations or cash flows of Parent, and no fact or condition exists or is contemplated which might cause such a change in the future.

     4.8 Activities of Merger Sub. Merger Sub was formed for the purpose of participating in the Merger as contemplated in this Agreement. Parent has carried on no business on behalf of the Merger Sub.

     4.9 Litigation. Except as disclosed in Parent's filings with the SEC or in the Parent Disclosure Letter, there is no pending or, to the best of Parent's knowledge, threatened action, claim, lawsuit, administrative proceeding, arbitration, labor dispute or governmental investigation to which Parent or any of its officers or directors in such capacity is a party or by which any material portion of its assets taken as a whole may be bound, and which, if adversely determined, would have a material adverse effect on Parent. There are no outstanding orders, judgments, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Parent.

     4.10 Information Supplied by Parent. Information supplied to the Company in connection with the Company's solicitation of approval from its shareholders of the Merger and this Agreement and for use by Parent in connection with the Registration Statement (i) shall comply as to form in all material respects with the provisions of the 1933 Act and 1934 Act and (ii) shall not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.11 No Actions Inconsistent with Tax-Free Reorganization. Parent and Merger Sub each has not taken any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and
(a)(2)(E) of the Code.

     4.12 Compliance with Law and Other Instruments. Parent holds all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and to the knowledge of Parent there are no violations or claimed violations by Parent of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation other than any such violation that would not have a material adverse effect on the financial results of operations of Parent.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     5.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing or the earlier termination of this Agreement (the "Pre-Closing Period"), the Company shall give Parent and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide Parent with such financial, technical and operating data and other information pertaining to the business of the Company as Parent may reasonably request. No investigation by Parent or its representatives made before or after the date of this Agreement shall affect the representations or warranties of the Company contained in this Agreement, and, subject to Section 10.1, all such representations and warranties shall survive any such investigation.

     5.2 Conduct of Business Prior to Closing. The Company agrees that, during the Pre-Closing Period, except as otherwise permitted, required or contemplated by this Agreement or expressly permitted by Parent in writing, the business of the Company shall be conducted in the ordinary course consistent with prior practices and in a prudent, businesslike fashion, and shall not take any actions which would make the pooling of interest accounting treatment of the Merger unavailable to Parent. Without limiting in any way the generality of the foregoing and except as so permitted, required or contemplated, the Company shall not during the Pre-Closing Period:

          (i) merge with or into or consolidate with any other corporation;

          (ii) amend its Articles of Incorporation or Bylaws;

          (iii) with respect to executive management and employees not covered by collective bargaining agreements, change its benefit structures or salary rates (other than normal merit increases or promotions), enter into or materially modify any employment contracts or severance arrangements, or enter into collective bargaining or similar agreements;

          (iv) make any change in its authorized or outstanding capital stock or otherwise in its capital structure;

          (v) incur any indebtedness for borrowed money;

          (vi) issue or deliver any stock, bonds or other securities or debt instruments, or any options, warrants or other rights calling for the issuance or delivery thereof except to effect the exercise of outstanding options to purchase shares of the Company Common;

          (vii) declare or make, or agree to declare or make, any payment or dividends or distributions on its capital stock, other than as contemplated by this Agreement, or purchase or redeem, or agree to purchase or redeem, any of its capital stock or other securities;

          (viii) enter into any transactions other than in the ordinary course of business (including make any capital expenditure in an amount greater than $500,000 in the aggregate);

          (ix) terminate or amend any material contract, agreement, license or other instrument to which the Company is a party or by which any of the Company or any of its assets are bound, except agreements which by their terms are terminable in the ordinary course of business; or

          (x) enter into any contract or commitment in the ordinary course of business which involves more than $100,000 or has a duration longer than one year without prior consultation with and consent of Parent which consent shall not be unreasonably withheld.

     Without limiting the generality of the foregoing, during the Pre-Closing Period the Company shall continue to pay accounts payable and to collect accounts receivable in the ordinary course of business in accordance with past practice, to maintain and preserve customer relations and to maintain insurance each in the ordinary course of business in accordance with past practice; and the Company shall not change or permit to be changed in any material respect the accounting or valuation practices applicable to its assets or businesses.

     5.3 Notice of Events. Throughout the Pre-Closing Period, the Company shall promptly advise Parent in writing of any and all material events and developments concerning its financial position, assets, liabilities, results of operations or business or any of the items or matters covered by the Company's representations and warranties contained in this Agreement.

     5.4 Special Shareholders' Meeting and Board Recommendation. The Company shall call, notice and hold a meeting of its shareholders not later than 25 business days after the Registration Statement is declared effective by the SEC and shall submit this Agreement and the Merger to its shareholders for approval in accordance with all applicable laws and the Articles of Incorporation and Bylaws of the Company.

     5.5 No Other Negotiations. Until the earlier of (i) the Closing or (ii) July 31, 1997 or (iii) the earlier termination of this Agreement:

          (A) the Company shall not, and will not cause or permit, directly or indirectly, through any officer, director, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise:

             (i) Solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the 1934 Act) or other person or entity, individually or collectively (including, without limitation, any managers or other employees of the Company or any affiliates) (a "Third Party"), relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest (excluding the exercise of outstanding stock options under the Company Plan) in, the Company or any merger, consolidation or business combination with the Company;

             (ii) Participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect to the Company in connection with any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest (excluding the exercise of outstanding stock options under the Company Plan) in, the Company or any merger, consolidation or business combination with the Company; or

             (iii) Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to undertake or seek to undertake any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest (excluding the exercise of outstanding stock options under the Company Plan) in, the Company, or any merger, consolidation or business combination with the Company.

          (B) in the event the Company receives any offer or indication of interest from any Third Party relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest (excluding the exercise of outstanding stock options under the Company
     Plan) in, the Company or any merger, consolidation or business combination with the Company, the Company shall promptly notify Parent in writing, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of it by the Third Party or in connection therewith.

          (C) the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party relating to any acquisition or purchase of all or any substantial portion of the assets of, or any equity interest in, the Company or any merger, consolidation or business combination with the Company conducted prior to the date of this Agreement.

     5.6 Cooperation. The Company shall cooperate with Parent in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement. The Company, at any time before or after the Closing, shall execute, acknowledge and deliver any further assignments, assurances, documents and instruments of transfer reasonably requested by Parent and Merger Sub and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Parent and Merger Sub for the purpose of consummating the Merger.

     5.7 Employees. The Company shall use its best efforts to assist Parent and Merger Sub in retaining the continued services of the Company's key employees.

     5.8 Best Efforts to Close. The Company shall use its best efforts to fulfill the conditions set forth in Article VII of this Agreement over which it has control or influence, and to complete the transactions contemplated by this Agreement.

     5.9 Agreements with Respect to Affiliates. The Company shall deliver to Parent a letter (the "Affiliate Letter") identifying all persons who are "affiliates" of the Company under the 1933 Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates in respect of pooling of interests accounting treatment of the Merger, in substantially the form attached hereto as Exhibit 5.9.

     5.10 Updated Company Disclosure Letter. The Company shall deliver to Parent on or before April 21, 1997 a revised disclosure letter (the "Updated Company Disclosure Letter") with respect to the disclosures by the Company contained in Article III of this Agreement, and such Updated Disclosure Letter together with any disclosure letter with respect to the disclosures by the Company contained in Article III of this Agreement delivered to Parent on the date of this Agreement shall collectively constitute the Company Disclosure Letter.

     5.11 Employment Agreements. The Company shall use its best efforts to cause each of the employees identified by Parent as a "key employee" of the Company to enter into an employment agreement on or prior to the Closing.

                                   ARTICLE VI

                       COVENANTS OF PARENT AND MERGER SUB

     6.1 Access to Properties and Records. Throughout the period between the date of this Agreement and the Closing, Parent shall give the Company and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement and the transactions contemplated by this Agreement, and shall provide the Company with such financial, technical and operating data and other information pertaining to the business of Parent as the Company may request. No investigation by the Company or its representatives made before or after the date of this Agreement shall affect the representations or warranties of Parent contained in this Agreement, and, subject to Section 10.1, all such representations and warranties shall survive any such investigation.

     6.2 Registration Statement. Parent shall, as soon as practicable after the execution of this Agreement at its expense, prepare and file the Registration Statement with the SEC with respect to the shares of Parent Common to be issued in the Merger and shall use its best efforts to have the Registration Statement declared effective as soon as possible thereafter. Parent and Merger Sub shall cooperate with the Company in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement.

     6.3 Information. Parent shall supply to the Company such information as the Company shall reasonably request in connection with the Company's solicitation of shareholder approval of this Agreement and the Merger.

     6.4 Employee Benefits. With respect to the employees of the Company at the Closing Date, Parent and Merger Sub shall continue coverage of such employees under employee benefit plans of the Company as they exist at the Closing Date or shall include such employees under benefit plans of Parent. Such employees who become covered under Parent's plans shall receive credit for length of service for the period of their continuous service as employees of the Company.

     6.5 Best Efforts to Close. Parent and Merger Sub shall use their best efforts to fulfill all of the conditions set forth in Article VIII of this Agreement over which they have control or influence, and to complete the transactions contemplated by this Agreement.

     6.6 Nasdaq Listing. Parent shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares on the Nasdaq Stock Market of the Parent Common to be received by the Company Shareholders in the Merger and upon exercise of the Company Options assumed by Parent.

     6.7 No Actions Inconsistent with Tax-Free Reorganization. Parent and Merger Sub shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the capital stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code. Without limitation on the generality of the foregoing, following the Effective Time, Parent shall cause the Company to either continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business.

     6.8 Issuance of Parent Stock Options. As soon as practicable after the Effective Time, Parent shall issue options to purchase 60,500 shares of Parent Common (not including any options granted separately to Tao Chow under Mr. Chow's employment agreement with Parent) to and among employees designated by Tao Chow at an exercise price equal to the closing price of Parent Common on the date of issuance. Such options shall vest yearly over three years.

     6.9  Indemnification.

     (A) From and after the Closing, Parent will fulfill and honor and will cause the Company to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers existing on or prior to the date hereof. From and after the Closing, such obligations shall be the joint and several obligations of Parent and the Company and, by executing this Agreement, Parent hereby assumes such obligations. The Articles of Incorporation and the Bylaws of the surviving corporation in the Merger will contain the provisions with respect to indemnification and elimination of liability set forth in the Articles of Incorporation and Bylaws of the Company as in effect on the Closing, which provisions will not be amended, repealed or otherwise modified from the Closing in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Closing, were directors, officers, employees or agents of Company, unless such modification is required by law. The Parent and Merger Sub acknowledge and agree that prior to the Closing the Company's Articles of Incorporation and Bylaws will be amended to provide for indemnification to the fullest extent provided under applicable law.

     (B) In the event of any claim, action, suit, proceeding or investigation to restrain, enjoin, prevent, set aside, invalidate or seek damages with respect to this Agreement or the transactions hereby contemplated or seek damages from or to impose obligations upon the Company or its directors or officers by reason of this Agreement or the transactions hereby contemplated (collectively a "Claim"), then, subject to the conditions set forth below, Parent agrees to indemnify and hold harmless Company, its officers and directors from and against any and all losses, liabilities, obligations, claims, actions, suits, proceedings, investigations, demands, judgments, damages, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) as and when incurred, arising out of, based upon, or in connection with any Claim on the terms set forth in this Section 6.9.

     (C) In the event of any (i) claim, action, suit, proceeding or investigation to which Section 6.9(A) is claimed to apply or (ii) Claim under
Section 6.9(B) (collectively "Indemnifiable Claims"), such party(ies) claiming indemnity ("Indemnifiable Parties") shall promptly notify Parent in writing of the institution of such Indemnifiable Claim and Parent shall promptly and in any event within 10 days assume the defense of such Indemnifiable Claim, including the employment of counsel (which counsel shall not otherwise be counsel to Parent and shall otherwise be reasonably satisfactory to such Indemnified Party(ies); provided, that Indemnified Party(ies)) shall have the right to employ its or their own additional counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party(ies) unless (i) the employment of such counsel shall have been authorized in writing by Parent in connection with the defense of such Indemnifiable Claim or (i) Parent shall not have promptly employed counsel reasonably satisfactory to such Indemnified Party(ies) to have charge of defense of such Indemnifiable Claim or
(iii) there is, under applicable standards of professional conduct, a conflict of any significant issue between the position of any two or more individual parties to the Indemnifiable Claim, in any of which events such fees and expenses of one such additional counsel shall be borne and promptly paid by Parent as they are incurred by such Indemnified Party(ies). The Company and Parent will cooperate in the defense of any Indemnifiable Claim. Parent shall not be liable for any settlement of any Indemnifiable Claim effected without its prior written consent, which shall not be unreasonably withheld. Parent shall not, without the prior written consent of each Indemnified Party that is not released as described in this sentence, settle or compromise any Indemnifiable Claim or permit a default or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened Indemnifiable Claim in respect of which indemnity may be sought under this Section 6.9 unless such settlement, compromise, consent, or termination includes an unconditional release of such Indemnified Party from all liability in respect of such Indemnifiable Claim.

     (D) This Section 6.9 will survive any termination of this Agreement and the consummation of the Merger at the Closing, is intended to benefit the Company and the persons who are or were directors or officers of Company on or prior to the Closing, and will be binding on all successors and assigns of the Company.

                                  ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Parent and Merger Sub.

     7.1 Representations and Warranties True at Closing. The representations and warranties of the Company contained in this Agreement, as amended by the Company Disclosures Letter and any additional disclosure letters delivered by the Company and accepted by Parent pursuant to Section 9.3, shall be deemed to have been made again at and as of the Closing with respect to the state of facts then existing, and shall then be true and correct in all material respects, except that if a representation is already limited to matters characterized as "material," it shall be correct in all respects.

     7.2 Performance of Covenants. All of the covenants required to be performed by the Company at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     7.3 Certificate. Parent and Merger Sub shall have received a certificate signed by the Company to the effect that the conditions set forth in Sections
7.1 and 7.2 have been satisfied.

     7.4 Opinion of Counsel. Parent and Merger Sub shall have received the opinion of Fenwick & West LLP, counsel to the Company, in the form attached hereto as Exhibit 7.4.

     7.5 Resignations of Directors. Parent shall have received from each director of the Company a duly executed resignation of such director effective as of the Effective Time.

     7.6 Material Changes. Between the date of this Agreement and the Closing there shall not have occurred any event or transaction of the nature described in Section 3.9 of this Agreement.

     7.7 Consents. Parent shall have received, in writing and in form and substance reasonably acceptable to Parent, all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated in Sections 3.3 and 3.23 of the Company Disclosure Letter. Parent shall have received in writing all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement or required to be indicated in
Section 4.3 of this Agreement.

     7.8 Good Standing Certificates. The Company shall have caused to be furnished to Parent good standing certificates and tax good standing certificates, dated as near to the date of the Closing as practical, from the jurisdictions in which the Company is qualified to conduct business.

     7.9 Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order or cease and desist order shall have been issued by the SEC with respect thereto.

     7.10 Shareholder Approval; Potential Dissenting Shares. This Agreement and the Merger shall have been duly approved by the shareholders of the Company in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise. The percentage of the Company Common outstanding as of the record date for the shareholders' meeting relating to shareholder approval of the Merger and this Agreement which shall not have affirmatively voted in favor of the Merger and this Agreement shall not exceed 10%; provided, however, that such percentage shall be reduced to the extent that such percentage would allow the Merger to be accounted for as a pooling of interests.

     7.11 Pooling Letter from Parent's Accountants. The Board of Directors of Parent shall have received an opinion from Ernst & Young LLP, dated as of the Closing in form and substance satisfactory to Parent, stating that the Merger will be treated as a pooling of interests for financial accounting purposes.

     7.12 Affiliates Letters. Parent shall have received executed Affiliates Letters.

     7.13 No Action to Prevent Completion. Parent shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution or threat of institution, by any federal, state, local or foreign governmental authority or any other person or entity, of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

     7.14 Employment Agreements. The Company and each of Tao Chow, Ming Chow, Tri Dinh and Peter Liu shall have entered into his respective employment agreement (the "Employment Agreement") with Parent in form attached hereto as
Exhibit 7.14.

     7.15 No Material Adverse Changes. There shall have been no material adverse changes in the Company's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.

     7.16 HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated under the Agreement shall have expired or terminated.

     7.17 Conversion of Preferred. All shares of Company Preferred shall have been converted into Company Common.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     The obligations of the Company under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by the Company.

     8.1 Representations and Warranties True at Closing. The representations and warranties of Parent and Merger Sub contained in this Agreement, as amended by any additional disclosure letters delivered by Parent and Merger Sub and accepted by the Company pursuant to Section 9.3, shall be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and shall then be true in all material respects except that if a representation is already limited to matters characterized as "material" it shall be correct in all respects.

     8.2 Performance of Covenants. All of the covenants required to be performed by Parent and Merger Sub at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     8.3 Certificate. At the Closing, the Company shall have received a certificate signed on behalf of Parent and Merger Sub to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

     8.4 Opinion of Counsel. The Company shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to Parent and Merger Sub, in the form attached hereto as Exhibit 8.4.

     8.5 Consents. The Company shall have received in writing all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement or required to be indicated in Sections 3.3 and 3.23 of the Company Disclosure Letter. Parent shall have received in writing all necessary consents, appraisals and waivers, copies of which shall have been provided to the Company, with respect to the consummation of the transaction contemplated by this Agreement or required to be indicated in
Section 4.3 of the Parent Disclosure Letter.

     8.6 Good Standing Certificate. Parent shall have furnished the Company good standing certificates, dated as near to the date of the Closing as practical, from each of the Secretary of State of California, the California Franchise Tax Board and each other jurisdiction in which Parent is qualified to do business.

     8.7 Registration Statement. The Registration Statement shall have been declared effective and no stop order or cease and desist order shall have been issued by the SEC with respect thereto.

     8.8 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the Company shareholders in accordance with all applicable laws, the Articles of Incorporation and Bylaws of the Company and otherwise.

     8.9 Pooling of Interests. The Board of Directors of the Company shall have received copies of the opinions set forth in Section 7.11 above.

     8.10 Tax Opinion. The Company shall have received an opinion of Fenwick & West LLP as to the tax-free nature of the Merger. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinion.

     8.11 No Material Adverse Change. There shall have been no material adverse changes in Parent's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through the Closing.

     8.12 Guaranty. Parent shall have assumed all of the obligations under the personal guaranty relating to the Company's lease of its offices and facility (the "Guaranty") or if the landlord does not accept Parent's assumption, then Parent shall have indemnified Mr. Chow to his reasonable satisfaction with respect to his obligations under the Guaranty after the Closing.

     8.13 HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated under the Agreement shall have expired or terminated.

     8.14 No Action to Prevent Completion. The Company shall not have determined, in the reasonable exercise of its discretion, that the transactions contemplated by this Agreement have become inadvisable or impractical by reason of the institution or threat of institution, by any federal, state, local or foreign governmental authority or any other person or entity, of litigation or other proceedings with respect to or affecting the transactions contemplated by this Agreement.

     8.15 Employment Agreements. The Company and each of Tao Chow, Ming Chow, Tri Dinh and Peter Liu shall have entered into his respective Employment Agreement with Parent.

                                   ARTICLE IX

                COVENANTS OF THE COMPANY, PARENT AND MERGER SUB

     9.1 Press Releases. No party hereto, nor any of their Affiliates, shall issue any press release, make any public announcement or otherwise release any information publicly regarding the Merger, without the consent of the other parties which shall not be unreasonably withheld or delayed.

     9.2 Confidential Information. Except as otherwise required by applicable law, each party to this Agreement will keep confidential data, information or documents it obtains from the other and will not disclose (other than to its attorneys, accountants, advisors or prospective investors, who are themselves required to keep such information confidential) prior to the Closing (or ever, if the Closing does not occur) to any third party such data, information or documents obtained from the other or from any director, officer, employee or agent of the other or any data or documents prepared on the basis of such data, information or documents except in each case for any data, information or document which: (i) was or is in the public domain; (ii) was already known prior to its disclosure by the other or (iii) is disclosed to a party by a third party that is not an agent of the other.

     9.3 Notification of Certain Events. Each party shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time, or (ii) any failure on its part or on the part of any of its or its Subsidiaries, officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to another party a written disclosure letter as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure letter the representation, warranty or covenant which would be so breached, provided that each such disclosure letter shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. The nondisclosing party shall have five business days from its receipt of such disclosure letter to notify the disclosing party that
(a) it will close notwithstanding the new disclosure, (b) it will not close based on such new disclosure, or (c) further investigation or negotiation is required for it to reach a determination whether or not to close based on such new disclosure.

     9.4 Regulatory Approvals. As soon as practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated under this Agreement as required by the HSR Act. Parent and the Company shall promptly
(i) supply the other with information which may be required in order to effectuate such filings and (ii) supply any additional information which may be reasonably required by the FTC and the DOJ which the parties may reasonably deem appropriate.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 No Survival of Representations and Warranties. No representations and warranties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing and all such representations and warranties shall expire at the Effective Time.

     10.2 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     10.3 Amendment. This Agreement shall not be amended except by a writing duly executed by the Company, Parent and Merger Sub.

     10.4 Entire Agreement. This Agreement and the Agreement of Merger, including the exhibits, schedules and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter hereof.

     10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

     10.6 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     10.7 Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

     10.8 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below, two days after dispatch if sent by a nationally-recognized overnight courier service or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

              If to Parent or Merger Sub:

              Mr. Ronald E. Ragland
              REMEC, INC.
              9404 Chesapeake Drive
              San Diego, California 92123
              Facsimile: (619) 560-4512
              Confirmation Number: (619) 560-1301

              With a copy to:

              Victor A. Hebert, Esq.
              Heller Ehrman White & McAuliffe
              333 Bush Street, 31st Floor
              San Francisco, California 94104
              Facsimile: (415) 772-6268
              Confirmation Number: (415) 772-6000

              If to the Company:

              C&S Hybrid, Inc.
              804 Buckeye Court
              Milpitas, California 95035
              Attention: President
              Facsimile: (408) 526-9318
              Confirmation Number: (408) 526-9310

              With a copy to:

              Dennis DeBroeck, Esq.
              Fenwick & West, LLP
              Two Palo Alto Square
              Palo Alto, California 94306
              Facsimile: (415) 494-1417
              Confirmation Number: (415) 494-0600

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     10.9 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     10.10 Binding Effect; Assignment. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion.

     10.11 No Third Party Beneficiaries. Except as provided in Section 6.9 of this Agreement, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

     10.12 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     10.13 Further Assurances. After the Closing the parties to this Agreement shall take such further actions as they agree may be reasonably necessary to carry out the transactions contemplated by this Agreement.

     10.14  Termination.

          10.14.1 Mutual Consent. This Agreement may be terminated at any time prior to the Closing by means of the written consent of Parent, Merger Sub and the Company.

          10.14.2 Failure to Satisfy Conditions Not Waived. This Agreement may be terminated by Parent and Merger Sub alone by written notice if there is a failure to satisfy a condition set forth in Article VII which condition is not waived, and by the Company alone by written notice if there is a failure to satisfy a condition set forth in Article VIII which condition is not waived.

          10.14.3 Closing Has Not Occurred. This Agreement may be terminated by Parent alone or the Company alone, by written notice, if the Closing shall not have taken place by July 31, 1997; provided that such right shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

          10.14.4 Board Approval. This Agreement shall terminate automatically if the Board of Directors of Parent has not approved this Agreement and the Merger on or prior to April 28, 1997 or some later date as the parties may mutually agree.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          C&S HYBRID, INC.

                                          By
                                            ------------------------------------
                                               Tao Chow, President and Chief
                                                      Executive Officer

                                          REMEC, INC.,

                                          By
                                            ------------------------------------
                                            Joseph T. Lee, Executive Vice
                                             President

                                          C&S ACQUISITION CORPORATION,

                                          By
                                            ------------------------------------
                                            Joseph T. Lee, Executive Vice
                                             President

                                                                       EXHIBIT 1

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement") is made
and entered into as of               , 1997, by and between C & S Hybrid, Inc.,
a California corporation ("C & S"), REMEC, Inc., a California corporation ("REMEC") and Tao Chow ("Employee").

                                   BACKGROUND

     This Agreement is being executed in connection with the merger (the "Merger") of C & S Acquisition Corporation, a California corporation, a wholly owned subsidiary of REMEC with C & S, pursuant to an Agreement and Plan of Reorganization and Merger dated April 10, 1997 by and among REMEC, C & S Acquisition Corporation and C & S. All of Employee's capital stock and other stockholders capital stock prior to the Merger is being converted into shares of common stock of REMEC in connection with the Merger. Prior to the Merger, Employee has been employed by C & S as its President and Chief Executive Officer. As part of the Acquisition, C & S will become a wholly owned subsidiary of REMEC. REMEC has asked Employee to continue his employment with C & S as a subsidiary of REMEC after the Merger to provide, for the term of this Agreement, the continued benefit of Employee's experience in the business acquired in the Merger and to become a Vice President of REMEC.

                                   AGREEMENT

     THE PARTIES AGREE AS FOLLOWS:

     1. Duties. (a) During the term of this Agreement, Employee shall be employed by and shall serve C & S as its President and REMEC as a Senior Vice President and C & S and REMEC agree to employ and retain Employee in such capacity or in such other capacity as C & S and the Board of Directors of REMEC may from time to time elect in the future provided, however, Employee's duties may not be materially diminished or changed without his consent. Employee shall be employed full time in such capacity and shall devote all of Employee's business time, energy and skill to the affairs of C & S and REMEC (provided that Employee may serve as a member of the Board of Directors of Exelics). During the term of this Agreement, Employee shall report directly to Joe Lee or Errol Ekaireb. Said duties shall be performed at such place or places within Santa Clara County as C & S shall reasonably designate or as shall be reasonably appropriate and necessary to the discharge of Employee's duties. Employee will duly, punctually and faithfully observe the general employment policies and practices of C & S and REMEC, including, without limitation, any and all rules, regulations, policies and/or procedures which C & S and REMEC may now or hereafter establish governing the conduct of its employees generally.

     (b) If Employee is elected or appointed a director of C & S or REMEC or an officer or director of any other subsidiary or affiliate of REMEC for any periods during the term of this Agreement, Employee will serve in such capacities without compensation in addition to that specified in Sections 2 and 3 hereof.

     2. Term of Employment.

     2.1 Basic Term. The term of employment of Employee shall commence on the date first above written and shall continue for three years, unless terminated as provided in this Section 2. Employee shall continue to be an employee of C & S or REMEC after termination of this Agreement on substantially the same terms set forth in this Agreement on an "At Will" basis.

     2.2 Termination by Reason of Disability. In the event that, during the term of this Agreement, Employee should become Disabled (as defined below), C & S and REMEC shall have the right to terminate Employee's employment hereunder by giving at least thirty (30) days written notification to Employee and payment to Employee of all accrued salary, vested deferred compensation (other than pension plan or profit

                                       1-1
sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination, but no other compensation or reimbursement of any kind.

     For purposes of this Agreement, "Disabled" shall mean the absence of Employee performing Employee's duties with C & S and REMEC on a full-time basis for a period of sixty (60) consecutive business days, or for shorter periods aggregating ninety (90) or more business days in any twelve (12) month period, as a result of incapacity due to mental or physical illness which is determined by a physician selected by C & S or REMEC or their insurers, who is reasonably acceptable to Employee.

     2.3 Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the calendar month following the calendar month during which Employee's death occurred, and C & S or REMEC shall pay to Employee's estate accrued salary, vested deferred compensation (other that pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination, but no other compensation or reimbursement of any kind.

     2.4 Termination For Cause. Termination For Cause (defined below) may be effected by C & S and REMEC at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which shall be paid in accordance with the applicable plan), and all accrued vacation pay, all to the date of termination, but Employee shall not be entitled to any other compensation or reimbursement of any kind. Termination For Cause shall mean termination by C & S and REMEC of Employee's employment by reason of Employee's (i) dishonesty towards, fraud upon, C & S or REMEC; (ii) continued (following written notice) refusal to obey reasonable and lawful orders or directions of C & S or REMEC; or
(iii) continued (following written notice) willful breach or habitual neglect of duty.

     2.5 Termination Without Cause. Notwithstanding any other provision of this Section 2, C & S and REMEC shall have the right to terminate Employee's employment without Cause at any time, but any such termination, other than as expressly provided in Section 2.1 through 2.4 herein, shall be without prejudice to Employee's rights to receive (in addition to all amounts due Employee in connection with Termination For Cause) the Base Salary for the remainder of the term. In addition, upon a termination without Cause, the Option (as defined in Section 3.3) shall immediately become fully exercisable with respect to all shares covered thereby. In the event that the Employee's employment is terminated for any reason, then Employee, at the Employee's option, shall continue to provide such services to REMEC and the Company as to allow for the Employee's Restricted Stock (as defined in the Agreement and Plan of Reorganization and Merger) to continue to vest. If Employee is terminated without Cause, Employee may elect to receive a lump sum payment representing the present value of the aggregate unpaid Base Salary discounted to present value at a rate of five percent (5%) per annum in lieu of the Employee's right to receive the base salary for the remainder of the Term.

     2.6 Payment of Prorated Bonus. If Employee is terminated under Section 2.2, 2.3 or 2.5 during the first year of Employment, then Employee shall not receive any bonus. If Employee is terminated under Section 2.2, 2.3 or 2.5 in the second or third year of Employment, then Employee shall receive a bonus amount equal to the prior year's bonus amount paid to Employee by Parent multiplied by a fraction the numerator of which shall be the number of months elapsed in such year of employment and the denominator of which shall be 12.

     3. Salary, Benefits and Incentive Compensation.

     3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, C & S or REMEC agrees to pay to Employee a base salary at the rate of Two Hundred Thousand Dollars ($200,000) per year, payable at the times and places as C & S or REMEC pays its payroll in general. Employee's salary shall be reviewed (but may not be decreased) by REMEC Executive Management and the Board of Directors of REMEC on an annual basis commencing in April 1998.

                                       1-2

     3.2 Fringe Benefits. Employee shall be eligible to participate in such benefit plans as are now generally available or later made generally available to employees of REMEC, including, without limitation, medical, dental, life and disability insurance plans, and the REMEC Employee Bonus Pool. Employee will also be beneficiary of a $1,000,000 Term Life Insurance Policy.

     3.3 Stock Option. Employee shall be granted a stock option (the "Option") to purchase 30,000 shares of REMEC Common Stock, the price to be at the closing price of REMEC, Inc., stock listed on the NASDAQ National Market System on the date of the closing of the Acquisition which is anticipated to be
  , 1997. The stock option will be an incentive stock option and shall be governed by the terms of REMEC's Incentive Stock Option Agreement to be provided to employee ("Option Documentation").

     3.4 Vacation; Sick Time. Employee shall be entitled to six (6) weeks per year vacation. Employee will be entitled to and sick time in accordance with existing REMEC policy. Sick time balances will not be payable upon termination. The days selected for Employee's vacation must be mutually agreeable to the Company and Employee. Employee hereby waives all claims to sick time in excess of two hundred forty (240) hours accrued prior to the Merger.

     3.5 Relocation Expenses. Notwithstanding any other provision of this Agreement, C & S and REMEC may not require Employee to relocate his permanent office outside of the Santa Clara County Area. However, if C & S or REMEC requests that Employee relocate and Employee consents, in his sole and absolute discretion, to such request, then C & S or REMEC shall reimburse Employee for:
(i) all expenses actually incurred by Employee in connection with his relocation, including travel, moving and storage expenses for Employee and his immediate family and their household effects; and (ii) real estate commissions incurred by Employee in connection with, at Employee's option, either the sale of his current residence or the purchase of a new residence.

     4. Covenant Not to Compete.

     4.1 Definitions. For the purposes of this Section 4, the following terms shall have the following meanings:

          "Business" means the design, manufacture and sale of Products, including the business of C & S as currently conducted.

          "Products" shall mean those microwave components and subassemblies, including filters, amplifier, up convertors, down convertors, transmit and receive modules, oscillators and synthesizers or any substantially similar products, which are currently sold by C&S.

          "Restriction Period" shall mean the period commencing upon the date of this Agreement and ending three years from date of this Agreement.

     4.2 Non-Competition. Employee covenants to REMEC that during the Restriction Period, and except as provided in Section 4.3 below, he shall not:

          (i) engage in the Business, directly or indirectly, as a principal, owner, shareholder, partner, officer, director or employee throughout all geographical areas in which C & S now conducts the Business and especially in the California counties of Alameda, Contra Costa, Los Angeles, Marin, Orange, Riverside, San Diego, San Francisco, San Mateo, Santa Clara, Santa Cruz, Solano and Ventura;

          (ii) induce or attempt to induce, directly or indirectly, any customer, supplier or distributor of REMEC or C & S to terminate its relationship with REMEC or C & S in order to enter into any such relationship with Employee or with any other person in competition with the Business; or

          (iii) solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of REMEC or C & S, to terminate such employee's employment relationship with REMEC or C & S in order to enter into any such relationship with Employee or with any other person in competition with the Business, whether or not such person would commit a breach of any employment agreement by reason of leaving service.

                                       1-3

     4.3 Exceptions. Notwithstanding the provisions of Section 4.2 above, nothing shall prevent Employee from (i) owning less than 5% of the outstanding shares of any corporation traded on a recognized securities exchange or the NASDAQ Stock Market, (ii) maintaining or disposing of his ownership of capital stock of Excelics, or (iii) serving as a member of the Board of Directors of Excelics. The Employee further agrees not to participate in any transactions either on behalf of REMEC or Excelics which involve Excelics, on the one hand, and REMEC or any of its subsidiaries, on the other hand.

     4.4 Notice. Employee shall notify REMEC of any proposed activity that might be prohibited by this Agreement and shall describe the proposed activity in reasonable detail in such notice.

     5. Severability. The scope and effect of the covenant contained in this Agreement shall be as broad as may be permitted under the provisions of applicable law. To the extent that the language of such covenants may restrict competition to a greater degree than permitted by such applicable law, that portion thereof shall be ineffective, but the provisions of the covenants shall nevertheless remain effective with respect to such portions as shall be permitted by applicable law.

     6.  Miscellaneous.

     6.1 Confidentiality. Employee shall enter into a customary Invention and Confidential Disclosure Agreement in a form agreed upon by Employee, C & S and REMEC.

     6.2 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

     6.3 Entire Agreement Modifications. Except as otherwise provided herein, this Agreement and the Option Documentation, taken together, represent the entire understanding among the parties with respect to the subject matter hereof, and this Agreement and the Option Documentation, taken together, supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from C & S and REMEC. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

     6.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery or by telegraph or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered, three days after mailing, if mailed, or 24 hours after transmission, if delivered by telegram, to the respective persons named below:

               If to C & S:     C & S Hybrid, Inc.
                                804 Buckeye Court
                                Milpitas, CA 95035
                                Attn: President
               If to REMEC:     REMEC, Inc.
                                9404 Chesapeake Drive
                                San Diego, CA 92123
                                Attention: President
               If to Employee:  Tao Chow
                                =======================
                                -----------------------

     Any party may change such party's address for notices by notice duly given pursuant to this Section.

     6.5 Headings. The Section headings herein are intended for reference and shall not be used in the construction or interpretation of this Agreement.

                                       1-4

     6.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for purposes of any legal action. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in this Agreement.

     6.7 Assignment/Sale. The rights and obligations of C & S and REMEC under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of C & S and REMEC and any subsequent assignee. No assignment of this Agreement by C & S or REMEC shall relieve them of their obligations hereunder, including any assignment by sale, merger, consolidation, liquidation or otherwise. Employee may not assign his rights and obligations under this Agreement.

     6.8 Supersedes Prior Agreements. This Agreement supersedes and replaces all employment contract rights Employee may have had with C & S prior to the Merger including, without limitation, and Employee acknowledges that all of Employee's rights under any employment contract(s) with C & S prior to the Merger have been satisfied.

     6.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

     6.10 Withholding. All sums payable to the Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

     6.11 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

     6.12 Arbitration. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Santa Clara County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses and attorneys fees (including reimbursement of the assigned arbitration costs) to the prevailing party upon application therefor.

     6.13 Injunctive Relief. The parties expressly acknowledge that the services by Employee to C & S and REMEC are of a special, unique, unusual, extraordinary or intellectual character, and that it is not feasible to adequately compensate C & S and REMEC in damages in an action at law for the failure of Employee to perform his obligations hereunder. Accordingly, in the event of any breach hereunder, C & S and REMEC shall be entitled, from a court of competent jurisdiction and without posting bond, to full and complete relief as a court of equity can then afford, in addition to all other relief and remedies otherwise available.

                                       1-5

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          C & S HYBRID, INC.

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          REMEC, INC.

                                          By:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          EMPLOYEE

                                          --------------------------------------
                                          Tao Chow

                                       1-6

                                                                      APPENDIX B

                              AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER ("Agreement of Merger") is made as of
               , by and among REMEC, Inc., a California corporation ("REMEC"), C&S Hybrid, a California corporation ("C&S"), and C&S Acquisition Corporation, a California corporation ("Merger Sub"), which is a wholly owned subsidiary of REMEC.

                                   BACKGROUND

     C&S and Merger Sub desire that Merger Sub be merged with and into C&S (the "Merger"), and that C&S be the surviving corporation and become a wholly owned subsidiary of REMEC pursuant to the terms and conditions of this Agreement of Merger.

     THE PARTIES AGREE AS FOLLOWS:

     1. The Merger. Upon the filing of this Agreement of Merger (the "Effective Time") and the related officers' certificates with the Secretary of State of the State of California in accordance with the California Corporations Code, Merger Sub shall be merged with and into C&S. C&S shall be the surviving corporation.

     2. Conversion of Outstanding Shares of Merger Sub. Each share of Merger Sub Common issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time, into one share of Common Stock of C&S ("C&S Common").

     3. Conversion of Outstanding Shares of Radian Common Stock. Each share of C&S Common outstanding immediately prior to the Effective Time (except those shares of C&S Common which are "dissenting shares" within the meaning of the
Section 1300(b) of the California Corporations Code) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into the right to receive .1654618 of a share of Common Stock (the "Exchange Ratio") of REMEC ("REMEC Common") for each share of C&S Common.

     4. Fractional Shares. Holders of C&S Common shall receive only whole shares of REMEC Common; in lieu of any fractional share of REMEC Common, holders of C&S Common shall receive in cash the fair market value of such fractional share valuing REMEC Common at the average of the closing prices of the REMEC Common on the Nasdaq National Market on the five trading days immediately preceding the Effective Time as listed in The Wall Street Journal.

     5. Conversion of C&S Options. At the Effective Time, each outstanding option to purchase C&S Common ("C&S Option"), whether vested or unvested, issued under the C&S's Stock Option Plan (the "C&S Plan") shall thereafter entitle the holder thereof to receive, upon exercise thereof, that number of REMEC Common (rounded down to the nearest whole number) equal to the product of the number of shares of C&S Common that were purchasable under the C&S Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price for each full share of REMEC Common equal to the quotient obtained by dividing (i) the exercise price per share of C&S Common with respect to such C&S Option, by (ii) the Exchange Ratio, which exercise price per share shall be rounded up to the nearest one cent. The number of shares of REMEC Common that may be purchased by a holder on the exercise of any C&S Option shall not include any fractional share of REMEC Common but shall be rounded down to the next lower whole share of REMEC Common.

     6. Rights After the Effective Time. As soon as practicable after the Effective Time, each holder of record of a certificate or certificates which, prior to the Effective Time, represented outstanding shares of the C&S Common shall be entitled, upon surrender of such certificate or certificates to REMEC (or in the case of certificates that have been lost, stolen or destroyed, lost certificate affidavits therefor and indemnification in connection therewith) or to an exchange agent designated by REMEC, in form suitable for transfer, to receive a certificate or certificates representing the number of whole shares of REMEC Common to which such shareholder is entitled under Section 4 together with cash in lieu of any fractional share of REMEC Common in an amount calculated in accordance with Section 4.

     7. Articles of Incorporation of C&S. Immediately after the Effective Time the Articles of Incorporation of C&S shall be amended and restated in its entirety to read as follows:

                                      "I.

     The name of this corporation is C&S Hybrid.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

     This corporation is authorized to issue one class of shares, which shall be known as Common Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 1,000,000 (one million) shares.

                                      IV.

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

     8. Other Effects of the Merger. The other effects of the Merger shall be as prescribed by law.

     IN WITNESS WHEREOF, REMEC, C&S and Merger Sub have executed this Agreement as of the first date written above.

                                          REMEC, INC.

                                          By /s/
                                            ------------------------------------
                                                  Errol Ekaireb, President

                                          By /s/
                                            ------------------------------------
                                                Thomas A. George, Secretary

                                          C&S ACQUISITION CORPORATION

                                          By /s/
                                            ------------------------------------
                                                  Errol Ekaireb, President

                                          By /s/
                                            ------------------------------------
                                                Thomas A. George, Secretary

                                          C&S Hybrid

                                          By /s/
                                            ------------------------------------
                                                    Tao Chow, President

                                          By /s/
                                            ------------------------------------
                                                                , Secretary

                      OFFICERS' CERTIFICATE OF APPROVAL OF
                              AGREEMENT OF MERGER

     Errol Ekaireb and Thomas A. George certify as follows:

     1. We are the President and the Secretary, respectively, of C&S Acquisition Corporation, a California corporation (the "Corporation").

     2. The Agreement of Merger by and among REMEC, Inc., a California corporation, C&S Hybrid, a California corporation, and the Corporation, dated
          , 1997 to which this Certificate is attached (the "Agreement of Merger"), was duly approved by the board of directors and the sole shareholder of the Corporation.

     3. The Corporation has one class of shares outstanding, Common Stock. The total number of outstanding shares of the Corporation entitled to vote on the Agreement of Merger was 1,000 shares of Common Stock. The percentage vote required was the affirmative vote of a majority of the outstanding shares of the Corporation's Common Stock entitled to vote. The Agreement of Merger was approved by the vote of the outstanding shares of Common Stock, which equaled or exceeded the vote required.

     4. The vote of the shareholders of REMEC, Inc. was not required.

     We further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of our own knowledge. Executed at San
Diego, California on           , 1997.

                                          --------------------------------------
                                          Errol Ekaireb, President

                                          --------------------------------------
                                          Thomas A. George, Secretary

                      OFFICERS' CERTIFICATE OF APPROVAL OF
                              AGREEMENT OF MERGER

     Tao Chow and                certify as follows:

     1. We are the President and the Secretary, respectively, of C&S Hybrid, a California corporation (the "Corporation").

     2. The Agreement of Merger by and among REMEC, Inc., a California corporation, C&S Acquisition Corporation, a California corporation, and the
Corporation dated           , 1997 to which this Certificate is attached (the
"Agreement of Merger"), was duly approved by the board of directors and the shareholders of the Corporation.

     3. The Corporation has one class of shares outstanding, Common Stock. The total number of outstanding shares of the Corporation entitled to vote on the
Agreement of Merger was           shares of Common Stock. The number of shares
voting in favor of the Agreement of Merger equaled or exceeded the vote required. The percentage vote required was the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote.

     We further declare under penalty of perjury that the matters set forth in this Certificate are true and correct of our own knowledge. Executed at
               , California on           , 1997.

                                          --------------------------------------
                                          Tao Chow, President

                                          --------------------------------------
                                                                , Secretary

                                                                      APPENDIX C

                                   CHAPTER 13

                     GENERAL CORPORATION LAW OF CALIFORNIA
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE; "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of such corporation entitled to vote on the transaction, and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE; TIME FOR PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within 6 months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISER'S REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 317 of the General Corporation Law of California. Articles Fifth and Sixth of the registrant's Amended and Restated Articles of Incorporation provide as follows:

     "Fifth: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

     "Sixth: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code."

     In addition, Article V of the registrant's By-laws provides that the registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by California General Corporation Law and provides for the advancement of expenses upon a receipt of an undertaking to repay such amounts if the person is determined ultimately not to be entitled to indemnification.

     The registrant has entered into Indemnification Agreements (Exhibit 10.3 hereto) with its officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
  2.1      Agreement and Plan of Reorganization and Merger by and among C&S Hybrid, Inc.,
           REMEC, Inc. and C&S Acquisition Corporation dated April 10, 1997 (filed as
           Appendix A to the Prospectus/Proxy Statement included in the Registration
           Statement)
  2.2      Agreement of Merger by and among C&S Hybrid, Inc., REMEC, Inc. and C&S Acquisition
           Corporation (filed as Appendix B to the Prospectus/Proxy Statement included in the
           Registration Statement)
  2.3      Voting Agreement between Tao Chow and REMEC, Inc.
  3.1 (1)  Restated Articles of Incorporation
  4.1 (1)  Specimen Common Stock Certificate
 *5.1      Opinion of Heller Ehrman White & McAuliffe
 *8.1      Tax Opinion of Fenwick & West LLP
 10.1 (1)  Equity Incentive Plan
 10.2 (1)  Employee Stock Purchase Plan
 10.3 (1)  Form of Indemnification Agreements between registrant and its officers and directors
 10.4 (1)  Credit Agreement between the registrant and The Bank of California, N.A., dated
           June 17, 1993, as amended
+10.5 (1)  Manufacturing Agreement Terms and Conditions dated August 10, 1995 between the registrant and P-COM, Inc.
 10.6 (1)  Standard Industrial Lease between the registrant and Transcontinental Realty
           Investors, Inc., dated February 1, 1990, as amended.
 10.7 (1)  Standard Industrial Lease between the registrant and Chesapeake Business Park
           1983, dated December 13, 1988, as amended.

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
 10.8      Form of Employment and Noncompetition Agreement between Tao Chow and REMEC, Inc.
           (filed as Exhibit 1 to Appendix A of the Prospectus/Proxy Statement included in the Registration Statement)
 11.1      Statement of computation of net income per common share
 21.1      Subsidiaries of the registrant
 23.1      Consent of Ernst & Young LLP, INDEPENDENT AUDITORS
*23.2      Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit
           5.1)
 24.1      Power of Attorney (included on Pages II-3 and II-4)

---------------
(1) Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement on Form S-1 filed on February 1, 1996 and incorporated herein by reference.

 +  Confidential treatment granted

 *  To be filed by amendment

     (b) Financial Statement Schedule

          II. Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, REMEC, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on May 12, 1997.

                                          REMEC, INC.

                                          By:      /s/ THOMAS A. GEORGE

                                            ------------------------------------
                                                      Thomas A. George
                                                  Chief Financial Officer,
                                            Senior Vice President and Secretary

                      POWER OF ATTORNEY TO SIGN AMENDMENTS

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ronald E. Ragland, Errol Ekaireb and Thomas A. George, or either of them, with full power of substitution, such person's true and lawful attorneys-in-fact and agents for such person in such person's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                CAPACITY                    DATE
------------------------------------------  -----------------------------------  -------------

          /s/ RONALD E. RAGLAND             Chairman of the Board and Chief      May 12, 1997
------------------------------------------    Executive Officer (Principal
            Ronald E. Ragland                 Executive Officer)

            /s/ ERROL EKAIREB               President, Chief Operating Officer   May 12, 1997
------------------------------------------    and Director
              Errol Ekaireb
            /s/ JACK A. GILES               Executive Vice President, President  May 12, 1997
------------------------------------------    of REMEC Microwave Division and
              Jack A. Giles                   Director

            /s/ JOSEPH T. LEE               Executive Vice President and         May 12, 1997
------------------------------------------    Director
              Joseph T. Lee

                                            Senior Vice President, Chief         May   , 1997
------------------------------------------    Engineer and Director
               Denny Morgan

           /s/ THOMAS A. GEORGE             Chief Financial Officer, Senior      May 12, 1997
------------------------------------------    Vice President and Secretary
             Thomas A. George                 (Principal Financial and
                                              Accounting Officer

                SIGNATURE                                CAPACITY                    DATE
------------------------------------------  -----------------------------------  -------------

          /s/ THOMAS A. CORCORAN            Director                             May 12, 1997
------------------------------------------
            Thomas A. Corcoran

                                            Director                             May   , 1997
------------------------------------------
             William H. Gibbs

            /s/ ANDRE R. HORN               Director                             May 12, 1997
------------------------------------------
              Andre R. Horn

            /s/ GARY L. LUICK               Director                             May 12, 1997
------------------------------------------
              Gary L. Luick

           /s/ JEFFREY M. NASH              Director                             May 12, 1997
------------------------------------------
             Jeffrey M. Nash

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                   DESCRIPTION OF EXHIBIT
------     ----------------------------------------------------------------------------------
  2.1      Agreement and Plan of Reorganization and Merger by and among C&S Hybrid, Inc.,
           REMEC, Inc. and C&S Acquisition Corporation dated April 10, 1997 (filed as
           Appendix A to the Prospectus/Proxy Statement including in the Registration
           Statement)
  2.2      Agreement of Merger by and among C&S Hybrid, Inc., REMEC, Inc. and C&S Acquisition
           Corporation (filed as Appendix B to the Prospectus/Proxy Statement included in the
           Registration Statement)
  2.3      Voting Agreement between Tao Chow and REMEC, Inc.
  3.1 (1)  Restated Articles of Incorporation
  4.1 (1)  Specimen Common Stock Certificate
 *5.1      Opinion of Heller Ehrman White & McAuliffe
 *8.1      Tax Opinion of Fenwick & West LLP
 10.1 (1)  Equity Incentive Plan
 10.2 (1)  Employee Stock Purchase Plan
 10.3 (1)  Form of Indemnification Agreements between registrant and its officers and directors
 10.4 (1)  Credit Agreement between the registrant and The Bank of California, N.A., dated
           June 17, 1993, as amended
+10.5 (1)  Manufacturing Agreement Terms and Conditions dated August 10, 1995 between the registrant and P-COM, Inc.
 10.6 (1)  Standard Industrial Lease between the registrant and Transcontinental Realty
           Investors, Inc., dated February 1, 1990, as amended.
 10.7 (1)  Standard Industrial Lease between the registrant and Chesapeake Business Park
           1983, dated December 13, 1988, as amended.
 10.8      Form of Employment and Noncompetition Agreement between Tao Chow and REMEC, Inc.
           (filed as Exhibit 1 to Appendix A of the Prospectus/Proxy Statement included in the Registration Statement)
 11.1      Statement of computation of net income per common share
 21.1      Subsidiaries of the registrant
 23.1      Consent of Ernst & Young LLP, INDEPENDENT AUDITORS
*23.2      Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit
           5.1)
 24.1      Power of Attorney (included on Pages II-3 and II-4)

---------------
(1) Previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement on Form S-1 filed on February 1, 1996 and incorporated herein by reference.

 +  Confidential treatment granted

 *  To be filed by amendment

                                C&S HYBRID, INC.
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                  JUNE __, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF C&S HYBRID, INC.

         The undersigned hereby appoints Tao Chow and ________, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, no par value, and Preferred Stock, no par value, of C&S Hybrid, Inc. ("C&S Hybrid"), held of record by the undersigned on June __, 1997 at the Special Meeting of Shareholders of C&S Hybrid to be held at the executive offices of C&S Hybrid, located at 804 Buckeye Court, Milpitas, California on June __, 1997, at ____ a.m., local time, and at any adjournments or postponements thereof.

1. Approval of the Merger Agreement and the Merger, as described in the accompanying Prospectus/Proxy Statement.

                     / / FOR     / / AGAINST     / / ABSTAIN

2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

         The Board of Directors recommends that you vote FOR the proposals.

         THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE, IN ACCORDANCE WITH THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                    (Continued and to be signed on reverse side)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF C&S HYBRID, INC.


                                        ________________________________________
                                        Print Shareholder(s) name



                                        ________________________________________
                                        Signatures of Shareholder(s) or
                                        Authorized Signatory(ies)

                                        ________________________________________


                                        Dated: ____________________________ 1997

                                        Please sign exactly as your name appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE
            COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE
                       REPRESENTED AT THE SPECIAL MEETING